UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MARVELL TECHNOLOGY GROUP LTD.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARVELL TECHNOLOGY GROUP LTD.

September 27, 2016

Dear Fellow Shareholders:

You are cordially invited to attend the 2016 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, scheduled to be held at Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054, on Tuesday, November 8, 2016, at 4:00 p.m. Pacific time.

The business to be conducted at the meeting is described in the accompanying notice of annual general meeting of shareholders and proxy statement.

Our chairman of the board, president and chief executive officer, other executive officers and representatives of Deloitte & Touche LLP are expected to be present at the annual general meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

In accordance with rules adopted by the U.S. Securities and Exchange Commission, we are pleased to furnish our proxy materials to shareholders over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and reduce both the costs of printing and our carbon footprint.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the annual general meeting, please submit your proxy as soon as possible. On or about September 27, 2016, we expect to mail our shareholders a notice containing instructions on how to access our proxy materials and submit their proxy electronically over the Internet. The notice includes instructions on how you can request and receive a paper copy of the proxy materials, including the notice of the annual general meeting, proxy statement and proxy card, and the annual report on form 10-K.

All shareholders of record on September 12, 2016 are invited to attend the annual general meeting. Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the annual general meeting, you must present proof of your beneficial ownership of those shares as of the record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting.

On behalf of our board of directors and all of our employees, I thank you for your continued support.

Sincerely,

RICHARD S. HILL

Chairman of the Board

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On November 8, 2016

The 2016 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, is scheduled to be held on November 8, 2016, at 4:00 p.m. Pacific time. The annual general meeting of shareholders (the “annual general meeting”) will take place at Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

The purposes of the annual general meeting are:

1. To elect ten (10) directors who will hold office for a one-year term until the 2017 annual general meeting of shareholders;

2. To conduct an advisory (non-binding) vote to approve named executive officer compensation;

3. To appoint Deloitte & Touche LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017;

4. To vote on a proposal to amend the Company’s existing Bye-laws to implement proxy access;

5. To vote on a proposal to amend the Company’s existing Bye-laws to amend procedures for advance notice of director nominations and other proposals at general meetings of shareholders;

6. To vote on a proposal to amend the Company’s existing Bye-laws to allow a majority vote of shareholders to amend the Company’s Bye-laws in all instances;

7. To vote on a proposal to amend the Company’s existing Bye-laws to allow a majority vote of shareholders to approve a business combination;

8. To vote on a proposal to amend the Company’s existing Bye-laws to expressly permit our board of directors to adopt a shareholder rights plan with a term of less than 12 months or that is submitted for a vote of the shareholders by the earlier of 12 months following adoption of the plan or the Company’s next annual general meeting;

9. To vote on a proposal to amend the Company’s existing Bye-laws to allow shareholders to remove a director with or without cause upon a majority vote and eliminate the limit on the number of directors that can be removed at one time; and

10. To vote on a proposal to amend the Company’s existing Bye-laws to provide for plurality voting in a contested election of directors.

In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

We will also lay before the annual general meeting our audited financial statements for the fiscal year ended January 30, 2016 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and our Third Amended and Restated Bye-laws.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual general meeting. Proposal 4 requires the approval of Proposal 5 in order to become effective, and Proposal 5 requires the approval of Proposal 4 in order to become effective. Proposal 7 requires the approval of Proposal 8 in order to become effective, and Proposal 8 requires the approval of Proposal 7 in order to become effective.

We have established the close of business Pacific time on September 12, 2016 as the record date for determining those shareholders entitled to notice of and to vote at the annual general meeting or any adjournment or postponement thereof. Only holders of common shares, par value $0.002 per share, as of the record date are entitled to notice of and to vote at the annual general meeting and any adjournment or postponement thereof. Execution of a proxy will not in any way affect your right to attend the annual general meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised.

Your board of directors recommends that you vote: FOR the board’s nominees for directors; FOR the approval of our named executive officer compensation; FOR the approval of our auditors and independent registered public accounting firm, and authorizing the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017; and FOR all of the Bye-law amendments..

Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the annual general meeting in person, it is important that your shares be represented and voted at the annual general meeting. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by mail, e-mail or that are provided via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD HILL

Chairman of the Board of Directors

Santa Clara, California

September 27, 2016

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

November 8, 2016

INTRODUCTION

This proxy statement and the accompanying proxy materials are being furnished in connection with the solicitation by the board of directors of Marvell Technology Group Ltd., a Bermuda company, of proxies for use at our 2016 annual general meeting of shareholders (referred to herein as the “annual general meeting” or the “meeting”) scheduled to be held at 4:00 p.m. Pacific time on Tuesday, November 8, 2016, at Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement contains information about the meeting and was prepared by our management at the direction of the board of directors of Marvell Technology Group Ltd. This proxy statement is being made available on or about September 27, 2016. Each member of our board of directors supports each action for which your vote is solicited.

Your board of directors asks you to appoint Jean Hu and Mitchell Gaynor as your proxy holders to vote your shares at the meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the meeting in the manner specified therein or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the meeting.

We maintain our registered and business office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number in Bermuda is (441) 296-6395.

Record Date and Shares Outstanding

The record date for the annual general meeting has been set as the close of business Pacific time on September 12, 2016. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 512,041,279 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). In accordance with our Bye-laws, each issued and outstanding common share is entitled to one vote on a poll on the proposals to be voted on at the meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

In this proxy statement, we sometimes refer to our group holding company, Marvell Technology Group Ltd., as “we,” “us,” “our,” the “Company” or “Marvell.” In this proxy statement, we refer to the fiscal year ending February 1, 2014 as fiscal 2014, the fiscal year ending January 31, 2015 as fiscal 2015, the fiscal year ending January 30, 2016 as fiscal 2016 and the fiscal year ended January 28, 2017 as fiscal 2017.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL GENERAL MEETING

Q: Why am I receiving these proxy materials?

A: We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the 2016 annual general meeting of shareholders to be held at 4:00 p.m. Pacific time on November 8, 2016. These materials were first sent or given to shareholders on or about September 27, 2016. You are invited to attend the annual general meeting and are requested to vote on the proposals described in this proxy statement.

Q: What is included in these proxy materials?

A: These proxy materials include:

•	A Shareholder Letter from our President and Chief Executive Officer,

•	The notice of the annual general meeting,

•	Our proxy statement for the annual general meeting of shareholders, and

•	Our Annual Report on Form 10-K for the year ended January 30, 2016, as filed with the U.S. Securities and Exchange Commission (“SEC”) on July 21, 2016.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual general meeting.

Q: What proposals will be considered at the meeting?

A: The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying notice of annual general meeting of shareholders and include:

(1)	The election of ten (10) directors, who will hold office for a one-year term until the 2017 annual general meeting of shareholders;

(2)	An advisory (non-binding) vote to approve compensation of our named executive officers;

(3)	The appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017;

(4)	A proposal to amend the Company’s Third Amended and Restated Bye-laws (the “Existing Bye-laws”) to implement proxy access;

(5)	A proposal to amend the Company’s Existing Bye-laws to amend procedures for advance notice of director nominations and other proposals at general meetings of shareholders;

(6)	A proposal to amend the Company’s Existing Bye-laws to allow a majority vote of shareholders to amend the Company’s Bye-laws in all instances;

(7)	A proposal to amend the Company’s Existing Bye-laws to allow a majority vote of shareholders to approve a business combination;

(8)	A proposal to amend the Company’s existing Bye-laws to expressly permit our board of directors to adopt a shareholder rights plan with a term of less than 12 months or that is submitted for a vote of the shareholders by the earlier of 12 months following adoption of the plan or the Company’s next annual general meeting;

(9)	A proposal to amend the Company’s Existing Bye-laws to allow shareholders to remove a director with or without cause upon a majority vote and eliminate the limit on the number of directors that can be removed at one time; and

(10)	A proposal to amend the Company’s Existing Bye-laws to provide for plurality voting in a contested election of directors.

Attached to this proxy statement as Appendix A is the text of the Fourth Amended and Restated Bye-laws (the “Amended Bye-laws”), which have been approved by our board of directors and each of such Amended Bye-laws will replace the Existing Bye-laws to the extent shareholders approve the applicable proposal for such Amended Bye-law. If no Bye-law amendment proposals are approved, the Existing Bye-laws will continue to govern our corporate actions.

If any other matters properly come before the meeting or any adjournment or postponement of the meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

In addition, in accordance with Section 84 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) and Bye-law 73 of our Existing Bye-laws, our audited financial statements for the fiscal year ended January 30, 2016 will be presented at the annual general meeting. These financial statements have been approved by our board of directors. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

Q: Do any of the proposals require that one proposal has to be approved in order for another proposal to be effective?

A: Yes. Proposal 4 requires the approval of Proposal 5 in order to become effective, and Proposal 5 requires the approval of Proposal 4 in order to become effective. Proposal 7 requires the approval of Proposal 8 in order to become effective, and Proposal 8 requires the approval of Proposal 7 in order to become effective.

Q: How does our board of directors recommend that I vote on the proposals?

A: At the annual general meeting, our board of directors unanimously recommends our shareholders vote:

1.	FOR the election of ten (10) director nominees listed in Proposal No. 1, who will hold office for a one-year term until the 2017 annual general meeting of shareholders (see Proposal No. 1);

2.	FOR the approval, on an advisory and non-binding basis, of named executive officer compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures (see Proposal No. 2);

3.	FOR the appointment of Deloitte & Touche as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017 (see Proposal No. 3).

4.	FOR the amendment to the Company’s Existing Bye-laws to implement proxy access (see Proposal No. 4);

5.	FOR the amendment to the Company’s Existing Bye-laws to amend procedures for advance notice of director nominations and other proposals at general meetings of shareholders (see Proposal No. 5);

6.	FOR the amendment to the Company’s Existing Bye-laws to allow a majority vote of shareholders to amend the Company’s Bye-laws in all instances (see Proposal No. 6);

7.	FOR the amendment to the Company’s Existing Bye-laws to allow a majority vote of shareholders to approve a business combination (see Proposal No. 7);

8.	FOR the amendment to the Company’s Existing Bye-laws to expressly permit our board of directors to adopt a shareholder rights plan with a term of less than 12 months or that is submitted for a vote of the shareholders by the earlier of 12 months following adoption of the plan or the Company’s next annual general meeting (see Proposal No. 8)

9.	FOR the amendment to the Company’s Existing Bye-laws to allow shareholders to remove a director with or without cause upon a majority vote and eliminate the limit on the number of directors that can be removed at one time (see Proposal No.9); and

10.	FOR the amendment to the Company’s Existing Bye-laws to provide for plurality voting in a contested election of directors (see Proposal No. 10).

If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a paper copy of proxy materials?

A: The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and ask to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you how to submit your proxy electronically over the Internet or by mail.

Q: How can I get electronic access to the proxy materials?

A: The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the annual general meeting on the Internet; and

•	Instruct us to send future proxy materials to you by email.

Our proxy materials are also available on our website at the investor relations page of our website at www.marvell.com or by going to www.marvellproxy.com. None of the materials on our website other than the proxy materials is part of this proxy statement or is incorporated by reference herein.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual general meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: Who can vote?

A: The record date for the annual general meeting has been set as the close of business Pacific Time on September 12, 2016. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 512,041,279 common shares outstanding. Each share outstanding is entitled to one vote on the proposals to be voted on at the meeting. There is no cumulative voting in the election of directors. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q: What should I do now to vote?

A: You may vote your shares either by voting in person at the meeting or by submitting a completed proxy via the Internet, telephone or by mail. The meeting will take place on November 8, 2016. After carefully reading and considering the information contained in this proxy statement, please follow the instructions as summarized below depending on whether you hold shares directly in your name as shareholder of record or you are the beneficial owner of shares held through a broker, bank or other nominee. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between the procedures for voting shares held of record and those owned beneficially.

Q: If I am a shareholder of record, how do I vote my shares?

A: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you. There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the annual general meeting. We will provide you a ballot when you arrive.

•	Via the Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. You may submit your proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may submit your proxy by filling out the proxy card and sending it back in the envelope provided.

Please be aware that if you issue a proxy or give voting instructions over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Q: If my shares are held in “street name” by my broker, bank or other nominee, how do I vote my shares?

A: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and the Notice will, subject to the terms made between you and the shareholder of record, be forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on a voting instruction form.

If your shares are held in “street name,” you may also vote your shares in person at the annual general meeting. You must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date, together with a form of personal identification, in order to be admitted to the annual general meeting. To be able to vote your shares held in “street name” at the annual general meeting, you will need to obtain a proxy from the shareholder of record.

Q: What happens if I do not cast a vote?

A: Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of record — If you are a shareholder of record and you do not cast your vote or submit a proxy, no votes will be cast on your behalf on any of the items of business at the annual general meeting.

However, if you sign and return the proxy card with no further instructions, the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and, as the proxy holders, may determine in their discretion with respect to any other matters properly presented for a vote at the annual general meeting. A shareholder may also abstain from voting on any proposal. An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Pursuant to our Bye-laws, abstention votes have the same effect as an “against” vote with respect to the election of directors (Proposal No. 1). Abstentions will have no effect on the outcome of the vote for all other proposals.

Beneficial owners — If you hold your shares in “street name,” it is critical that you instruct your broker, bank or other nominee to cast your vote if you want it to count in the election of directors (Proposal No. 1), approval of named executive officer compensation (Proposal No. 2) and the Bye-law amendments (Proposal Nos. 4 through 10). The term “broker non-vote” refers to shares held by a broker or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker, bank or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers, banks and nominees do not have discretionary voting authority on non-routine matters (including Proposal Nos. 1, 2 and 4 through 10) and accordingly may not vote on such matters absent instructions from the beneficial holder. Thus, if you hold your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote in the election of directors (Proposal No. 1), with respect to votes related to named executive officer compensation (Proposal No. 2), or with respect to the Bye-law amendments (Proposal Nos. 4 through 10), no votes will be cast on your behalf on such matters.

The proposals at the annual general meeting to appoint Deloitte & Touche LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017 (Proposal No. 3) is considered a routine matter for which brokerage firms may vote uninstructed shares. It is important to us that you affirmatively vote for the election of each of the nominees for director under Proposal No. 1 and for Proposal Nos. 2 and 4 through 10 since they are non-routine matters as described above.

Q: How are votes counted?

A: Each share held by a shareholder as of the record date will be entitled to one vote. There is no cumulative voting in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting. Voting at the meeting will be taken on a poll in accordance with our Bye-laws.

Q: What if I plan to attend the meeting in person?

A: To help ensure your shares are voted, we recommend that you submit your proxy or voting instruction form anyway. If you are a shareholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, bank or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the record date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting.

Q: How can I change or revoke my proxy after I have submitted it?

A: You may change or revoke your proxy at any time before it is voted at the annual general meeting by (1) delivering to our registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, a written notice stating that the proxy is revoked, (2) submitting another proxy on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual general meeting will be counted), (3) signing and returning a new proxy card with a later date, or (4) attending the annual general meeting and voting in person. If you are a beneficial owner and submitted voting instructions to your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee on how to change your vote.

Q: What if other matters come up at the meeting?

A: The matters described in this proxy statement are the only matters that we know of that will be voted on at the meeting. If any other matters properly come before the annual general meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: What quorum is required for action at the meeting?

A: The presence in person of two or more persons representing in person or by proxy in excess of 50% of the total issued and outstanding shares of Marvell throughout the meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient shares present for a quorum at the time of the annual general meeting, the meeting will stand adjourned for one week or otherwise as may be determined by our board of directors in accordance with the Bye-laws in order to permit the further solicitation of proxies.

Q: What vote is required to approve each proposal?

A: Proposal No. 1: The nominees for director receiving the affirmative vote of at least simple majority of the votes cast in person or by proxy at the annual general meeting will be elected as directors to serve until the next annual general meeting of shareholders. Pursuant to our Bye-laws, abstention votes have the same effect as an “against” vote with respect to the election of directors, but broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal No. 2: Our shareholders will have an advisory (non-binding) vote on named executive officer compensation as described in this proxy statement, which requires the affirmative vote of at least a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal. The vote is advisory and therefore not binding on our board of directors; however, our board of directors and the executive compensation committee (the “ECC”) will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

Proposal No. 3: Appointment of Deloitte & Touche as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 28, 2017, requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal Nos. 4, 5, 8, 9 and 10: The Bye-law amendments in Proposal Nos. 4, 5, 8, 9 and 10 require the affirmative vote of at least a simple majority of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal Nos. 6 and 7: The Bye-law amendments in Proposal Nos. 6 and 7 require a vote of at least 66-2/3rds of the votes cast in person or by proxy at the annual general meeting in order to be approved. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Q: What does it mean if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A: If you receive more than one Notice, more than one e-mail or more than one paper copy of the proxy materials, it means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. To instruct for all of your shares to be voted by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and do so for all shares represented by each Notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails). We encourage you to have all your shares registered in the same name and address. You may do this by contacting your broker or the Transfer Agent.

Q: Who is making and paying for this proxy solicitation?

A: This proxy is solicited on behalf of our board of directors. We will pay the cost of distributing this proxy statement and related materials. We have hired Morrow and Co., LLC to assist in the distribution of proxy materials and the solicitation of proxies for an initial fee estimated at $12,500, plus an additional fee per shareholder for shareholder solicitations. We will bear the cost of soliciting proxies. We will also reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares or other persons for whom they hold shares. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

Q: How can I find out the results of the voting at the annual general meeting?

A: Preliminary voting results will be announced at the meeting. Final voting results will be published in our Current Report on Form 8-K filed with the SEC within four business days of the meeting. If the final voting results are not available within four business days after the meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Q: Who should I call if I have questions about the annual general meeting?

A: You should contact either of the following:

John Ahn

Director of Investor Relations

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, CA 95054

Fax: (408) 222-1917

Phone: (408) 222-8373

or

Our proxy solicitor: Morrow and Co., LLC

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and Bye-law 73 of the Bye-laws, our audited financial statements for the fiscal year ended January 30, 2016 will be presented at the annual general meeting. These financial statements have been approved by our board of directors. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees

Our Bye-laws provide that our board shall consist of not less than two directors or such number in excess thereof as our board of directors may determine. The number of directors is currently fixed at twelve and there are currently twelve members serving on our board of directors. However, as of the date of the annual general meeting, the number of directors will be reduced from twelve to ten. The nominating and governance committee has recommended, and our board of directors has nominated, ten current members of our board of directors to stand for election at the annual general meeting. If the current nominees are elected, we will have ten members serving on our board of directors and the number of directors will be fixed at ten. All nominees elected as directors will serve one year terms until the next annual general meeting of shareholders or until their respective successors are duly elected and qualified. In the event any new nominees are appointed as directors after this annual general meeting, they will be required to stand for election at the next annual general meeting and each annual general meeting of shareholders thereafter if nominated to do so.

Our director nominees for the 2016 annual general meeting are Peter A. Feld, Dr. Juergen Gromer, Richard S. Hill, Dr. John G. Kassakian, Oleg Khaykin, Arturo Krueger, Matthew J. Murphy, Michael Strachan, Robert E. Switz and Dr. Randhir Thakur.

Biographical information for the nominees can be found immediately following this proposal. We have been advised that each of our nominees is willing to be named as such herein and each of the nominees is willing to serve as a director if elected. However, if one or more of the director nominees should be unable to serve as a director, the proxy holders may vote for a substitute nominee recommended by the nominating and governance committee and approved by our board of directors.

Agreement with Starboard Value LP

In April 2016, the Company announced that it entered into an agreement with Starboard Value LP (“Starboard”) regarding the composition of its Board of Directors, among other matters. Under the terms of the agreement, the Company elected Peter A. Feld, Richard S. Hill, Oleg Khaykin, Michael Strachan and Robert Switz to serve on its board. Mr. Hill replaced Dr. Sutardja as the Chairman of the Board in May 2016. Pursuant to the agreement, the Board recommended and the Company agreed to support and solicit proxies only for the election at the 2016 annual general meeting of Messrs. Feld, Hill, Khaykin, Murphy, Strachan, Switz, Dr. Gromer, Dr. Kassakian, Mr. Krueger and Dr. Thakur. Also pursuant to the agreement, the number of directors was reduced from twelve to ten effective as of this annual general meeting. The agreement further provides that at the 2016 annual general meeting Starboard would vote all shares of common stock beneficially owned by it (A) in favor of the Company’s nominees, (B) in favor of the ratification of the appointment of Deloitte & Touche LLP (see Proposal 3), and (C) in accordance with the board’s recommendation with respect to the Company’s Say-on-Pay proposal (see Proposal 2) and any other Company proposal or shareholder proposal presented at the 2016 annual general meeting, provided, however, that in the event Institutional Shareholder Services, Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to Proposal 2 or any other Company proposal or shareholder proposal (other than proposals relating to the election of directors), Starboard will be permitted to vote in accordance with the recommendation of ISS or Glass Lewis. A complete copy of the Starboard agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2016.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the nominees for director identified above.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the election of each such nominee. Assuming the presence of a quorum, the required vote is the affirmative vote of a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions are included in the calculation of votes cast and will have the same effect as an “against” vote with respect to the election of such director. Broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

If the proposal for the appointment of a director nominee does not receive the required affirmative vote of a simple majority of the votes cast, then the director will not be appointed and the position on our board of directors that would have been filled by the director nominee will become vacant. Our board of directors has the ability to fill the vacancy upon the recommendation of the nominating and governance committee, in accordance with the Bye-laws, with that director subject to election by our shareholders at the next following annual general meeting of shareholders.

DIRECTOR NOMINEES

Name	Age	Position(s)
Richard S. Hill	64	Chairman of the Board of Directors
Matthew J. Murphy	43	Director, President and Chief Executive Officer
Peter A. Feld	37	Director
Juergen Gromer, Ph.D	71	Director
John G. Kassakian, Sc.D.	73	Director
Oleg Khaykin	51	Director
Arturo Krueger	76	Director
Michael Strachan	67	Director
Robert E. Switz	69	Director
Randhir Thakur, Ph.D,	53	Director

Richard S. Hill has served as our Chairman of the Board of Directors since May 2016 and served as our Interim Principal Executive Officer from July 2016 through September 8, 2016. Mr. Hill has served as a member of the Board of Directors of Tessera Technologies since August 2012 and as Chairman of its Board since March 2013. Mr. Hill also served as Tessera’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chairman and Chief Executive Officer and member of the board of directors of Novellus Systems Inc. until its acquisition by Lam Research Corporation in June 2012. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices. Presently, Mr. Hill is a member of the Boards of Directors of Autodesk, Inc., Arrow Electronics, Inc., Cabot Microelectronics Corporation, and Yahoo, Inc. Mr. Hill received a Bachelor of Science in Bioengineering from the University of Illinois in Chicago and a Master of Business Administration from Syracuse University. Mr. Hill brings to the board extensive expertise in executive management and engineering for technology companies, as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies, to his role as Chairman of the Board.

Matthew J. Murphy has served as our President and Chief Executive Officer and a director since July 11, 2016. Mr. Murphy joined Marvell from Maxim Integrated, where he spent 22 years with increasing responsibilities in sales and business unit leadership. Most recently, he was Executive Vice President, Business Units, Sales & Marketing. In that capacity, he had company-wide profit and loss responsibility, leading all product development, sales and field applications, marketing, and central engineering. From 2011 to 2015, he was Senior Vice President of the Communications and Automotive Solutions Group, leading the team that developed differentiated solutions for those markets. From 2006 to 2011, he was Vice President, Worldwide Sales & Marketing during a time when Maxim’s sales expanded significantly. Prior to 2006, he served in a variety of business unit management and customer operations roles. Mr. Murphy holds a Bachelor of Arts in English from Franklin & Marshall College and is a graduate of the 2010 Stanford Executive Program. Mr. Murphy brings to the board both extensive industry knowledge, and, as a result of his day-to-day involvement in Marvell’s business, insight and information related to the Company’s strategy, financial condition, operations, competitive position and business.

Peter A. Feld has served as a director since May 2016. Mr. Feld has been a Managing Member and the Head of Research of Starboard Value LP (an investment fund) since 2011. Prior to joining Starboard, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. He currently serves as a director of The Brink’s Company, a provider of security-related services, and Insperity, Inc., a provider of human resources and business performance solutions. During the past five years, Mr. Feld has also served as a director of Darden Restaurants, Inc., Tessera Technologies, Inc., Integrated Device Technology, Inc., Unwired Planet, Inc. and Sea Change International, Inc. Mr. Feld received a Bachelor of Arts in economics from Tufts University. Mr. Feld brings to the board his extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background.

Dr. Juergen Gromer has served as a director since October 2007. Dr. Gromer is the retired President of Tyco Electronics Ltd., an electronics company, a position he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP Incorporated (acquired by Tyco International in April 1999), including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, Vice President of Central and Eastern Europe and General Manager of AMP Germany. Dr. Gromer also serves on the boards of TE Connectivity Ltd. (formerly Tyco Electronics Ltd.), and WABCO Holdings Inc., and previously served as a director of RWE Rhein Ruhr from 2000 to 2009. Dr. Gromer is also Chairman of the Board of the Society of Economic Development of the District Bergstrasse/Hessen and a director of the Board of the American Chamber of Commerce in Germany. Dr. Gromer received his undergraduate degree and Ph.D. in Physics from the University of Stuttgart, Germany. Dr. Gromer brings considerable directorial, financial, governance and global leadership experience to our board of directors.

Dr. John G. Kassakian has served as a director since July 2008. Dr. Kassakian has been a member of the faculty of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology (“MIT”) since 1973 and has served as Director of the MIT Laboratory for Electromagnetic and Electronic Systems from 1991 to 2009. Dr. Kassakian is the founding President of the IEEE Power Electronics Society, a member of the National Academy of Engineering, and is the recipient of the IEEE Centennial Medal, the IEEE William E. Newell Award, the IEEE Power Electronics Society’s Distinguished Service Award and the IEEE Millennium Medal. Dr. Kassakian holds S.B., S.M., E.E. and Sc.D. degrees from MIT. Dr. Kassakian brings to the board his extensive expertise in the semiconductor field and academic experience related to the technology sector.

Oleg Khaykin has served as a director since May 2016. Mr. Khaykin has served as the President and Chief Executive Officer and a member of the board of directors of Viavi Solutions, a provider of network and service enablement solutions, since February 2016. Prior to joining Viavi, Mr. Khaykin was a Senior Advisor at Silver Lake Partners. From March 2008 to January 2015, he was President and Chief Executive Officer and a member of the board of directors of International Rectifier, a maker of power semiconductors, which was acquired by Infineon Technology AG. Before joining International Rectifier, Mr. Khaykin served most recently as the Chief Operating Officer of Amkor Technology, Inc., a provider of semiconductor assembly and test services. Mr. Khaykin was previously a member of the board of directors of Zarlink Semiconductor Inc. and the board of directors of Newport Corporation from 2010 until April 2016 when the company was acquired by MKS Instruments. Mr. Khaykin received a Bachelor of Science in Electrical Engineering from Carnegie-Mellon, and a Master of Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management. Mr. Khaykin brings to the board his extensive experience in the semiconductor industry combined with significant executive management experience.

Arturo Krueger has served as a director since August 2005 and served as our lead independent director from April 2009 to May 2016. Mr. Krueger has more than 40 years of experience in the international semiconductor industry. From 1966 to 2001, Mr. Krueger served in a number of roles at Motorola, starting as Systems Engineer and then moving into international Design and R&D Management, Marketing and Operations. Starting in 1996 Mr. Krueger served as the director of the sector wide “Advanced Architectural and Design Automation Lab.” Prior to his retirement in February 2001, Mr. Krueger was promoted to Corporate Vice President and General Manager of Motorola Corporation’s Semiconductor Products Sector for Europe, Middle East and Africa. Since his retirement in February 2001, Mr. Krueger has been a consultant to automobile manufacturers and to semiconductor companies serving the automotive and telecommunication markets. He currently serves on the board of QuickLogic Corporation, a semiconductor company. Mr. Krueger holds a Master of Science in Electrical Engineering from the Institute of Technology in Switzerland and has studied Advanced Computer Science at the University of Minnesota. Mr. Krueger brings to the board a deep understanding of the semiconductor industry and microelectronic systems design and architectures, as well as considerable directorial and governance experience.

Michael Strachan has served as a director since May 2016. From March 2009 to May 2014, he was a director at LSI Logic, including Chairman of the Audit Committee for most of that time. Mr. Strachan retired from Ernst & Young LLP in December 2008. From July 2007 until December 2008, he was a member of Ernst & Young’s America’s Executive Board, which oversaw the firm’s strategic initiatives in North and South America. From July 2006 to December 2008, he was a member of Ernst & Young’s U.S. Executive Board, which oversaw partnership matters in the U.S. for the firm. From July 2000 through December 2008, he was Vice Chairman and Area Managing Partner for Ernst & Young offices between San Jose, California and Seattle, Washington, and was responsible for oversight of the firm’s operations in that area. He began his career at Ernst & Young in 1976. Mr. Strachan holds a Bachelor of Science in Accounting from Northern Illinois University. Mr. Strachan brings to the board deep expertise relating to finance and accounting matters and extensive business management, governance and leadership experience.

Robert E. Switz has served as a director since May 2016. Mr. Switz has served as the Chairman of the Board of Micron Technology, Inc. since 2012. He was the Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., (“ADC”), a supplier of network infrastructure products and services from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC. Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions. Prior to ADC, Mr. Switz spent six years at Burr-Brown Corporation, most recently as Chief Financial Officer, Vice President of European Operations and Director of the Systems and Ventures Business. Mr. Switz serves on the Board of Directors of Gigamon Inc., and previously served as a director of GT Advanced Technologies and as lead independent director of Broadcom Corporation until its merger with Avago Technologies Limited. Mr. Switz received a Bachelor of Science in Business Administration from Quinnipiac University and a Master of Business Administration in Finance from the University of Bridgeport. Mr. Switz brings to the board his extensive global operations, financial and general management experience and expertise, as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies.

Dr. Randhir Thakur has served as a director since June 2012. He was executive vice president and general manager of the Silicon Systems Group at Applied Materials, Inc., which comprised the entire portfolio of semiconductor manufacturing systems at Applied Materials. After rejoining Applied Materials in May 2008, Dr. Thakur served in various executive positions, including senior vice president and general manager of the Display and Thin Film Solar group. From 2005 to May 2008, Dr. Thakur worked at SanDisk Corporation, a supplier of innovative flash memory data storage products, where he served as executive vice president of Technology and Fab Operations and head of Worldwide Operations. From 2000 to 2005, Dr. Thakur held a number of roles within various semiconductor product groups at Applied Materials, including group vice president and general manager of Front End Products. Dr. Thakur holds close to 300 patents and has published more than 200 papers. Dr. Thakur holds a Bachelor of Science with honors in Electronics and Telecommunications Engineering from the National Institute of Technology, Kurukshetra, India, a Master of Science in Electrical Engineering from the University of Saskatchewan, Canada and a Ph.D. in Electrical Engineering from the University of Oklahoma. Dr. Thakur brings to the board a wealth of experience in the semiconductor and consumer electronics industry.

There are no family relationships among any of our director nominees and executive officers.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our board of directors has adopted a set of corporate governance guidelines and practices to establish a framework within which it will conduct its business. The corporate governance guidelines and practices provide, among other things, that:

•

in the absence of a non-executive Chairman of the Board, our board of directors shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	a majority of the directors must be independent;

•	our board of directors shall appoint all members of the board committees;

•	the nominating and governance committee screens and recommends board candidates to our board of directors;

•	the audit committee, ECC and nominating and governance committee must consist solely of independent directors; and

•	the independent directors shall meet regularly in executive session without the presence of the non-independent directors or members of our management.

We also provide our directors annual training events on issues facing us and on subjects that would assist the directors in discharging their duties. Our board of directors may modify the corporate governance guidelines and practices from time to time, as appropriate. The corporate governance guidelines and practices can be found on our website at www.marvell.com/investors/governance.jsp. The corporate governance guidelines and practices were last revised in September 2016.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Employees, Officers and Directors that applies to all of our directors, officers (including our principal executive officer, our principal financial and accounting officer, controller and any person performing similar functions) and our employees. This Code of Ethics was most recently amended in August 2013. We will disclose future amendments to or waivers from our Code of Ethics and Business Conduct for Employees, Officers and Directors on our website or in a Current Report on Form 8-K filed with the SEC within four business days following the date of such amendment or waiver. Our Code of Ethics and Business Conduct for Employees, Officers and Directors is available on our website (www.marvell.com) in the Corporate Governance section of our Investor Relations webpage. None of the material on our website is part of this proxy statement or is incorporated by reference herein.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee of the Board of Directors (“ECC”) for fiscal 2016 consisted of Dr. Gromer (Chairman), Dr. Kassakian, Mr. Krueger and Dr. Thakur. None of the members of the ECC who served during fiscal 2016 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no compensation committee interlocks between us and other entities involving our executive officers or directors who serve as executive officers or directors of such other entities. On May 1, 2016, the membership of the ECC was reconstituted as follows: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian.

Director Qualifications

The nominating and governance committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the highest personal and professional ethics and integrity;

•	the ability to work together with other directors, with full and open discussion and debate as an effective, collegial group;

•

current knowledge and experience in our business or operations, or contacts in the community in which we do business and in the industries relevant to our business, or substantial business, financial or industry-related experience; and

•	the willingness and ability to devote adequate time to our business.

Moreover, it is the policy of the nominating and governance committee to engage annually with our shareholders who hold 5% or more of our outstanding common shares as of December 31 of each year and to discuss desirable skills and attributes for members of the Board with such shareholders.

We are required to have to have a majority of independent directors who meet the definition of “independent director” under applicable rules of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq and SEC rules. Pursuant to our corporate governance guidelines, we are required to have at least one member of our board of directors who meets the criteria for an “audit committee financial expert” as defined by Nasdaq and the SEC. We also believe it is appropriate for our chief executive officer to participate as a member of our board of directors. Our corporate governance guidelines and practices provide that, following this annual general meeting, no individual who has attained the age of 75 as of the date of our annual general meeting of shareholders is eligible to be nominated for election at the annual general meeting, absent a waiver from the board of directors. Other than the foregoing, there are no stated minimum criteria for director nominees.

When making its determination whether a nominee is qualified for the position of director, the nominating and governance committee may also consider such other factors as it may deem in the best interests of the company and its shareholders, such as the following qualities and skills:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties;

•	diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees; and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the nominating and governance committee does not assign specific weight to any of these factors or believe that all of the criteria should necessarily apply to every candidate.

Identifying and Evaluating Nominees for Director

The nominating and governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of our board of directors. Candidates considered for nomination to our board of directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. The nominating and governance committee will consider all persons recommended in the same manner, regardless of the source of nomination.

A shareholder seeking to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. The nominating and governance committee will consider candidates recommended by shareholders in the same manner as candidates recommended to the nominating and governance committee from other sources. Nominees for director are evaluated by the nominating and governance committee, which may retain the services of a professional search firm to assist them in identifying or evaluating potential nominees.

Board Leadership Structure

At the present time, the roles of Chief Executive Officer and Chairman of the Board are separate. In May 2016, Richard S. Hill was appointed to the board and designated as its non-executive Chairman. Since we have a non-executive Chairman, the independent directors on the board have not designated a lead independent director. However, in the event the independent board members would designate a lead independent director, his or her duties are set forth in our corporate governance guidelines and practices described above.

Board Meetings

There were twenty-one meetings of our board of directors in fiscal 2016. Each director attended at least 75% of the total number of meetings of our board of directors and committees on which such director served. The independent directors met in executive sessions without the presence of the non-independent directors or members of our management at each of our four regularly scheduled, in-person meetings.

Committees of our Board of Directors

Our board of directors has the following standing committees: the audit committee, the ECC and the nominating and governance committee. Our board of directors has adopted written charters for each of these committees, copies of which are available on our website at www.marvell.com/investors/governance.jsp. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by our board of directors.

Audit Committee

Throughout fiscal 2016, the audit committee was composed of Dr. Gromer (Chairman), Mr. Krueger, Dr. Kassakian and Dr. Thakur. In May 2016, the audit committee was reconstituted as follows: Mr. Switz (Chairman), Dr. Gromer, Dr. Kassakian and Mr. Strachan. The audit committee met thirty-nine times in fiscal 2016. The audit committee operates pursuant to a written charter that was last revised in September 2016.

The audit committee’s responsibilities are generally to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our accounting and financial reporting process. The audit committee also, among other things, appoints of independent registered accounting firm, oversees our internal audit function and the independent registered public accounting firm, and reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our internal control over financial reporting as reported by management. Beginning in September 2016, the audit committee will review, ratify and/or approve related party transactions, a responsibility that had been assigned previously to the nominating and governance committee. The audit committee meets quarterly and at such additional times as are necessary or advisable.

Our board of directors has determined that each member of the audit committee meets the applicable independence, experience and other requirements of the Exchange Act, Nasdaq and the SEC. Our board of directors has determined that each of Mr. Strachan and Mr. Switz is an “audit committee financial expert” as defined by applicable Nasdaq and SEC rules.

Executive Compensation Committee (“ECC”)

Throughout fiscal 2016, the ECC was composed of Dr. Gromer (Chairman), Mr. Krueger, Dr. Kassakian and Dr. Thakur. On May 1, 2016, the membership of the ECC was reconstituted as follows: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian. The ECC met twelve times in fiscal 2016 and its subcommittee met nine times. The ECC operates pursuant to a written charter that was last revised in April 2015.

The ECC has the authority to determine or recommend to the board the compensation for our chief executive officer and all other executive officers, is responsible for administering equity award programs for non-executive employees, reviews and recommends changes to our incentive compensation and other equity based plans and administers executive officer compensation within the terms of any of our applicable compensation plans.

The ECC, or a subcommittee comprised of one director, meets monthly to approve new hire and secondary equity grants for non-executive officers and employees. For more detail with respect to our equity grant practices, please see “Executive Compensation — Other Considerations — Equity Grant Practices” below.

Our board of directors has determined that each member of the ECC meets the applicable independence requirements of Nasdaq and the SEC. In addition, each member of the ECC is an “outside director” under Section 162(m), and a “non-employee director” under Section 16 of the Exchange Act.

Nominating and Governance Committee

Throughout fiscal 2016, the nominating and governance committee was composed of Mr. Krueger (Chairman), Dr. Gromer, Dr. Kassakian and Dr. Thakur. In May 2016, the nominating and governance committee was reconstituted as follows: Mr. Feld (Chairman), Mr. Khaykin, Mr. Krueger and Dr. Thakur. The nominating and governance committee met five times in fiscal 2016. The nominating and governance committee operates pursuant to a written charter that was last revised in September 2016.

The nominating and governance committee is responsible for developing and implementing policies and practices relating to corporate governance and practices, including reviewing and monitoring implementation of our corporate governance guidelines. The nominating and governance committee also makes recommendations to our board of directors regarding the size and composition of our board of directors and its committees, and screens and recommends candidates for election to our board of directors. During fiscal 2016 and through September 2016, the nominating and governance committee reviewed, ratified and/or approved related party transactions. The responsibility for reviewing and approving related party transactions was moved to the audit committee in September 2016. The nominating and governance committee also reviews periodically with the Chairman of the Board and the President and Chief Executive Officer the succession plans relating to positions held by executive officers.

Our board of directors has determined that each member of the nominating and governance committee meets the applicable independence requirements of Nasdaq and the SEC.

Role of Compensation Consultants

Under its charter, the ECC has the authority to directly retain outside legal counsel and other advisors. Pursuant to that authority, the ECC has directly retained Mercer as its independent compensation consultant since April 2009. The ECC retained Mercer to provide information, analyses and advice regarding executive compensation, as described below; however, the ECC makes all decisions regarding the compensation of our executive officers. The Mercer consultant who performs these services reports to the chairman of the ECC. In addition, the Mercer consultant attended meetings of the ECC during fiscal 2016, as requested by the chairman of the ECC. Mercer provided the following services to us during fiscal 2016:

•

Evaluated the competitive positioning of our named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies to support fiscal 2016 decision-making;

•	Advised on fiscal 2016 target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed the alignment of company compensation levels relative to our performance against our peer group and relative to the ECC’s articulated compensation philosophy;

•	Advised the ECC on shareholder outreach in response to Say on Pay vote results;

•	Worked with the ECC in developing program changes in response to Say on Pay vote results and shareholder feedback;

•	Reviewed appropriateness of the peer group in terms of size, industry, business profile and talent market;

•	Assessed whether our compensation programs might encourage inappropriate risk taking that could have a material adverse effect on us; and

•	Assisted with the preparation of the “Compensation Discussion and Analysis” for this proxy statement.

During fiscal 2013, the SEC issued new rules under the Dodd-Frank Act concerning compensation consultant independence. Under these rules, the ECC must determine whether any work completed by a compensation consultant raised any conflict of interest, after taking into account six independence-related factors. For fiscal 2016, the ECC reviewed these six factors in their totality as they apply to Mercer and identified no conflicts of interest.

Additional information concerning the compensation policies and objectives established by the ECC and the respective roles of our Chief Executive Officer and the compensation consultant in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table, referred to in this proxy statement as our “named executive officers,” is included under the heading “Executive Compensation.”

Director Nominations

The nominating and governance committee identifies, recruits and recommends to our board of directors, and our board of directors approves, director nominees for election at each annual general meeting of shareholders and new directors for election by our board of directors to fill vacancies that may arise. Under the Bye-laws, any director appointed by our board of directors would need to be reappointed by shareholders at our next annual general meeting of shareholders.

The nominees for election at this annual general meeting were unanimously recommended and approved by the nominating and governance committee and our board of directors, respectively. The nominating and governance committee will consider proposals for nomination from shareholders that are made in writing to our Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. For general information regarding shareholder proposals and nominations, see “Future Shareholder Proposals and Nominations for the 2017 Annual General Meeting” in this proxy statement.

Shareholder Communications with our Board of Directors

Our board of directors has established a process for shareholders to send communications to our directors. If you wish to communicate with our board of directors or individual directors, you may send your communication in writing to: Chief Legal Officer, Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a shareholder of Marvell. The Chief Legal Officer (or other officer acting in such capacity) will compile all such communications and will forward them to the appropriate director or directors or committee of our board of directors based on the subject matter or to the director or directors to whom such communication is addressed.

Shareholder Outreach Activities

Actions Taken in Consideration of Governance Concerns

In light of the addition of a substantial number of new outside directors to our board in May 2016 and the board’s actions to reconstitute its committees, including the membership of the nominating and corporate governance committee, the board adopted amendments to our Bye-laws in response to shareholder feedback regarding certain governance matters, as further described in Proposal Nos. 4 through 10 of this proxy statement. In addition, we received a shareholder proposal regarding proxy access which was later withdrawn by the proponent after management presented its own proposal that will be voted on by the shareholders at this annual general meeting. We continue to solicit feedback from our shareholders regarding our governance practices and believe the Bye-Law amendments proposed to be approved by the shareholders at this annual general meeting reflect our commitment to work with our shareholders to improve our governance practices.

Actions Taken in Consideration of “Say on Pay” Vote

At the 2015 annual general meeting, our shareholders voted on an advisory basis regarding fiscal 2015 named executive officer compensation. Please see the “Compensation Discussion and Analysis” section of this proxy statement under the title “Actions Taken in Consideration of ‘Say on Pay’ Vote” for information regarding shareholder outreach related to our advisory vote and compensation practices.

Director Independence

Our board of directors has determined that, among the nominees for director, each of Mr. Hill, Mr. Feld, Dr. Gromer, Dr. Kassakian, Mr. Khaykin, Mr. Krueger, Mr. Strachan, Mr. Switz and Dr. Thakur is “independent” as such term is defined by the rules and regulations of Nasdaq and the SEC. To be considered independent, our board of directors must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with us within the previous three years.

Our board of directors considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the nine nonemployee directors, or any of his immediate family members, has or has had within the previous three years any relationship with us that would impair his independence.

Board’s Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our board of directors regularly reviews information regarding our liquidity, intellectual property, significant litigation matters and operations, as well as the risks associated with each of such items. Our ECC is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our compensation plans that generally apply to all employees. The audit committee oversees management of financial, legal and IT compliance risks as well as business continuity planning. The nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

During fiscal 2016, our board of directors received reports on the most important strategic issues and risks facing Marvell. In addition, our board of directors and its committees receive regular reports from our head of internal audit or other senior management regarding compliance with applicable risk-related policies, procedures and limits.

We believe that our leadership structure supports the risk oversight function. As indicated above, certain important categories of risk are assigned to committees that review, evaluate and receive management reports on risk.

Director Stock Ownership Guidelines

Each director is expected, within five years of joining our board of directors or, for current members of our board directors, from the date of the most recent update to the stock ownership guidelines (effective as of September 13, 2016) to own common shares that have a value equivalent to five times his or her annual cash retainer.

Annual General Meeting Attendance

Although directors are encouraged to attend annual general meetings of shareholders, we do not have a formal policy requiring such attendance. One of our current independent directors attended the 2015 annual general meeting.

Compensation of Directors

Nonemployee directors (“Outside Directors”) receive both cash and equity compensation for their service as directors. Directors who are also employees of Marvell during their board service do not receive any additional compensation for their service as directors.

Cash Compensation for Fiscal 2016

In fiscal 2016, we paid the following fees to our Outside Directors for their services:

Cash Compensation Element	Cash Compensation Program for Fiscal 2016
Annual Retainer	$60,000
Lead Independent Director	$40,000
Audit Committee Chairmanship	$25,000
Audit Committee Member	$12,500
Executive Compensation Committee Chairmanship	$20,000
Executive Compensation Committee Member	$10,000
Nominating and Governance Committee Chairmanship	$15,000
Nominating and Governance Committee Member	$7,500

The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the dates and capacities in which each individual Outside Director serves. Outside Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings. For a summary of the fiscal 2016 cash compensation paid to our Outside Directors, please see the Director Compensation Table below.

In addition to the retainer fees paid in fiscal 2016, the board approved additional compensation for the members of the Special Audit Committee formed by the board to oversee an internal investigation into certain accounting and internal control matters that were disclosed in a Current Report on Form 8-K filed with the SEC on March 1, 2016. The members of the Special Audit Committee were Dr. Gromer (Chairman), Dr. Kassakian, Mr. Krueger and Dr. Thakur. The board approved one-time payments of $110,000 to Dr. Gromer and $60,000 to each of Dr. Kassakian, Mr. Krueger and Dr. Thakur in connection with their service on the Special Audit Committee.

Changes to Cash Compensation for Fiscal 2017

In May 2016, Mr. Hill succeeded Dr. Sutardja as Chairman of the Board and, as a result, the roles of Chief Executive Officer and Chairman of the Board were separated such that there was no need for the Board to appoint a Lead Independent Director in accordance with the Company’s Corporate Governance Guidelines. Following Mr. Hill’s appointment, the nominating and corporate governance committee recommended, and the board approved, cash compensation to be paid to the Chairman in the amount of $60,000, paid in quarterly installments in arrears. Beginning in September 2016, Outside Directors have the ability to elect to take their cash compensation in the Company’s common stock. Such election must be made during an open trading window in accordance with the Company’s trading policies.

Equity Compensation for Fiscal 2016

For fiscal 2016, each Outside Director was eligible to receive equity awards under the Amended and Restated 2007 Director Stock Incentive Plan (“2007 Director Plan”). Each Outside Director who was elected or appointed at the annual general meeting of shareholders in fiscal 2016 (i.e., Dr. Gromer, Dr. Kassakian, Mr. Krueger and Dr. Thakur) was granted immediately following the annual general meeting of shareholders on June 30, 2015 a restricted stock unit (“RSU”) award (the “Annual RSU Award”) for a number of shares with an aggregate fair market value equal to $220,000. The Annual RSU Award vested as to 100% of the shares on June 30, 2016, the one year anniversary of the date of grant.

During a portion of fiscal 2016, the Company was unable to grant equity due to its failure to file timely financial reports with the SEC. In addition, the Company’s inability to timely file its annual report on Form 10-K for fiscal 2016 caused a delay in the holding of the Company’s annual general meeting of shareholders, which is usually scheduled in June of each year. As a result, the Annual RSU Award has been delayed until after the annual general meeting on November 8, 2016. At that time, each Outside Director who was elected or appointed at the annual general meeting of shareholders will be granted an Annual RSU Award for a number of shares with an aggregate fair market value on the date of grant equal to $220,000, which RSUs will vest in full on the earlier of the date of the next annual general meeting of shareholders or the one year anniversary of the date of grant. We anticipate that the next annual general meeting of shareholders to be held on or about June 13, 2017.

Equity Compensation for Fiscal 2017

In August 2016, the nominating and corporate governance committee recommended to the board that Outside Directors who had been appointed to the board of directors on or after May 1, 2016 (i.e., Mr. Feld, Mr. Hill, Mr. Khaykin, Mr. Strachan and Mr. Switz) be granted an RSU award for a number of shares equal to a pro-rated portion of the $220,000 Annual RSU Award amount based on the number of days of their board service from the date of their appointment until June 30, 2016 (the date the 2016 annual general meeting was originally scheduled to be held) divided by $11.42, the price of the Company’s common stock on the first trading day after the Company became current in its filings with the SEC.

On August 11, 2016, the first trading day after the Company regained its ability to grant equity awards by becoming current in its financial filings, the following Outside Directors were granted fully vested RSUs as set forth below:

Name	Total RSU Awards Granted (#)
Peter Feld	3,246
Richard S. Hill	3,246
Oleg Khaykin	3,246
Michael Strachan	2,380
Robert Switz	3,246

In September 2016, the nominating and corporate governance committee recommended to the board, and the board approved, a new automatic equity grant program for Outside Directors. As of the date of the Company’s annual general meeting, Outside Directors will be automatically granted a number of RSUs with a value of $220,000 calculated using the closing price of the Company’s common stock on the date of the annual general meeting. The RSUs will vest on the earlier of the next annual general meeting or on the first anniversary of the date of grant, whichever is earlier. Outside Directors who are appointed to the board after the date of the annual general meeting will receive a pro-rata amount based on the number of days between the director’s appointment and the one year anniversary of the preceding annual general meeting.

Additional One-Time Cash and Equity Compensation to Board Chairman

On July 12, 2016, the board of directors appointed Mr. Hill as Interim Principal Executive Officer of the Company in light of Mr. Hill’s role in overseeing the operations of the Company, including the preparation of the filing of certain reports, including its Annual Report on Form 10-K for the 2016 fiscal year, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 and its Quarterly Report on Form 10-Q for the quarter ending July 30, 2016 (the “Q2 Form 10-Q”), in his capacity of Chairman of the Board of the Company. Mr. Hill served as Interim Principal Executive Officer until after the Company completed the filing of the Q2 Form 10-Q on September 8, 2016. Immediately following the filing of the Q2 Form 10-Q, Mr. Murphy assumed the role of principal executive officer of the Company. In consideration for his service to the Company as Interim Principal Executive Officer, Mr. Hill was paid $225,000 in cash and was granted an award of 22,948 fully vested shares of the Company’s common stock with a value of $225,000 at the time of issuance.

Director Compensation Table — Fiscal 2016

The following table sets forth the total compensation paid to our Outside Directors serving in such capacity during fiscal 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Juergen Gromer	245,000	219,992	464,992
Dr. John G. Kassakian	150,000	219,992	369,992
Arturo Krueger	205,000	219,992	424,992
Dr. Randhir Thakur	150,000	219,992	369,992

(1)	The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date based on the closing market price on such date. The actual value that a director will realize on each RSU award will depend on the price per share of our common shares at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded. This number was calculated based on the maximum number of RSUs that could be granted pursuant to the Annual RSU Award on July 1, 2014, which is 15,058 RSUs under the 2007 Director Plan.

The following table provides the number of shares subject to outstanding RSUs held at January 30, 2016 for each Outside Director serving in that capacity in fiscal 2016, as applicable. These awards vested in full on June 30, 2016.

Name	Total RSU Awards Outstanding (#)
Dr. Juergen Gromer	16,685
Dr. John G. Kassakian	16,685
Arturo Krueger	16,685
Dr. Randhir Thakur	16,685

In fiscal 2014 and prior years, our Outside Directors received stock options as part of their compensation. The following table provides the number of shares subject to outstanding unexercised stock options held by each Outside Director serving in that capacity as of January 30, 2016 (all of which are fully vested):

Name	Total Options Awards Outstanding (#)
Dr. Juergen Gromer	145,000
Dr. John G. Kassakian	133,000
Arturo Krueger	119,000
Dr. Randhir Thakur	50,000

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole.

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, the executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance.

•	Performance-Based: Establish an explicit link between compensation and both overall business results and individual performance.

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation.

•	Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value through distribution of equity.

•	Equity Stake: Distribution of equity to key employees to allow them to participate in the creation of shareholder value.

The ECC believes that both the elements and level of fiscal 2016 compensation for executive officers are consistent with the five primary objectives contained in our compensation philosophy as well as the overall goal of emphasizing sustained share price growth, and that the re-introduction of performance-contingent equity awards helps to further reinforce our compensation program objectives. In particular, the ECC believes that the structure and level of our fiscal 2016 compensation is linked to our business performance. Before casting your vote on this proposal, please carefully review the Compensation Discussion and Analysis to understand how our named executive officer compensation is designed.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual general meeting:

“RESOLVED, that, on an advisory and non-binding basis, the compensation of Marvell’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures be and is hereby APPROVED.”

The say-on-pay vote is advisory and, therefore, not binding on us, the ECC or our board of directors. However, the say-on-pay vote will provide us information regarding investor sentiment about our executive compensation philosophy, policies and practices, which the ECC will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our ECC value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the ECC will evaluate whether any actions are necessary to address those concerns.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 2.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR Proposal No. 2. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 3:

APPOINTMENT OF AUDITORS AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM, AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX REMUNERATION

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm, and to authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm. At the annual general meeting, shareholders will be asked to appoint Deloitte & Touche, LLP as our auditors and independent registered public accounting firm, and authorize the audit committee to fix the remuneration of the auditors and independent registered public accounting firm for the fiscal year ending January 28, 2017. Deloitte & Touche LLP became our auditors and independent registered accounting firm on February 22, 2016.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR Proposal No. 3.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the appointment of Deloitte & Touche, LLP and the authorization of the audit committee to fix its remuneration. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes (unless the broker, bank or other nominee exercised discretionary authority to vote on such proposal) will be entirely excluded from the vote and will have no effect on the outcome. In the event that the shareholders do not re-appoint Deloitte & Touche, LLP at the annual general meeting, the existing auditors and independent registered public accounting firm shall hold office until a successor is appointed in accordance with Bermuda law and the Bye-laws.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche (“Deloitte”) have been our auditors and independent registered public accounting firm for the financial statements beginning February 22, 2016 for the fiscal year ended January 30, 2016. Representatives of Deloitte are expected to be present at the annual general meeting, and they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions from shareholders.

Fees Paid to Deloitte & Touche LLP

In addition to retaining Deloitte to audit the consolidated financial statements for fiscal 2016, we have retained Deloitte to provide certain other professional services in fiscal 2016. Because Deloitte was newly appointed and because our financial statements had been delayed and several material weaknesses were identified in our financial controls, and because we were the subject of an investigation by government agencies, fees for 2016 were substantially higher than would typically be the case. The aggregate fees billed for fiscal 2016 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2016
Audit fees(1)	$13,598,256
Tax fees(2)	106,770
All other fees(3)	16,300

Total Fees	$13,721,326

(1)	Includes fees for audit services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees for tax compliance and advice and foreign tax matters.
(3)	Includes fees for all other non-audit services, including permissible business and advisory consulting services and a subscription to an accounting regulatory database.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers were our auditors and independent registered public accounting firm for the financial statements for each year from the year ended January 31, 1998 through the fiscal year ended January 31, 2015. In addition to retaining PricewaterhouseCoopers to audit the consolidated financial statements for fiscal 2015, we retained PricewaterhouseCoopers to provide certain other professional services in fiscal 2015 and for a portion of fiscal 2016 during which they provided certain services in connection with our transition from PricewaterhouseCoopers to Deloitte.

The aggregate fees billed for all services by PricewaterhouseCoopers in fiscal 2015 and fiscal 2016 were as follows:

Fees Billed to the Company	Fiscal 2016	Fiscal 2015
Audit fees(1)	$1,649,846	$2,679,640
Audit related fees(2)	10,278	29,171
Tax fees(3)	111,581	80,173
All other fees(4)	—	16,800

Total Fees	$1,771,705	$2,805,784

(1)	Includes fees for audit services rendered for the audit of our annual financial statements, review of financial statement included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees which are for assurance and related services other those included in audit fees above. These services included procedures to support local statutory requirements and certain due diligence related to acquisitions.
(3)	Includes fees for tax compliance and advice and foreign tax matters.
(4)	Includes fees for all other non-audit services, including permissible business and advisory consulting services and a subscription to an accounting regulatory database.

Policy on Pre-Approval and Procedures

The engagement of Deloitte for non-audit accounting and tax services performed for us is limited to those circumstances where these services are considered integral to the audit services that Deloitte provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the company engages Deloitte require pre-approval by the audit committee. All audit and permitted non-audit service fees were approved by the audit committee.

Section 10A(i)(3) of the Securities Exchange Act of 1934 permits an audit committee to delegate to one or more designated members of the audit committee who are independent directors of the board of directors the authority to grant preapprovals required by such Section 10A(i). In February 2016, the audit committee approved a policy that allows the chairman of the audit committee to pre-approve audit and non-audit services to be provided by Deloitte without further approval of the full committee, on a case-by-case basis, provided the fees and expenses for such services do not exceed $250,000 per engagement and that all such pre-approvals are communicated to the full committee, for informational purposes only, at its next scheduled meeting.

INTRODUCTION TO PROPOSAL NOS. 4 through 10

In 2016, we added five new members to our board of directors and made many changes to our senior management. Following these changes, the board and management undertook a comprehensive review of our Bye-laws and corporate governance policies and practices with the desire to make them more shareholder friendly and consistent with evolving corporate governance trends and best practices. This review included input from shareholders. Following the review and the recommendations of the nominating and corporate governance committee, the board adopted a group of actions and changes, including six changes to our Bye-laws that are subject to shareholder approval and are embodied in Proposal Nos. 4, 5 6, 7, 8, 9 and 10. Attached to this proxy statement is a copy of the Fourth Amended and Restated Bye-laws (the “Amended Bye-laws”) that reflects all of those proposals.

PROPOSAL NO. 4

APPROVAL OF AMENDMENTS TO THE EXISTING BYE-LAWS

TO IMPLEMENT PROXY ACCESS

The shareholders are being asked (i) to approve amendments to the Existing Bye-laws to implement “proxy access” and (ii), subject to such approval, to approve the title of the Existing Bye-laws as so amended as the Fourth Amended and Restated Bye-laws. Proxy access, as described below, allows eligible shareholders to include their nominees for election to the board of directors in the company’s proxy materials, along with the candidates nominated by the board of directors. Our board of directors has approved and adopted the Amended Bye-laws, subject to shareholder approval.

If Proposal No. 4 is not approved by shareholders at the annual general meeting, the provisions of the Existing Bye-laws will continue to govern, and the proposed amendments described in this Proposal No. 4 will not be implemented. In addition, the implementation of this Proposal No. 4 is conditioned on the approval by shareholders of Proposal No. 5 regarding approval of amendments to the Existing Bye-laws to amend the procedures for advance notice of director nominations and other proposals at general meetings of shareholders.

Description of Amendments

These proposed amendments are the result of our board of directors’ review of the company’s corporate governance policies, evolving corporate governance trends, and the views of our large institutional shareholders, including consideration of a shareholder proposal on this topic that was withdrawn after the proponent reviewed the terms of this proposal. The proposed amendments are primarily contained in a new Bye-law 13 of the Amended Bye-laws. The following description of the proposed amendments does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendments in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Shareholder Eligibility to Nominate Directors

The proposed amendments provide that any shareholder or group of up to 20 shareholders that has maintained continuous qualifying ownership of at least 3% of the outstanding shares of the company entitled to vote generally in the election of directors for at least three years could include a specified number of director nominees (referred to as shareholder nominees below) in the company’s proxy materials for its annual general meeting, subject to the conditions described below.

Calculation of Qualifying Ownership

In order to align the interests of shareholders seeking to include director nominees in the company’s proxy materials with the interests of other shareholders, the proposed amendments provide that a nominating shareholder would be deemed to own only shares for which it possesses both full voting and investment rights and full economic interest. In addition, the proposed amendments state that a nominating shareholder’s ownership of shares will be deemed to continue if the shares are loaned provided that it has the power to recall the loaned shares on five business days’ notice.

Number of Shareholder Nominees

The proposed amendments provide that the maximum number of shareholder nominees the company would be required to include in its proxy materials would equal the greater of two nominees or 20% (rounded down) of the number of directors in office as of the deadline for nominations under the proposed amendments. The nominee limit will be reduced by (i) any shareholder nominee who the board of directors nominates, and (ii) any nominees who were previously elected to the board of directors as shareholder nominees at any of the preceding two annual general meetings. Each nominating shareholder must rank its proposed nominees. If the number of shareholder nominees exceeds the nominee limit, the highest ranking nominee proposed by each nominating shareholder, beginning with the nominating shareholder with the largest stock ownership and proceeding in descending order, would be selected for inclusion in the proxy materials until the maximum nominee limit is reached.

Nominating Procedure

In order to provide adequate time to assess shareholder nominees, the proposed amendments state that requests to include shareholder nominees in the company’s proxy materials must generally be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual general meeting.

Information Requirements

The proposed amendments provide that each shareholder seeking to include a shareholder nominee in the company’s proxy materials would be required to provide certain information, representations and undertakings to the company regarding the nominating shareholder (including all members of the group) and each shareholder nominee. In addition, each shareholder nominee requested to be included in the company’s proxy materials would be required to provide certain written representations to the company, including agreeing that, if elected as a director, the shareholder nominee will comply with all of the company’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and other company policies and guidelines applicable to directors.

Other Requirements

The proposed amendments state that the company would not be required to include a shareholder nominee in its proxy materials if, among other things:

•

The nominating shareholder or the shareholder nominee breaches any of its respective agreements, representations, or warranties, any of the information provided in connection with the nomination was not true, correct, and complete, or the nominating shareholder or the shareholder nominee otherwise fails to comply with its obligations under the proposed Bye-law 13;

•	The shareholder nominee is not independent under applicable general director independence standards;

•

The shareholder nominee is or has been within the past three years an officer or director of a competitor, is a named subject of a pending criminal proceeding or has been convicted in a criminal proceeding within the past 10 years or is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

•

The company receives notice (whether or not subsequently withdrawn) that a shareholder of record intends to nominate a candidate for election to the board of directors other than pursuant to the proxy access provisions in proposed Bye-law 13; or

•	The election of the shareholder nominee would cause the company to violate its Memorandum of Association, the Bye-laws, or any applicable law, rule, regulation or listing standard.

Re-Nomination of Shareholder Nominees

The proposed amendments provide that any shareholder nominee who is included in the company’s proxy materials but subsequently withdraws from or becomes ineligible or unavailable for election at the annual general meeting, or does not receive at least 20% of the votes cast, would be ineligible for nomination for the following two annual general meetings.

Supporting Statement

The proposed amendments would permit nominating shareholders to include in the proxy statement a written statement of up to 500 words in support of their nominee(s). The company may omit any information or statement that it, in good faith, believes is untrue in any material respect or would violate any applicable law, rule, regulation or listing standard.

Conclusion

The Bye-laws require that these proposed amendments be approved by our shareholders. If the proposed amendments are approved by our shareholders, the amendments will become effective immediately and will be available for use beginning with our next annual general meeting.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 4 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 4.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 4. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 5

APPROVAL OF AMENDMENTS TO THE EXISTING BYE-LAWS TO AMEND PROCEDURES FOR ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER PROPOSALS AT GENERAL MEETINGS OF SHAREHOLDERS

The shareholders are being asked (i) to approve amendments to the Existing Bye-laws to amend the procedures for advance notice of director nominations and other proposals brought before a general meeting of shareholders by a shareholder and (ii), subject to such approval, to approve the title of the Existing Bye-laws as so amended as the Fourth Amended and Restated Bye-laws. The proposed amendments would not affect any rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, by satisfying the notice and other requirements of Rule 14a-8 in lieu of satisfying the requirements in the Amended Bye-laws. Our board of directors has approved and adopted the Amended Bye-laws, subject to shareholder approval.

If Proposal No. 5 is not approved by shareholders at the annual general meeting, the provisions of the Existing Bye-laws with respect to advance notice will continue to govern, and the proposed amendments described in this Proposal No. 5 will not be implemented. In addition, the implementation of this Proposal No. 5 is conditioned on the approval by shareholders of Proposal No. 4 regarding approval of amendments to the Existing Bye-laws to implement proxy access.

Description of Amendments

The following is a description of the proposed amendments to Bye-law 12 and Bye-law 34 of the Existing Bye-laws. These proposed amendments are contained in Bye-law 12 and Bye-law 35 (as renumbered given proposed new Bye-law 13 described in Proposal No. 4 above) of the Amended Bye-laws. The following description of the proposed amendments does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendments in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Disclosure Requirements

Currently, Bye-law 12 and Bye-law 34 of the Existing Bye-laws set forth a mechanism for shareholders to nominate candidates for election to the board of directors and to propose other business for consideration at a general meeting of shareholders, but the Existing Bye-laws require only minimal disclosures from such shareholders, apart from such other information as the board of directors may specify from time to time. In order to facilitate a clear and orderly process for shareholder proposals and nominations and to avoid unnecessary confusion and uncertainty about the procedural and informational requirements, the proposed amendments would specify in more detail the procedural requirements that shareholders seeking to nominate director candidates or propose other business must follow and the information that such shareholders must provide. The proposed amendments also would require additional disclosures from such shareholders in order to provide other shareholders and the company with more useful and more complete information. In this regard, the proposed amendments would specify the information that would be required in any notice of a nomination for director or other business to be brought before a general meeting of shareholders regarding a shareholder’s stock ownership, derivative positions that vary voting or economic interests in the company’s shares, and relationships or interests that a shareholder has with respect to the nomination or proposal. The board of directors has determined that the disclosures required under the proposed amendments would provide shareholders and the company more complete information to understand the purpose of a shareholder’s proposal, assess the interests of the shareholder making a director nomination or proposal, and make an informed decision about how to vote on the director nomination or proposal.

Advance Notice Periods

As discussed above, the proposed amendments would clarify the procedural requirements that shareholders seeking to nominate director candidates or propose other business must follow, including the advance notice periods during which a shareholder’s notice of a nomination or proposal must be delivered. Under the proposed amendments in the Amended Bye-laws, a shareholder may nominate a candidate for director or propose other business at a general meeting of shareholders by delivering a notice of a nomination or a proposal for other business to our Secretary not less than 90 or more than 120 clear days prior to the anniversary of the prior year’s annual general meeting. If the annual general meeting date is more than thirty days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, notice by a shareholder must be delivered to our Secretary not less than 90 clear days or more than 120 clear days prior to such annual general meeting, or ten clear days following the day on which public announcement of the date of such meeting is first made by the Company. The Amended Bye-laws would also clarify that shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the company’s proxy statement are subject to the timing and other requirements of Rule 14a-8 in lieu of the Bye-laws. Under the proposed amendments, in order for director nominations to be considered at a special general meeting (other than a shareholder-requisitioned special general meeting), director nominations must be received not less than 10 clear days after the Company makes a public announcement of its intention to hold a special general meeting for the purpose of electing directors.

Compliance with Advance Notice Procedures

In order to facilitate the orderly conduct of general meetings of shareholders, the proposed amendments would provide that the Board, the Chairman of the Board, or the chairman of the meeting has authority to determine whether a nomination or other business proposed to be brought before a general meeting was made or proposed in accordance with the procedures set forth in the Amended Bye-laws. The proposed amendments also would provide that the chairman of the meeting may declare that any proposed nomination or other business that does not comply with these procedures shall not be considered at the meeting.

Conclusion

The Bye-laws require that these proposed amendments be approved by our shareholders. If the proposed amendments are approved by our shareholders, the amendments will become effective immediately and will be available for use beginning with our next annual general meeting.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 5 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 5.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 5. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 6

APPROVAL OF AMENDMENT TO THE EXISTING BYE-LAWS

TO ALLOW MAJORITY VOTE TO AMEND BYE-LAWS

The shareholders are being asked to approve an amendment to the Existing Bye-laws to allow shareholders to amend any of the Company’s Bye-laws by a majority of votes eligible to vote at any meeting of the shareholders, rather by than in some instances a required supermajority vote. Our board of directors has approved and adopted the Amended Bye-laws, including this amendment, subject to shareholder approval.

If Proposal No. 6 is not approved by shareholders at the annual general meeting, the provision of the Existing Bye-law will continue to govern, and the proposed amendment described in this Proposal No. 6 will not be implemented.

Description of Amendment

This proposed amendment is the result of our board of directors’ review of the company’s corporate governance policies and evolving corporate governance trends. The proposed amendment is contained in the revised Bye-law 86 (previously number 85) of the Amended Bye-laws. The following description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendment in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Shareholder Ability to Amend Bye-laws

The Existing Bye-laws provided that the Company’s Bye-laws may be amended by the shareholders upon a simple majority vote, provided that any Bye-law requiring a supermajority vote for approval of a particular matter may only be amended upon a vote of 66-2/3rds of the shares eligible to vote at a meeting at which a quorum is present.

The proposed amendment provides that shareholders may amend any Bye-law upon a vote of the simple majority of the votes cast at a meeting at which a quorum is present.

Conclusion

The Bye-laws require that this proposed amendment be approved by our shareholders. If the proposed amendment is approved by our shareholders, the amendment will become effective immediately.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 6 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 6.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 6. Assuming the presence of a quorum, the required vote is the affirmative vote of at least 66-2/3rds of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 7

APPROVAL OF AMENDMENT TO THE EXISTING BYE-LAWS

TO ALLOW MAJORITY VOTE TO APPROVE BUSINESS COMBINATIONS

The shareholders are being asked to approve an amendment to the Existing Bye-laws to allow shareholders to approve a business combination, as defined in the Bye-laws, by a majority of votes eligible to vote at any meeting of the shareholders, rather by than a supermajority vote. Our board of directors has approved and adopted the Amended Bye-laws, including this amendment, subject to shareholder approval.

If Proposal No. 7 is not approved by shareholders at the annual general meeting, the provision of the Existing Bye-Law will continue to govern, and the proposed amendment described in this Proposal No. 7 will not be implemented. In addition, the implementation of this Proposal No. 7 is conditioned on the approval by shareholders of Proposal No. 8 regarding approval of amendments to the Existing Bye-laws to amend the Existing Bye-laws to expressly permit our board of directors to adopt a shareholder rights plan with a term of less than 12 months or that is submitted for a vote of the shareholders within a specified time after adoption.

Description of Amendment

This proposed amendment is the result of our board of directors’ review of the company’s corporate governance policies and evolving corporate governance trends. The proposed amendment is contained in the revised Bye-law 79 of the Amended Bye-laws. The following description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendment in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Shareholder Approval of Business Combinations

The Existing Bye-laws provide that a proposed business combination, defined in the Bye-laws as “any scheme of arrangement, reconstruction, amalgamation, takeover or similar business combination involving the Company or any subsidiary of the Company and any other person”, in addition to any approval required under the Companies Act, if not approved by 66-2/3rds of the directors holding office on the date the board votes on the matter, must be approved by the shareholders by a vote of 66-2/3rds of votes cast and entitled to vote at a meeting of the shareholders at which a quorum is present. Under the Companies Act, unless the bye-laws of a company otherwise provide, a business combination must be approved by a majority vote of three-fourths of those voting at such meeting.

The proposed amendment provides that the shareholders can approve a business combination upon a vote of a simple majority of the votes cast at a meeting at which a quorum is present.

Conclusion

The Bye-laws require that this proposed amendment be approved by our shareholders. If the proposed amendment is approved by our shareholders, the amendment will become effective immediately.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 7 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 7.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 7. Assuming the presence of a quorum, the required vote is the affirmative vote of at least 66-2/3rds of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 8

APPROVAL OF AMENDMENT TO THE EXISTING BYE-LAWS TO EXPRESSLY PERMIT OUR

BOARD OF DIRECTORS TO ADOPT A SHAREHOLDERS RIGHTS PLAN

The shareholders are being asked to approve an amendment to the Existing Bye-laws to expressly permit our board of directors to adopt a shareholder rights plan with a term of less than 12 months or that is submitted for a vote of the shareholders within a specified time after adoption. Our board of directors has approved and adopted the Amended Bye-laws, including this amendment, subject to shareholder approval.

If Proposal No. 8 is not approved by shareholders at the annual general meeting, the proposed amendment described in this Proposal No. 8 will not be implemented. In addition, the implementation of this Proposal No. 8 is conditioned on the approval by shareholders of Proposal No. 7 regarding approval of amendments to the Existing Bye-laws to reduce the required approval of the shareholders with respect to a business combination to a majority of votes eligible to vote at any meeting of the shareholders.

Description of Amendment

This proposed amendment is the result of our board of directors’ review of the company’s corporate governance policies and evolving corporate governance trends. The proposed amendment is contained in the revised Bye-law 79 of the Amended Bye-laws. The following description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendment in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Authority of the Board to Adopt Shareholder Rights Plans

As described above under Proposal No. 7, pursuant to Bermuda law, approval of a business combination requires approval of three-fourths of those voting at the meeting. This requirement is in addition to the provisions of the Existing Bye-laws, which provide that, in addition to any approval required under the Companies Act, if not approved by 66-2/3rds of the directors holding office on the date the board votes on the matter, a business combination must be approved by the shareholders by a vote of 66-2/3rds of votes cast and entitled to vote at a meeting of the shareholders at which a quorum is present. Our board of directors believes it is in the best interests of the shareholders to reduce the required approval of the shareholders with respect to a business combination to a majority of votes eligible to vote at any meeting of the shareholders, rather than by a supermajority vote. Our board of directors believes, however, that it is in the best interests of the Company and its shareholders for the Company to have some defenses expressly available to it in the event of an unsolicited takeover proposal, to ensure that the board of directors is able to fully evaluate what course of action is in the best interests of the Company and its shareholders. Pursuant to the Existing Bye-laws, the board of directors has the right to adopt a shareholder rights plan. However, the Company believes that the value of any such shareholder rights plan to the Company and its shareholders will be augmented by amending the Existing Bye-laws in the manner proposed in this Proposal No. 8.

The Company recognizes that some shareholders and shareholder advisory firms have concerns regarding use of shareholder rights plans as a defense measure. Accordingly, the amendment as proposed specifies that any shareholder rights plan adopted pursuant to the Bye-law described below would either (1) have a term of less than 12 months or (2) be submitted to the Company’s shareholders for approval by the earlier of (x) 12 months following adoption of the plan and (y) the Company’s next annual general meeting after adoption. In addition, any such shareholder rights plan would not contain any “dead-hand” or “modified dead-hand” provisions.

Our board of directors is committed to creating value for the benefit of all of its shareholders. The board of directors recognizes that in some cases, a business combination may be in the best interests of a company and its shareholders. In some situations, however, a company may be presented with an unsolicited offer at a time when the company has other alternatives that it believes would create better value for shareholders. The board of directors believes that it is in the best interests of any company, including the Company, for its board of directors to be able to carefully consider its alternatives at any time it receives a proposal for a business combination. Under the Existing Bye-laws, the supermajority vote provisions with regard to approval of business combinations provide a significant hurdle to consummation of any business combination, whether hostile or friendly, but also serves as a defensive provision in the event of a hostile offer. The Company is proposing to reduce that hurdle but, given that it is also relinquishing a significant defensive measure, the Company believes that Proposal No. 8 provides a fair defensive alternative in exchange. Unlike a supermajority vote requirement, which is a blunt instrument that applies to all business combinations regardless of the circumstances, Proposal No. 8 provides the board of directors with a tool that it can employ selectively, only when it deems appropriate in light of the particular circumstances.

Conclusion

The Bye-laws require that this proposed amendment be approved by our shareholders. If the proposed amendment is approved by our shareholders, the amendment will become effective immediately.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 8 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 8.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 8. Assuming the presence of a quorum, the required vote is the affirmative vote of a majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 9

APPROVAL OF AMENDMENT TO THE EXISTING BYE-LAWS

REGARDING REMOVAL OF DIRECTORS

The shareholders are being asked to approve an amendment to the Existing Bye-laws to allow shareholders to remove directors with or without cause by a majority vote rather than a supermajority vote, and removes the limit on the number of directors that can be removed at any one time. Our board of directors has approved and adopted the Amended Bye-laws, including this amendment, subject to shareholder approval.

If Proposal No. 9 is not approved by shareholders at the annual general meeting, the provision of the Existing Bye-law will continue to govern, and the proposed amendment described in this Proposal No. 9 will not be implemented.

Description of Amendment

This proposed amendment is the result of our board of directors’ review of the company’s corporate governance policies and evolving corporate governance trends. The proposed amendment is contained in the revised Bye-law 15 of the Amended Bye-laws. The following description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the text of the proposed amendment in the Amended Bye-laws, which is attached to this proxy statement as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the Amended Bye-laws in its entirety.

Shareholder Ability to Remove Directors

The Existing Bye-laws provide that directors may only be removed for cause by a vote of 66-2/3rds of the shares eligible to vote at the meeting and that no more than one-third of the board members may be removed at any one time.

The proposed amendment provides that the shareholders may remove any or all of the directors of the Company, with or without cause, upon a majority of the votes cast at a meeting at which a quorum is present.

Conclusion

The Bye-laws require that these proposed amendments be approved by our shareholders. If the proposed amendment is approved by our shareholders, the amendment will become effective immediately.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 9 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the approval of Proposal No. 9.

Unless authority to do so is withheld, the proxy holders named in the proxy card will vote the shares represented thereby FOR the approval of Proposal No. 9. Assuming the presence of a quorum, the required vote is the affirmative vote of a majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome.

PROPOSAL NO. 10

APPROVAL OF AMENDMENT TO THE EXISTING BYE-LAWS

TO ADOPT A PLURALITY VOTING STANDARD IN CONTESTED ELECTIONS OF DIRECTORS

The shareholders are being asked to approve an amendment of Bye-law 44 of the Existing Bye-laws to allow the Company to adopt a plurality voting standard in the election of directors, solely in the case of a contested election (i.e., where there are more candidates nominated than board positions available.

Description of Amendment

The Company currently has a majority voting standard for both uncontested and contested director elections. Pursuant to our Bye-laws, election of a director requires the affirmative vote of a simple majority of votes cast and entitled to vote at the annual general meeting, assuming a quorum is present. However, in the context of contested director elections — meaning that more candidates have been nominated than Board positions are available — governance experts believe that a plurality voting standard is more appropriate for a number of reasons, including avoiding the risk of a failed election (i.e., where no candidates are elected, or where substantially fewer candidates are elected than positions available). Under a plurality voting standard, the nominees receiving the highest number of votes, regardless of whether the nominees receive a majority of the votes cast in the election, would be elected as directors. In the United States, proxy advisory firms generally support this view as well, and best practice calls for a majority voting standard in uncontested director elections and a plurality voting standard in contested elections.

Conclusion

In light of the Board’s recommendation to adopt proxy access as proposed in Proposal No. 4, and the board’s continual review of governance standards, the board recommends that shareholders approve an amendment to our Existing Bye-laws to provide for a plurality voting standard solely in the case of a contested election. If adopted, this amendment would provide that where the number of director nominees exceeds the number of directors to be elected, only those directors receiving the most votes for the available seats would be elected.

The board believes it is in the best interests of our shareholders to adopt the plurality voting standard in the case of contested elections, while maintaining the Company’s majority voting standard in the case of uncontested elections. Accordingly, Proposal No. 10 seeks shareholder approval to amend our Bye-laws to provide for plurality voting in a contested election.

Text of Resolution

The text of the resolution in respect of this proposal is as follows:

“The Bye-laws be and hereby are amended in the manner provided in this Proposal 10 as set forth in Appendix A of this proxy statement.”

Board Recommendation and Required Vote

Our board of directors unanimously recommends that your vote FOR approval of Proposal No. 10.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR Proposal No. 10. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a simple majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and have no effect on the outcome.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended January 30, 2016. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the information by reference in such filing.

The Audit Committee has reviewed and discussed our audited financial statements with management. The audit committee has reviewed and discussed the audited financial statements with Deloitte & Touche, LLP including such items as are required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee has received from the independent registered public accounting firm, Deloitte & Touche, LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the audit committee has discussed with Deloitte & Touche, LLP the independence of the independent registered public accounting firm.

After review of the discussions and written correspondence described above, as well as such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to our board of directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016. The audit committee appointed Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending January 29, 2017, subject to our shareholders approving such appointment at the 2016 annual general meeting of shareholders.

The Audit Committee

Robert Switz, Chairman

Dr. Juergen Gromer

Dr. John G. Kassakian

Michael Strachan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares as of September 12, 2016, except as noted otherwise, for:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding shares;

•	each of our directors as of September 12, 2016 and nominees for director;

•	each of our named executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and executive officers as of September 12, 2016 as a group.

Unless otherwise indicated, the address of each of the beneficial owners is c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

	Shares Beneficially Owned(1)
Name	Number	Percent**
5% Shareholders:
FMR LLC(2)	50,835,497	9.9
245 Summer Street
Boston, Massachusetts 02210
Starboard Value LP(3)	33,720,786	6.6
777 Third Avenue, 18th Floor
New York, New York, 10017
The Vanguard Group(4)	28,730,206	5.6
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Directors and Named Executive Officers:
Richard S. Hill	24,948	*
Mathew J. Murphy	—	*
Weili Dai(5)	71,225,977	13.9
Peter A. Feld(13)	33,724,032	6.6
Dr. Juergen Gromer(6)	200,964	*
Dr. John G. Kassakian(7)	191,262	*
Oleg Khaykin	13,246	*
Arturo Krueger(8)	163,262	*
Michael Strachan(12)	49,368	*
Dr. Sehat Sutardja(5)	71,225,977	13.9
Robert Switz	3,246	*
Dr. Randhir Thakur(9)	90,078	*
David P. Eichler	—	*
Mike Rashkin(11)	43,317	*
Sukhi Nagesh(11)	7,354	*
Dr. Zining Wu(10)	264,898	*
Directors and current executive officers as a group (19 persons) (14)	105,683,137	20.6

*	Less than one percent.
**	The percentage of beneficial ownership for the following table is based on 512,041,279 shares outstanding on September 12, 2016.
(1)

Unless otherwise indicated, to our knowledge, all persons listed have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law. The number of shares beneficially owned by each shareholder is determined in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares with respect to which the shareholder has sole or shared voting or investment power and any shares that the shareholder has a right to acquire within 60 days after September 12, 2016 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding shares, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares. Unless otherwise noted, the amounts shown are based on information furnished by the people named.
(2)	Based solely on information on Schedule 13G/A filed with the SEC on June 10, 2016.
(3)	Based solely on information on Schedule 13D/A filed with the SEC on April 25, 2016. Represents 33,720,786 shares held in an account managed by Starboard Value LP, which includes 13,323,422 shares underlying call options exercisable within 60 days of April 25, 2016. Includes (i) 1,772,606 shares held in the Starboard Value LP Account, (ii) 13,495,491 shares beneficially owned by Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), including 11,287,308 Shares underlying certain call options, (iii) 1,588,369 shares beneficially owned by Starboard Value and Opportunity S LLC (“Starboard S LLC”), including 1,308,889 Shares underlying certain call options. (iv) 877,932 shares beneficially owned by Starboard Value and Opportunity C LP (“Starboard C LP”), including 727,225 Shares underlying certain call options; (v) 9,310,245 shares beneficially owned by Starboard Leaders Juliet LLC (“Starboard Juliet LLC”), (vi) 3,792,301 shares beneficially owned by Starboard Leaders Select II LP (“Starboard Select II LP”) and (vii) 2,883,842 shares beneficially owned by Starboard T Fund LP (“Starboard T LP”). Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, may be deemed the beneficial owner of the shares owned by Starboard C LP. Starboard Value R GP LLC (“Starboard R GP”), as the general partner of Starboard R LP, may be deemed the beneficial owner of the shares owned by Starboard C LP. Starboard Leaders Fund LP (“Starboard Leaders Fund”), as a member of Starboard Juliet LLC, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC. Starboard Leaders Select II GP LLC (“Starboard Select II GP”), as the general partner of Starboard Select II LP, may be deemed the beneficial owner of the shares owned by Starboard Select II LP. Starboard Leaders Select Fund LP (“Starboard Select Fund”), as the sole member of Starboard Select II GP, may be deemed the beneficial owner of the shares owned by Starboard Select II LP. Starboard Value A LP (“Starboard A LP”), as the general partner of Starboard Leaders Fund, Starboard Select Fund and Starboard T LP and the managing member of Starboard Juliet LLC, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC, Starboard Select II LP and Starboard T LP. Starboard Value A GP LLC (“Starboard A GP”), as the general partner of Starboard A LP, may be deemed the beneficial owner of the shares owned by Starboard Juliet LLC, Starboard Select II LP and Starboard T LP. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the shares owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the shares held in the Starboard Value LP Account. Mr. Feld expressly disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(4)	Based solely on information on Schedule 13G/A filed with the SEC on February 10, 2016.
(5)	Consists of 4,309,300 shares subject to stock options held by Dr. Sutardja of which Ms. Dai may be deemed to have beneficial ownership and 1,680,000 shares subject to stock options held by Ms. Dai of which Dr. Sutardja may be deemed to have beneficial ownership and that are currently exercisable or will become exercisable within 60 days after September 12, 2016; 43,514,448 shares held by SSWD LLC, of which Dr. Sutardja and Ms. Dai are managing members; 3,468,895 shares held jointly by Dr. Sutardja and Ms. Dai, of which Dr. Sutardja and Ms. Dai share voting and dispositive power; and 18,253,334 shares held by The Sutardja Family Partners, a California family limited partnership, of which Dr. Sutardja and Ms. Dai are the general partners and share voting and dispositive power. Dr. Sutardja and Ms. Dai are husband and wife.
(6)	Includes 145,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after September 12, 2016.
(7)	Includes 133,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after September 12, 2016.
(8)	Includes 107,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after September 12, 2016.
(9)	Includes 48,078 shares held by the Thakur Family Trust DTD 6/7/1999 and 50,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after September 12, 2016.
(10)	Dr. Wu left his position as Chief Technology Officer of the Company on September 9, 2016. Includes 145,000 vested stock options that are currently exercisable until 30 days from his termination of employment.
(11)	Based on the most current Form 4 filed by the reporting person.
(12)	Includes 31,298 shares held by the Strachan Revocable Trust DTD 1/26/01 of which Mr. Strachan is a trustee and beneficiary; 7,860 shares held by Mr. Strachan’s IRA; 7,830 shares held by his spouse’s IRA; and 2,380 shares held directly by Mr. Strachan.
(13)	Includes 3,246 shares held by Mr. Feld directly. See footnote 3 for information regarding shares held by Starboard Value LP with which Mr. Feld is affiliated. Mr. Feld expressly disclaims beneficial ownership of the shares held by Starboard, except to the extent of his pecuniary interest therein.
(14)	Includes 6,569,300 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after September 12, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, our officers and directors and persons who beneficially own more than 10% of our shares are required to file with the SEC and furnish to us reports of ownership and change in ownership with respect to all our equity securities. Based solely on our review of the copies of such reports received by us during or with respect to the fiscal year ended January 30, 2016, and representations from such reporting persons, we believe that our officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to such individuals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation paid to our named executive officers during fiscal 2016, which ran from February 2, 2015 until January 30, 2016, and certain information regarding compensation decisions made in fiscal 2017. During fiscal 2016, the named executive officers were:

•	Dr. Sehat Sutardja, our former Chairman of the Board (to May 1, 2016) and former Chief Executive Officer (to April 1, 2016);

•	Ms. Weili Dai, our former President (to April 1, 2016);

•	Dr. Zining Wu, our former Chief Technology Officer (through September 9, 2016);

•	Mr. David P. Eichler, our former Interim Chief Financial Officer (from October 16, 2015 through August 2016);

•

Mr. Sukhi Nagesh, our former Interim Chief Financial Officer (from May 22, 2015 to October 7, 2015) and former Senior Vice President of Corporate Development and Strategy, Financial Planning and Analysis and Investor Relations (from October 7, 2015 to January 15, 2016); and

•	Mr. Michael Rashkin, our former Chief Financial Officer (retired May 22, 2015).

Our named executive officers were the only officers with the responsibility level and business impact in fiscal 2016 to qualify as executive officers under SEC rules.

Executive Summary

Actions Taken in Consideration of “Say on Pay” Vote

At the 2015 annual general meeting of shareholders, we received support from approximately 44% of shareholders voting on the proposal for our fiscal 2015 named executive officer compensation program (“Say on Pay”). We take shareholder feedback very seriously and have taken a number of significant actions in response to this Say on Pay vote result, including extensive shareholder outreach during fiscal 2016 and changes to our fiscal 2016 named executive officer compensation programs and our fiscal 2017 named executive officer compensation programs.

Shareholder feedback, company performance and market practice were all key considerations in identifying and implementing changes to the named executive officer compensation programs for fiscal 2016 and 2017.

Relevant Section(s) for Further Details

Introduction of Relative TSR Metric to the Long-term Incentive Plan

A portion of the fiscal 2016 performance-based equity awards to named executive officers will vest based on our relative TSR performance (as defined below) versus the 2016 peer group over a two-year performance period.

See “Fiscal 2016 Long-Term Incentive Awards (Equity)” under “Key Elements of Compensation for Fiscal 2015”

Peer Group Changes

To ensure a continued robust peer group and in consideration of our positioning relative to the median company size, the ECC determined to add three new companies to our peer group for fiscal 2016.

See “Fiscal 2016 Peer Group”

Performance Accountability

We paid no performance-based cash bonuses for fiscal 2016 because performance achieved was below threshold. We vested no performance-based equity awards for fiscal 2016 because performance achieved was below threshold.

See “Fiscal 2016 Annual Incentive Plan (Cash)” and “Fiscal 2016 Long-Term Incentive (“LTI”) Awards (Equity)” as well as “Actual Performance Achievement and Awards Vested”

Fiscal 2017 Increase in Percentage of Performance-based Weighting to Total Cash Compensation

In fiscal 2017, we further emphasized performance-based compensation by substantially increasing the percentage of total cash compensation of the new executives that is based on performance.

See “Key Fiscal 2017 Compensation Program Decisions”

Fiscal 2017 Changes to Mix of Equity Awards

In fiscal 2017, we changed the mix of equity awards for new executives to an aggregate of 60% based on performance. Our current mix is as follows: 40% time-based; 30% based on three-year TSR and 30% based on Company performance measures.

See “Key Fiscal 2017 Compensation Program Decisions”

Change in Composition of ECC In fiscal 2017, after adding five new independent directors to our board, we reconstituted the membership of our Executive Compensation Committee.	See “Introduction to Proposal Nos. 4 through 10” above

Shareholder Outreach

Following the 2015 Say on Pay vote, we reached out to major institutional shareholders to gather detailed shareholder feedback, in particular regarding rationale for Say on Pay voting decisions.

Additional shareholder outreach was conducted during fiscal 2016 to ensure understanding of current governance issues of particular interest to our shareholders in preparation for fiscal 2017 compensation decisions.

Additionally, we continue to maintain good governance pay practices described in more detail elsewhere in this Compensation Discussion and Analysis and this proxy statement, including stock ownership guidelines, a policy concerning recoupment of CEO and CFO bonuses following restatements, no gross up provisions, effective risk management, maintenance of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) eligible plans, and anti-hedging provisions in our insider trading policy.

We hold advisory votes to approve named executive officer compensation on an annual basis. When making future compensation decisions, the Executive Compensation Committee (“ECC” or the “Committee”) will consider the results from the prior year’s advisory vote on named executive officer compensation, as well as feedback from shareholders throughout the course of such year. We will continue to proactively review our named executive officer compensation program and take actions to ensure that executive pay is aligned with company performance.

CEO Pay Alignment with Company Performance

A key element of our executive compensation program, including our CEO’s compensation, is the explicit link between compensation and both overall business results and individual performance, as discussed more generally below under “Compensation Philosophy.” We made the following key decisions relating to fiscal 2016 compensation of our CEO:

•	No annual incentive plan payout based on fiscal 2016 financial performance; and

•	No vesting of performance-based equity awards that are subject to fiscal 2016 financial or strategic performance.

The relationship between our CEO’s target pay opportunity, realizable pay, and company performance as measured by TSR (each as defined below) further illustrates the alignment of our CEO’s compensation with business performance, and our emphasis on shareholder value creation. While most of the required compensation disclosures discuss pay opportunities (i.e., the awards that may be earned), realizable pay considers actual compensation that was earned or could be earned based on performance.

•

Target pay opportunity for a given fiscal year means the sum of the salary and target cash bonus opportunity in that fiscal year, plus the grant date fair value of all equity awards (stock options and restricted stock units) granted during the fiscal year. Does not include “all other compensation” as defined for Summary Compensation Table purposes;

•

Realizable pay for a given fiscal year means the sum of salary and actual cash bonus paid for that fiscal year, plus the current (2016 fiscal year-end) realizable value of equity granted in that fiscal year. The current realizable value of equity is calculated as the “in the money” value of stock options assuming that any vested stock options remain unexercised, plus the market value of restricted stock units, assuming that shares underlying any vested restricted stock units are still held by the CEO. For equity awards with performance-based vesting the target number of shares are included for periods in respect of fiscal years that have not been completed and the actual number of shares that vested are included for completed performance periods. Does not include “all other compensation” as defined for Summary Compensation Table purposes; and

•	Total shareholder return is the increase in company stock price plus reinvested dividends, measured from the start of each fiscal year from fiscal 2012 through 2016 fiscal year end.

The following graph shows the target pay opportunity and realizable pay of our CEO, Dr. Sutardja, for each fiscal year since fiscal 2012, and the strong correlation of his realizable pay with total shareholder return.

	FY2012	FY2013	FY2014	FY2015	FY2016
Dr. Sutardja Target Pay Opportunity (as determined in each fiscal year)	$13,324,040	$13,916,750	$8,385,200	$9,143,158	$9,523,128
Dr. Sutardja Realizable Pay (including realizable equity values at FYE 2016)	$963,076	$2,620,000	$2,620,000	$4,696,697	$2,555,563
Total Shareholder Return (measured through FYE 2016)	-12.8%	-11.4%	0.5%	-21.5%	-41.6%

The chart clearly shows the impact of company performance on Dr. Sutardja’s realizable pay, particularly in comparison to the target pay opportunity. The strong emphasis on performance-based pay in the CEO’s total compensation program, further enhanced by the reintroduction of relative total shareholder return as a metric for equity award vesting in fiscal 2016, ensures that the CEO’s realizable pay changes over time, with the difference between the pay opportunity and realizable pay reflecting achievement of incentive plan goals and company stock price performance.

Fiscal 2016 Named Executive Officer Compensation Determination

Compensation Philosophy

The ECC oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. Our primary business objective is to create long-term value for our shareholders. To achieve this objective, our executive compensation program is intended to achieve five primary objectives:

•	Market Competitive: Provide a market-competitive level of total compensation opportunity that reflects the individual executive’s role and ability to impact business performance;

•	Performance-Based: Establish an explicit link between compensation and both overall business results and individual performance;

•	Long-Term Focused: Promote a long-term focus for our named executive officers through incentive compensation that vests over multiple years;

•

Aligned with Shareholders: Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value through distribution of equity; and

•	Equity Stake: Distribute equity to key employees to allow them to participate in the creation of shareholder value.

The ECC believes that both the elements and level of fiscal 2016 compensation for our named executive officers were consistent with the five primary objectives contained in our compensation philosophy as well as the overall goal of emphasizing sustained share price growth. In particular, the ECC believes that the structure and level of our fiscal 2016 compensation for our named executive officers was linked to our business performance.

Fiscal 2016 Peer Group

During fiscal 2015, the ECC reviewed the existing peer group for alignment with companies that are similar in revenue, industry segment and/or which compete with us for talent. The ECC utilized competitive market compensation data based on the practices of the revised peer group to guide fiscal 2016 pay decisions.

The peer group for 2016 consists of semiconductor companies and other similarly-sized companies in the technology industry the ECC believed to be generally comparable to us in terms of revenue, EBITDA margin, market value and/or that Marvell competes with for executive talent. In making changes to the peer group for fiscal 2016, the ECC also gave consideration to feedback from institutional shareholders and shareholder advisory groups. LSI Corporation was removed from the 2016 peer group because it was acquired by Avago Technologies. Three new peer companies were added, increasing the robustness of the comparative group for benchmarking purposes. In response to feedback from shareholder advisory groups, the ECC ensured that the new peer companies helped to balance the size of existing peer companies and reflect Marvell’s current size.

Peer Group for Fiscal 2016

Company	Status for Fiscal 2016 Peer Group
Adobe Systems Incorporated	Remained Peer
Advanced Micro Devices, Inc.	Remained Peer
Altera Corporation	Remained Peer
Analog Devices, Inc.	Remained Peer
Broadcom Corporation	Remained Peer
Juniper Networks Inc.	Remained Peer
NetApp, Inc.	Remained Peer
NVIDIA Corporation	Remained Peer
Xilinx, Inc.	Remained Peer
Cadence Design Systems Inc.	Added
Freescale Semiconductor Ltd. Synopsys Inc. LSI Corporation	Added Added Removed

The Determination Process

After establishing our guiding principles and amending the peer group as outlined above, the ECC then determined the amount of each compensation element for the named executive officers in a two-step process, as follows:

Work Step	Description
1. Evaluate each element of compensation separately	Ensure that each component of compensation meets the desired objectives for that element (i.e., base salary, target annual incentive opportunity and equity awards).

2. Review the value of the total compensation package to ensure consistency and appropriateness

Ensure that:

•    In aggregate, the total value of the compensation package is reasonable when compared against the peer group; and

•    Compensation is consistent with market practices and all decisions are based on the judgment of the members of the ECC.

As a starting point, the ECC reviewed competitive compensation market data collected and analyzed by Mercer, the ECC’s compensation consultant, from the compensation peer group described above. The compensation data represented the most recently available data at the end of fiscal year 2015.

Key Elements of Compensation for Fiscal 2016

The tables and commentary in this section primarily relate to the fiscal 2016 compensation for the three named executive officers that served throughout fiscal 2016, namely Dr. Sutardja, Ms. Dai, and Dr. Wu. Fiscal 2016 compensation information for the individuals that each served in the role of Chief Financial Officer for a portion of fiscal 2016 is covered separately at the end of this section under “Fiscal 2016 Chief Financial Officer Compensation.”

Fiscal 2016 Salaries

Base salaries for Dr. Sutardja, Ms. Dai, and Dr. Wu were adjusted to $980,000, $650,000 and $435,000, respectively, to reflect their then current roles and responsibilities within the organization. The new salaries were effective April 1, 2015, consistent with effective dates for salary increases to the broader employee population. The increases occurred during fiscal 2016, in part, because no changes had been made to their salaries during fiscal 2014 or fiscal 2015.

Details about named executive officer compensation relative to the peer group companies are provided in the section “Total Compensation Value and Competitive Positioning” below.

Executive	Fiscal 2016 Base Salary	Fiscal 2015 Base Salary	Fiscal 2016% Increase
Dr. Sehat Sutardja	$980,000	$850,000	15.3%
Ms. Weili Dai	$650,000	$560,000	16.1%
Dr. Zining Wu	$435,000	$400,000	8.7%

Fiscal 2016 Annual Incentive Plan (Cash)

For the fiscal 2016 annual incentive plan, the ECC established the following threshold, target and maximum amount of awards payable, expressed as a percentage of base salary, for each of our named executive officers:

	Fiscal 2016 Annual Incentive Opportunity Expressed as a Percentage of Base Salary[1]
Executive	Below Threshold	Threshold Performance	Target Performance	Maximum Performance
Dr. Sehat Sutardja	0%	67.5%	112.5%	202.5%
Ms. Weili Dai	0%	36%	60%	108%
Dr. Zining Wu	0%	22.5%	37.5%	67.5%

(1)	Annual incentive payout is calculated using a straight line interpolation for performance between threshold and target or between target and maximum.

Mr. Nagesh and Mr. Eichler were not participants in the fiscal 2016 Section 162(m) annual incentive plan as they were not named executive officers at the time the plan goals were determined by the ECC. Mr. Rashkin retired during fiscal 2016. Therefore, Mr. Rashkin, Mr. Nagesh and Mr. Eichler were not eligible to receive any cash incentive payout for fiscal 2016.

The fiscal 2016 annual incentive plan for our named executive officers was 80% based on a combination of equally weighed revenue and modified non-GAAP operating income goals reflecting significant year-over-year growth targets. Growth in revenue and operating income are considered by the Board to be key drivers of the success of the company. The funding amount varied based on the achievement of goals at threshold, target and maximum levels. The remaining 20% of the plan was subject to the achievement of at least one of the threshold Company financial performance metrics described above, and then based on individual strategic goals, included in fiscal 2016 to account for differences between executives. The funding formula was based on a pre-established, objective formula, and the fiscal 2016 annual incentive plan was intended to qualify under Section 162(m) of the Code.

The following table presents the fiscal 2016 annual incentive plan goals established by the ECC at threshold, target and maximum performance levels and actual fiscal 2016 performance for each of these metrics. Each of the financial metrics was tied to the annual operating plan approved by the board of directors in April 2015.

		Level of Performance Achievement (in millions)			Actual Fiscal 2016 Performance (in millions)
Performance Metric	Weighting	Threshold	Target	Maximum
Revenue	40%	$3,000	$3,400	$3,869	$2,726
Modified Non-GAAP Operating Income(1)	40%	$310	$460	$585	$194
Strategic Goals	20%	Varies by individual but subject to threshold financial performance metrics; see below for details			Threshold Company financial performance metrics not achieved

(1)

For purposes of the 2016 annual incentive plan, non-GAAP operating income is defined as GAAP operating income less (i) share-based compensation, (ii) amortization of acquisition-related intangible assets and acquisition-related costs, (iii) restructuring and other exit-related costs, and (iv) litigation settlement costs removed for non-GAAP purposes in our quarterly earnings releases, except with respect to the litigation with Carnegie Mellon University (the “CMU litigation”). Modified non-GAAP operating income excludes amounts paid or accrued in respect of final judgments or settlements related to the CMU litigation, regardless of whether these amounts are excluded from non-GAAP operating income in our quarterly earnings releases.

The individual strategic goals identified for each executive officer included a mix of financial and operational as well as quantitative and qualitative factors. For fiscal 2016, these included, but were not limited to: execution of the strategic plan; cost management, expense and pricing related goals; and product and technology development goals. The strategic goals and weightings approved by the Committee were tailored to the specific roles and responsibilities of each named executive officer. The ECC initially determined what categories of individual strategic goals would be appropriate for the executive officers, and then suggested specific goals for each individual. The individual executive officers proposed additional goals based on the needs of their internal constituents. Following discussion without the executive officers present, the ECC then approved the final individual strategic goals.

Payout of the portion of annual incentive plan subject to individual strategic goals is subject to achievement of the “Threshold” Company financial performance metric for either of the revenue or modified non-GAAP operating income performance metrics described above. Achievement of either threshold Company financial performance metric allows for full payout under this portion of the performance awards, but subject to the ECC applying negative discretion based on actual achievement of individual strategic goals to determine the actual payout.

Fiscal 2016 performance was such that both revenue and modified non-GAAP operating income actually achieved were below the threshold goals established by the ECC and, therefore, the named executive officers did not received any payouts under the fiscal 2016 annual incentive plan.

		Fiscal 2016 Incentive Opportunity at Target (% of Base Salary)	Actual Fiscal 2016 Annual Incentive Payout (% of Target)
Executive	Fiscal 2016 Base Salary		Revenue Metric Payout (% of Target)	Non-GAAP Operating Income Metric Payout (% of Target)	Total Fiscal 2016 Annual Incentive Payout (% of Target)
Dr. Sehat Sutardja	$980,000	$1,102,500 (112.5%)	$0(0%)	$0(0%)	$0(0%)
Ms. Weili Dai	$650,000	$390,000 (60%)	$0(0%)	$0(0%)	$0(0%)
Dr. Zining Wu	$435,000	$163,125 (37.5%)	$0(0%)	$0(0%)	$0(0%)

The ECC will continue to review non-equity incentive opportunities relative to the difficulty of plan goals and affordability of payouts relative to financial performance.

Fiscal 2016 Long-Term Incentive (“LTI”) Awards (Equity)

Our executive compensation packages are designed to ensure that a substantial portion of compensation is linked to incentivizing and rewarding increases in our market capitalization as a result of sustained share price growth. For fiscal 2016, and in response to shareholder feedback, the ECC decided to accomplish this objective by granting equity awards to named executive officers as follows:

•

Approximately 75% as performance-based RSUs and performance awards with equal potential vesting tranches on April 1, 2016 subject to the achievement of pre-determined fiscal 2016 company and individual strategic performance goals, and on April 1, 2017 subject to the achievement of 2-fiscal year relative total shareholder return (TSR) goals; and

•	Approximately 25% as stock options with equal vesting on each of April 1, 2018 and April 1, 2019.

Each of the foregoing stock options, performance-based RSUs and performance awards were made pursuant to the 1995 Stock Plan. The performance-based RSUs and performance awards were granted on April 30, 2015, and stock option awards were granted on June 24, 2015. The exercise price of each stock option award was equal to $14.35, the closing price of our common stock as reported on the NASDAQ Global Select Market on June 24, 2015, the date of grant.

The tables below provide the number of shares underlying the equity awards described above.

	Performance-based RSUs and Performance Awards at Target Performance Levels		Stock Options
Executive	Number	Grant Date Fair Value	Number	Grant Date Fair Value	Total Value
Dr. Sehat Sutardja	444,939	$5,831,951	458,856	$1,823,677	$7,655,628
Ms. Weili Dai	247,066	$3,243,796	254,920	$1,013,154	$4,256,950
Dr. Zining Wu	142,066	$1,874,343	127,460	$506,577	$2,380,920

Assumptions used in valuing the stock option grants included:

Methodology	Black-Scholes
Grant Date	June 24, 2015
Exercise Price/FMV	$14.35
Volatility	33.78%
Expected Term	5.41 years
Dividend Yield	1.62%
Valuation	$3.97

The LTI plan used the following metrics: revenue, modified non-GAAP operating income, relative total shareholder return (“TSR”), individual strategic goals and supplemental individual strategic goals. Marvell TSR performance was compared to the TSR performance of constituent companies of the Philadelphia Semiconductor Sector Index (SOX) during a 2-fiscal year performance period. See also “— Actual Performance Achievement and Awards Vested” below.

	LTI Plan Goals
	Threshold		Target		Maximum
Performance Metrics	Goal	Shares as % of Target	Goal	Shares as % of Target	Goal	Shares as % of Target
FY2016 Revenue	$3,000M	50%	$3,400M	100%	$3,869M	200%
FY2016 Modified Non-GAAP Operating Income	$310M	50%	$460M	100%	$585M	200%
FY2016-FY2017 Relative TSR (percentile positioning relative to SOX index constituents)	25th%ile	50%	50th%ile	100%	100th%ile	200%

The awards of performance-based RSUs and performance awards described above, as determined by the ECC, resulted in the following weightings of financial performance metrics, individual strategic goals and relative TSR goals:

	Weighting of Performance Metrics by NEO
	Revenue	Modified Non-GAAP Operating Income	Individual Strategic Goals	Relative TSR
Dr. Sehat Sutardja	18%	18%	23%	40%
Ms. Weili Dai	18%	18%	23%	41%
Dr. Zining Wu	16%	16%	34%	35%

The individual strategic goals identified for each executive officer included a mix of financial and operational, quantitative and qualitative factors. For fiscal 2016, these included, but were not limited to: execution of the strategic plan; cost management, expense and pricing related goals; and product and technology development goals. The strategic goals and weightings approved by the Committee were tailored to the specific roles and responsibilities of each named executive officer. The ECC initially determined what categories of individual strategic goals would be appropriate for the executive officers, and then suggested specific goals for each individual. The individual executive officers proposed additional goals based on the needs of their internal constituents. Following discussion without the executive officers present, the ECC then approved the final individual strategic goals.

Vesting of a portion of the performance awards subject to individual strategic goals is subject to achievement of the “Threshold” Company financial performance metric for either of the revenue or modified non-GAAP operating income performance metrics described above. Achievement of threshold financial performance metric allows for vesting of all shares under this portion of the performance awards, but subject to the ECC applying negative discretion based on actual achievement of individual strategic goals to determine the number of shares that shall vest in respect of the performance award for each named executive officer.

Total Compensation Value and Competitive Positioning

The ECC positioned the fiscal 2016 named executive officer compensation packages to be consistent with the compensation philosophy and compensation principles discussed above. The table below presents the resulting positioning of fiscal 2016 compensation for our named executive officers:

(i) As a percentage of the median (50th percentile) of competitive compensation data collected for the 2016 peer group companies; and

(ii) As a percentile rank relative to competitive compensation data collected for the 2016 peer group companies.

The value attributed to the equity awards is equal to the accounting grant date fair value of the awards. The named executive officer competitive compensation positioning is relative to publicly disclosed compensation information for the 2016 peer group companies as available at the time the ECC approved our fiscal 2016 compensation programs and, therefore, reflects historical, not current year compensation. For purposes of the table below, “AIP” means Annual Incentive Plan and “LTI” means Long-Term Incentive.

		As a Percentage of Median of 2016 Peer Group Companies			Percentile Rank Relative to 2016 Peer Group Companies
Pay Element	Performance Assumption	Dr. Sutardja	Ms. W. Dai	Dr. Z. Wu	Dr. Sutardja	Ms. W. Dai	Dr. Z. Wu
Salary	—	112%	128%	88%	60%ile	>75%ile	36%ile
Total Cash Compensation (Salary + AIP)	Target AIP Payout	106%	98%	59%	56%ile	50%ile	<25%ile
Total Cash Compensation (Salary + AIP)	Maximum AIP Payout	150%	127%	72%	>75%ile	>75%ile	<25%ile
Total Direct Compensation (Salary + AIP + LTI)	Target AIP & LTI Payout	135%	173%	133%	>75%ile	>75%ile	69%ile
Total Direct Compensation (Salary + AIP + LTI)	Maximum AIP & LTI Payout	209%	265%	194%	>75%ile	>75%ile	>75%ile

Outstanding Performance-Based Equity Awards

In fiscal 2012, performance-based equity awards were granted in the form of stock options with vesting contingent on the achievement of a stringent average stock price hurdle described in more detail below. In fiscal 2013, no performance-based equity awards were granted. In fiscal 2014, Ms. Dai received a performance-based equity award that is no longer outstanding. In fiscal 2015 and fiscal 2016, all named executive officers received performance-based equity awards in the form of RSUs and performance awards.

The table below provides detailed information regarding outstanding performance-based equity awards granted to each named executive officer, including vesting conditions and number of shares vesting based on fiscal 2016 performance.

Executive	Fiscal Year of Grant	Total Number of Performance- Based Shares (options or RSUs/ Performance Awards) Granted in Grant Year (#)	Performance Measures	Number of Shares That Could Vest at Target Performance For Fiscal 2016 Performance Period (#)	Actual Number of Shares Vested For Fiscal 2016 Performance Period (#)
Dr. Sehat Sutardja	2016	444,939 (RSUs and performance awards)	Revenue /Modified non-GAAP Operating Income / Strategic Goals / Relative TSR[1]	252,220	0
	2015	357,000 (RSUs and performance awards)	Revenue / Modified non- GAAP Operating Income / Strategic Goals[2]	178,500	0
	2012	1,400,000 (options)	Share Price[3]	1,400,000	0
Ms. Weili Dai	2016	247,466 (RSUs and performance awards)	Revenue / Modified non- GAAP Operating Income / Strategic Goals /Relative TSR[1]	140,400	0
	2015	200,000 (RSUs and performance awards)	Revenue / Modified non- GAAP Operating Income / Strategic Goals[2]	100,000	0
	2012	360,000 (options)	Share Price[2]	360,000	0
Dr. Zining Wu	2016	142,066 (RSUs and performance awards)	Revenue / Modified non- GAAP Operating Income / Strategic Goals / Relative TSR[1]	88,533	33,616
	2015	100,000 (RSUs and performance awards)	Revenue / Modified non- GAAP Operating Income / Strategic Goals[2]	50,000	0
	2012	50,000 (options)	Share Price[2]	50,000	0

1.	Performance goals disclosed in detail in the section “Fiscal 2016 Long-Term Incentive Awards.”
2.	Performance goals for fiscal 2015 awards were disclosed in detail in the Compensation Discussion and Analysis in the 2015 Proxy Statement, in the section “Fiscal 2015 Long-Term Incentive Awards,” and are summarized below in the section “Actual Performance Achievement and Awards Vested.”
3.	Performance-based stock options have a ten-year term and vest contingent on the achievement of a stringent average stock price hurdle before April 29, 2016. If the closing price of our common shares as reported by the NASDAQ Global Select Market equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary of the date of grant (the “Trigger Event”), then 100% of the shares subject to the stock option will vest on the date of the Trigger Event, subject to continued service through both the date of the Trigger Event and April 1, 2013. Each of the performance-based stock options will immediately expire if the Trigger Event does not occur prior to the 5th anniversary of the date of grant. As of April 29, 2016, the Trigger Event had not occurred and all performance-based options expired in accordance with their terms.

Actual Performance Achievement and Awards Vested

Following the end of fiscal 2016, the ECC measured the performance criteria associated with each named executive officer’s respective performance-based equity grants, determined the number of awards that would vest during the fiscal 2016 performance period for each grant and made the following determinations:

•	The share price Trigger Event for the performance-based stock options granted in fiscal 2012 was not met.

•

Both the Company’s fiscal 2016 revenue and modified non-GAAP operating income performance were below the threshold goals established by the ECC for both the 2015 and 2016 equity grants. Therefore, the ECC determined that none of the shares underlying fiscal 2015 and fiscal 2016 awards subject to fiscal 2016 Company financial performance would vest (as reflected in the following table):

Performance Metrics	Actual FY2016 Performance	FY2016 Grant		FY2015 Grant
		Goal Achievement	Vested Shares as % of Target	Goal Achievement	Vested Shares as % of Target
Revenue	$2,726M	Below Threshold	0%	Below Threshold	0%
Modified Non-GAAP Operating Income	$194M	Below Threshold	0%	Below Threshold	0%

•

For the Executive Officers’ individual strategic goals, the Committee evaluated the achievement of the strategic performance objectives, achievement of financial performance gates (where applicable), the Company’s overall condition and performance in fiscal 2016, and each individuals’ role within the organization.

•

For Dr. Sutardja and Ms. Dai, the Committee determined that none of the shares underlying performance awards subject to individual strategic goals would vest. For Dr. Wu, the Committee determined that 33,616 shares would vest for achievement of individual strategic goals linked to technology product rollout, technology development, and process improvement objectives.

Benefits

Our named executive officers are eligible to participate in our life, health and welfare benefit programs and our tax-qualified Section 401(k) plan on the same terms and conditions as our other salaried employees. Beginning in January 2011, employees’ contributions to the Section 401(k) plan are matched dollar for dollar up to a maximum of $500 for each quarter of the calendar year. Also during the entirety of fiscal 2016, Dr. Sutardja had access to a car leased by the Company for his personal use.

We offer all employees, including our named executive officers, the ability to purchase our common shares at a discount under our 2000 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). Employees who own more than 5% of our stock may not participate in the ESPP. As a result, Dr. Sutardja and Ms. Dai are not eligible to participate in the ESPP. Mr. Eichler is not eligible to participate in the ESPP because he is not an employee of the Company.

Named executive officers did not receive any material employee benefits or perquisites in fiscal 2016 other than the employee benefits and perquisites provided to all employees and the one described in the paragraph below.

Other Fiscal 2016 Compensation Arrangements

In December 2006, in connection with a review by a special committee of our board of directors relating to our historical stock option practices and related accounting matters, we reformed certain outstanding option agreements for option grants previously awarded to our executive officers at the time by the former members of the ECC. These outstanding option agreements were for option grants (i) determined to have measurement dates for accounting purposes different from the recorded grant dates, and (ii) where the fair market values of our common shares on the determined measurement dates were higher than those on the corresponding recorded grant dates. Pursuant to the reformed option agreements, the parties corrected the exercise price for each affected grant still outstanding to that which would have been applicable had the grant been made using the applicable determined measurement date. To the extent that such an option already had been exercised, each applicable executive remitted to us the full amount of the difference between the exercise prices of the options as granted and the fair market values of the underlying common shares on the determined measurement dates.

However, in connection with the exercise in January 2006 of one such option grant to our Chief Executive Officer, Dr. Sutardja, the Internal Revenue Service and the California Franchise Tax Board determined that penalty taxes applied pursuant to Section 409A of the Code (“Federal Tax Code”) and California Revenue and Taxation Code Section 17501 (“California Tax Code” and, together with the Federal Tax Code, the “Tax Codes”). This determination was made despite the fact that (a) the relevant option agreement had been subsequently reformed to correct the exercise price for the affected grant to that which would have been applicable had the grant been made using the determined measurement date, and (b) to the extent that option had been exercised, Dr. Sutardja had remitted to us the full amount of the difference between the exercise price of the option as granted and the fair market values of the underlying common shares on the determined measurement date. On March 2, 2011, our board of directors authorized, based on the recommendation of its Nominating and Governance Committee, the indemnification of Dr. Sutardja for reasonable fees and expenses that he may incur in a legal challenge of the determination that penalty taxes applied, based on the board’s finding that Dr. Sutardja was not involved in setting the terms of the relevant options and that, in 2007, we had taken responsibility for and paid the penalty taxes under the Tax Codes that were incurred by other similarly situated Marvell employees who had exercised options in 2006.

On February 27, 2013, the U.S. Court of Federal Claims ruled against Dr. Sutardja and determined that the Tax Codes applied to the exercise of the relevant option grant. After discussing and evaluating at several meetings the alternatives to a continuing legal challenge of the court’s determination, the likelihood of success of further appeal by Dr. Sutardja and the potential negative impact on the Company of a continuation of the case regardless of the outcome, on February 25, 2015, the ECC (comprised solely of board members who were not part of the ECC that approved the relevant option grant to Dr. Sutardja) determined to provide Dr. Sutardja with relief from the financial effects of the penalty taxes, consistent with the relief provided to other similarly-situated Marvell employees in 2007. Accordingly, the ECC approved a one-time cash payment to Dr. Sutardja equal to the amount of his penalty taxes owed under the Tax Codes, plus accrued interest owed with respect to such liabilities, all grossed-up for income taxes that will be owed by Dr. Sutardja on receipt of such cash payment. The total amount of this one-time payment and gross-up was estimated at the time to be approximately $15.4 million. A payment of $8.4 million was made in April 2015 to reimburse (with gross-up) Dr. Sutardja for the federal portion of taxes he had previously paid in connection with this liability. This amount is included in the Summary Compensation Table under “Other Compensation.” The amount of state taxes to be owed by Dr. Sutardja in connection with this liability is still pending final determination by the California Franchise Tax Board and has not yet been paid. The Company anticipates reimbursing Dr. Sutardja for the state taxes he pays (with gross-up), provided that the aggregate amount of all payments pursuant to this reimbursement arrangement shall not exceed $15.4 million.

Fiscal 2016 Chief Financial Officer Compensation

The fiscal 2016 compensation arrangements approved by the Committee for each of the individuals that served a portion of the year in the role of Chief Financial Officer are as follows:

Name	Period Served as Chief Financial Officer	Description of Fiscal 2016 Compensation Approved by the ECC
Mr. David P. Eichler	Interim CFO from October 16, 2015 until August 2016	For Mr. Eichler’s services and pursuant to the terms of the Interim Services Agreement with Tatum, Marvell paid Tatum $15,000 per week for up to 60 hours of professional services. For Mr. Eichler’s time in excess of 60 hours a week, Marvell paid Tatum at a rate of $325 an hour. The Interim Services Agreement has a minimum term of three months, and thereafter may be terminated by either party for any reason upon 15 days’ advance written notice. See the “Employment Agreements” section of this proxy statement for additional information regarding our agreement with Tatum. Mr. Eichler left his position as Interim Chief Financial Officer upon the appointment of Jean Hu as Chief Financial Officer in August 2016.

Mr. Sukhi Nagesh	Interim CFO from May 22, 2015 to October 7, 2015

Prior to being appointed interim CFO, Mr. Nagesh’s annual salary was $285,200 and his PRP target was 40%.

At the June 24, 2015 ECC meeting, Mr. Nagesh was granted a focal stock option for 50,000 shares. This service-based stock option has a ten-year term and vests equally over two years beginning on the third anniversary of April 1, 2015.

Also at the June 24, 2015 ECC meeting, it was determined not to change Mr. Nagesh’s base salary or target bonus at this time, but to provide him with an immediate, one-time bonus of $100,000 in consideration for his service in assuming the responsibilities of Interim Chief Financial Officer and managing the related transition.

On October 7, 2015, Mr. Nagesh resigned as Interim Chief Financial Officer and was promoted to Senior Vice President Corporate Development and Strategy, Financial Planning and Analysis and Investor Relations with a new annualized salary of $360,000. Mr. Nagesh resigned from that position in January 2016.

Mr. Michael Rashkin	CFO until May 22, 2015

Fiscal 2016 salary of $410,000 (2.5% increase from fiscal 2015).

Fiscal 2016 Annual Incentive Plan target opportunity of 37.5% of salary. No payout under fiscal 2016 Annual Incentive Plan due to retirement.

Fiscal 2016 equity grants of 67,195 performance-based RSUs and performance awards (assuming target performance levels), subject to the same vesting conditions as fiscal 2016 equity awards to other named executive officers, and were all forfeited upon retirement.

Other Factors Considered in Determining Executive Compensation

Employment Agreements

We did not have any employment, change-in-control, or severance agreements or arrangements with any of our named executive officers in fiscal 2016.

Risk Considerations

During fiscal 2016, the ECC requested of Mercer, the Committee’s compensation consultant, and later discussed with management, an assessment of our compensation programs for (i) the named executive officers, (ii) the broad-based employee population, and (iii) the sales professionals. The purpose of the review was to determine whether such programs might encourage inappropriate risk taking that could result in a material adverse effect on the Company. Mercer, with the help of our management, reviewed these programs considering:

•	Pay mix;

•	Caps on incentive pay;

•	Performance measures;

•	Funding mechanisms; and

•	Plan governance.

The annual risk assessment specifically noted that:

•	Our emphasis on performance-based long-term incentives for named executive officers, as described above, minimizes large windfalls based on short-term performance;

•	Stock options granted to named executive officers do not begin vesting for two years, rewarding long-term growth in shareholder value, not short-term results;

•	Annual incentives are paid pursuant to fixed, pre-established financial and strategic goals, consistent with the requirements of Section 162(m) of the Code;

•	Together, the annual and long term performance programs reward a balance of internal (company financial and strategic goals) and external (stock price) performance;

•

Dr. Sutardja and Ms. Dai collectively owned approximately 14% of our outstanding common shares as of May 1, 2016. This strongly aligned the financial interests of the two former executives with that of shareholders. We have executive stock ownership guidelines that apply to all named executive officers and, in general, strong corporate governance features that provide protection against possible windfall payouts to the named executive officers;

•

No material changes were made for fiscal 2016 to the broad-based annual incentive plan. The plan continues to provide safeguards designed to prevent inappropriate risk-taking. The broad-based incentive plan contains both an overall plan funding cap and individual award caps thus mitigating the opportunity for windfall payouts. Multiple metrics impacting plan funding and an allocation process requiring multiple levels of approval mitigate the ability to impact short-term results by excessive risk-taking;

•

The sales incentive plans include risk mitigating features such as a mix of performance metrics and reasonable pay opportunities were retained from the prior plan, and individual award caps were introduced which further helps avoid any concerns of incentivizing excessive risk-taking; and

•

Broad-based employee equity awards for fiscal 2016 consisted of a fixed mix of stock options and RSUs that varied by level. Below the named executive officers, all equity awards are subject to service-based vesting. Equity awards are broadly used to align employees to long-term company value creation and to provide retention through vesting of equity over time. The broad-based equity award levels, vehicles and vesting conditions do not encourage inappropriate risk-taking.

Based on such assessment, the ECC concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Governance and Other Considerations

Equity Grant Practices

Our board of directors has adopted a policy with respect to our equity grant practices. Our current policy covers, among other things, the following:

•

All stock option grants must have an exercise price per share no less than the per share fair market value of our common shares on the date of grant, as determined under the appropriate U.S. financial accounting rules and the applicable rules and regulations under the U.S. securities laws.

•

The ECC or a subcommittee thereof has the authority to approve equity grants to employees, provided that only the ECC (and not a subcommittee thereof) may approve equity grants to our executive officers.

•

Equity grants to newly hired employees are made monthly during regularly scheduled ECC or subcommittee meetings. An equity award proposal is generally prepared for consideration by the second month following the month of the new employee’s date of hire. These awards may only be made by the ECC or a subcommittee of the ECC, and are typically based upon the recommendation of the CEO or a set of guidelines approved by the CEO.

•

Annual focal equity grants to employees are generally made after the annual performance review process is completed and are scheduled to be made no later than the last Friday of our fiscal month in April in each calendar year, provided that focal stock option grants shall not be made during any period of time commencing with the last day of a fiscal quarter and ending with the first full trading day following our earnings release for such quarter. If focal stock option awards have not been granted by the last Friday of the fiscal month of April, then focal option awards are to be granted during an “open window” as set forth in our insider trading policy. Such restriction does not apply to restricted stock units or other types of equity awards that do not include an exercise price or other term related to the market price of our securities on the date of grant. Other than with respect to annual focal equity grants, grants to named executive officers must be made during an “open window.”

Management regularly reviews with the ECC share usage (run rate), potential dilution and total cost of equity grants, relative to internal and external benchmarks to ensure that share usage is carefully and appropriately managed. The table below shows the company run rate for the three most recent fiscal years (all number of shares granted are in thousands):

	Share-Based Run Rate (All Stock Options and RSUs Granted)		Stock Option Equivalent Based Run Rate (2:1 Stock Option to Full Value Share Conversion)
Fiscal Year	# Granted	% Average Common Shares Outstanding	# Stock Option Equivalents	YE O/S
2016	12,935	2.51%	19,486	3.81%
2015	13,176	2.59%	19,986	3.93%
2014	22,750	4.50%	26,578	5.26%

Policy Concerning Recoupment of CEO and CFO Bonuses Following Restatements

In the event of a restatement of our financial results, where a bonus was paid to the CEO and/or the CFO based on financial results that were subject to the restatement and there is finding by a majority of the disinterested members of our board of directors at the time of the restatement that the restatement was due, in whole or in part, to the gross recklessness or intentional misconduct of either the CEO or CFO, respectively, our board of directors shall review all such bonuses for the period(s) in which the results were restated. If such bonuses would have been lower had they been calculated based on the restated results, our board of directors will, to the extent permitted under applicable law, seek to recoup for the benefit to us of all such bonuses paid to the CEO and/or CFO, as applicable. This policy shall apply in addition to any right of recoupment against the CEO and the CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines for Executive Officers

Our board of directors has established equity ownership guidelines for our executive officers designed to encourage long-term stock ownership and more closely link their interests with those of our other shareholders. These guidelines were amended in September 2016 to provide that, within a five-year period, executive officers should have actual ownership of common shares equal in value to (i) five times the annual base salary for the CEO and (ii) two times their respective annual base salary for the other named executive officers. Our board of directors reviews progress against these guidelines annually and updates them as appropriate. Each of our currently employed named executive officers has either satisfied these ownership guidelines or has time remaining to do so as of September 13, 2016.

Role of Consultants and Conflicts of Interest with Respect Thereto

The ECC engages executive compensation consulting firms to provide advice and market data relating to executive compensation. Such compensation consulting firms serve at the discretion of the ECC. In fiscal 2015, the ECC engaged Mercer. Mercer serves at the discretion of the ECC to provide analysis, advice and guidance with respect to compensation.

The ECC charter provides that the ECC shall be directly responsible for the appointment, compensation and oversight of the work of any committee adviser retained by it, and the Company shall provide for appropriate funding, as determined by the ECC, for payment of (a) reasonable compensation to any committee advisor, and (b) ordinary administrative expenses of the ECC that are necessary or appropriate in carrying out its duties. The ECC may select a committee adviser and receive advice from a committee advisor, only after taking into consideration all factors relevant to that person’s independence from the Company’s management, specifically including the following:

1.	The provision of other services to the Company by the committee adviser’s employer;

2.	The amount of fees received from the Company by the committee adviser’s employer, as a percentage of the total revenue of the committee adviser’s employer;

3.	The policies and procedures of the committee adviser’s employer that are designed to prevent conflicts of interest;

4.	Any business or personal relationship of the committee adviser with a member of the ECC;

5.	Any stock of the Company owned by the committee adviser; and

6.	Any business or personal relationship of the committee adviser or the committee adviser’s employer with an executive officer of the Company.

Under rules promulgated by the SEC, the ECC must determine, after taking into account these six independence-related factors, whether any work completed by a compensation consultant raised any conflict of interest. For fiscal 2016, the ECC reviewed these six factors in their totality as they apply to Mercer and did not identify any conflict of interest.

Tax Considerations

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a tax deduction to publicly-held corporations for compensation paid to certain of their executive officers to the extent such compensation exceeds

$1.0 million per covered officer in any year. This limitation does not apply to compensation that is considered “qualified performance-based compensation” for purposes of Section 162(m), which definition allows for certain types of performance-based compensation to be excluded from the $1.0 million deduction limit if specific requirements are met.

The ECC considers the impact of Section 162(m) when designing our short-term and long-term incentive compensation programs so that awards may be granted under these programs in a manner that qualifies them as “performance-based compensation” for purposes of Section 162(m). We believe that in establishing these programs for our executive officers, however, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. We believe it is important to maintain cash and equity incentive compensation at the levels and with the design features needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the ECC may grant awards under which payments may not be deductible under Section 162(m) when the ECC determines that such non-deductible arrangements are otherwise in the best interests of the Company and in furtherance of the stated objectives for our executive compensation program.

Section 409A of the Code (“Section 409A”) imposes taxes in the event that an employee, including a named executive officer, receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to assist our employees in avoiding the taxes imposed by Section 409A, we have structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting Considerations

We are required to estimate and record an expense for each equity award over its vesting period. The ECC reviews the effect of the compensation expense under FASB ASC Topic 718 for equity compensation to the named executive officers.

Insider Trading/Anti-Hedging Policies

All employees, officers and directors of, and consultants and contractors to, us or any of our subsidiaries are subject to our Insider Trading Prohibition Policy and Guidelines. The policy prohibits the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of material nonpublic information in securities trading. The policy also includes specific anti-hedging provisions.

To ensure compliance with the policy and applicable federal and state securities laws, all individuals subject to the policy must refrain from the purchase or sale of our securities except in designated trading windows. Even during a trading window period, certain identified insiders, which include the named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities. The anti-hedging provisions prohibit all employees, officers and directors from engaging in “short sales” of our securities or in trading market exchanged “derivative securities” tied to our securities.

In April 2008, our board of directors amended our insider trading policy to permit Rule 10b5-1 trading plans. None of our named executive officers had a Rule 10b5-1 plan in effect at June 30, 2016.

Changes in the ECC in Fiscal 2017

During fiscal 2016, the ECC consisted of the following members: Dr. Gromer (Chairman), Dr. Kassakian, Mr. Krueger and Dr. Thakur. On May 1, 2016, the ECC was reconstituted to consist of the following members: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian.

Changes in Executive Management in Fiscal 2017

In April 2016, the employment of Dr. Sehat Sutardja as Chief Executive Officer and Weili Dai as President was terminated by the Company’s board of directors. The board of directors then formed an Interim Office of the Chief Executive and appointed Maya Strelar-Migotti, Executive Vice President of the Smart Networked Devices and Solutions Business Group, and Dr. Pantelis Alexopoulos, Executive Vice President of the Storage Business Group, as Interim Co-Chief Executive Officers, each having the authority to exercise all powers of the Chief Executive Officer. In June 2016, the board of directors appointed Matthew J. Murphy as our new President and Chief Executive Officer, effective September 12, 2016. Mr. Murphy was also appointed to serve on the board of directors effective as of the date he commenced employment with the Company. The board also appointed Richard S. Hill, our Chairman of the Board, to serve as Interim Principal Executive Officer until such time as the Company filed its Quarterly Report on Form 10-Q for the second quarter of fiscal 2017 ending July 30, 2016. Upon the appointment of Mr. Hill, Ms. Strelar-Migotti and Dr. Pantelis Alexopoulos resumed their roles as Executive Vice Presidents of the Company. Mr. Murphy assumed the role of principal executive officer immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2017 ending July 30, 2016 which was filed with the SEC on September 8, 2016.

In May 2016, the board of directors appointed Mitchell Gaynor, Executive Vice President, Chief Legal Officer and Secretary as an executive officer of the Company. In June 2016, the board of directors appointed the following additional individuals as executive officers of the Company: Christopher Koopmans, Executive Vice President, Marketing and Sales; and Andrew Micallef, Chief Operations Officer.

In August 2016, the board of directors appointed Jean Hu as the Company’s Chief Financial Officer and an executive officer of the Company. Ms. Hu serves as the Company’s principal financial officer.

On September 9, 2016, Dr. Zining Wu left his position as the Company’s Chief Technology Officer.

Key Fiscal 2017 Compensation Program Decisions

For fiscal 2017, the ECC determined to retain many elements of the fiscal 2016 named executive officer compensation program that already promotes strong pay for performance alignment, such as the overall compensation philosophy, the use of Company financial targets in setting performance goals, and a strong weighting on equity awards with performance-based vesting. However, the ECC decided to make some program changes for fiscal 2017 to continue its efforts to improve the named executive officer compensation program.

Ongoing compensation packages for executives, including annual salaries and annual incentive plan target percentages, were made in consideration of FY2017 peer group data and an overall median compensation philosophy, the experience of the individuals being hired/promoted or incumbent in the roles, Marvell’s performance, the revised executive team structure and internal equity of compensation levels between roles within that structure. In addition, hire-on awards also took into account equity and other compensation forfeited to join Marvell.

Specifically, the ECC made the following decisions with respect to the executive compensation program for fiscal 2017:

Fiscal 2017 Peer Group Revisions

For fiscal 2017, the ECC undertook a detailed peer group review incorporating the following considerations:

•	The impact of M&A activity on prior peer companies and availability of peer data;

•	Marvell’s current revenue size and industry classification;

•	Continued feedback from shareholders and advisory groups regarding appropriateness of peer companies; and

•	Input from new directors, including the chairman of the ECC and chairman of the board, regarding potential peers.

As a result of that review the ECC approved a new peer group, as set forth in the following table, of 16 semiconductor and related equipment companies with median peer company revenue size closely aligned with Marvell. The approved peer group includes 14 companies from the PHLX Semiconductor Sector Index and overlaps with both the Marvell FY2016 peer group and comparator companies used by shareholder advisory groups.

Fiscal 2017 Peer Group

Company	Revenue ($Bs)	Mkt. Cap. ($Bs)	PHLX	FY 2016 Peer
Lam Research Corporation	$5.26	$12.90	✓
NVIDIA Corporation	$5.01	$15.79	✓	✓
Juniper Networks, Inc.	$4.86	$10.60		✓
Advanced Micro Devices	$3.99	$2.27		✓
On Semiconductor Corporation	$3.50	$4.04	✓
Analog Devices, Inc.	$3.44	$18.76	✓	✓
Skyworks Solutions, Inc.	$3.26	$16.03	✓
Qorvo, Inc.	$2.61	$6.42	✓
Maxim Integrated Products	$2.31	$9.85	✓
Xilinx, Inc.	$2.21	$12.03	✓	✓
Microchip Technology, Inc.	$2.17	$9.84	✓
Teradyne, Inc.	$1.64	$4.21	✓
Cypress Semiconductor Corp.	$1.61	$3.26	✓
Linear Technology Corporation	$1.48	$10.60	✓
Microsemi Corporation	$1.25	$3.12	✓
Atmel Corporation	$1.17	$3.63
Average	$2.86	$8.96

Fiscal 2017 Salaries and Target Bonus as Percentage of Salary

The ECC approved the following annual base salaries and target bonuses as a percentage of salary for the Company’s President and Chief Executive Officer and its Chief Financial Officer, as follows: Mr. Murphy, $750,000 annual base salary and target bonus as a percentage of his salary of 150%; Ms. Hu, $450,000 base salary and target bonus as a percentage of her salary of 100%.

Fiscal 2017 Long-Term Incentive Awards

In connection with the commencement of Mr. Murphy’s employment, the ECC approved long-term incentive awards as follows:

(1)	140,105 RSUs equal to $1.6 million divided by $11.62 that will vest over three (3) years.

(2)	105,079 RSUs (at the target achievement level) equal to $1.2 million divided by $11.62 that will vest based on the Company’s relative total shareholder return measured against total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from August 10, 2016 through the end of fiscal year 2019. The number of shares that could vest under this award can range from zero to 150% of the target number.

(3)	105,079 RSUs equal to $1.2 million divided by $11.62 that will vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest if performance exceeds the target achievement level) will be established by the ECC and will be measured as of the end of fiscal year 2018. Any shares deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date.

In connection with the commencement of Ms. Hu’s employment, the ECC approved long-term incentive awards as follows:

(1)	52,631 RSUs equal to $660,000 divided by $12.54, the closing price of the Company’s common stock on September 12, 2016 (the date of grant), that will vest over three (3) years.

(2)	39,473 RSUs (at the target achievement level) equal to $495,000 divided by $12.54, the closing price of the Company’s common stock on September 12, 2016 (the date of grant), that will vest based on the Company’s relative total shareholder return measured against total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from August 10, 2016 through the end of fiscal year 2019. The number of shares that could vest under this award can range from zero to 150% of the target number.

(3)	39,473 RSUs equal to $495,000 divided by $12.54, the closing price of the Company’s common stock on September 12, 2016 (the date of grant), that will vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest if performance exceeds the target achievement level) will be established by the ECC and will be measured as of the end of fiscal year 2018. Any shares deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date.

Murphy Buy-Out Cash Bonus and Sign-on Equity Awards

In connection with Mr. Murphy’s departure from his prior employer to join the Company, he forfeited existing equity awards, including RSUs and “in the money” options and may not receive his cash incentive bonus earned for 2016. In consideration therefor, the ECC recommended and the Board approved a one-time cash bonus and one-time buy-out equity awards, as follows:

(1)	Cash Bonus — a one-time, buy-out sign-on bonus in an amount equal to $2.1 million minus the amount of any bonus paid to him by his prior employer for its fiscal year 2016. In the event that within twelve (12) months of the start date of his employment he is terminated for “Cause” or if he resigns his employment other than for “Good Reason” (both as defined below), Mr. Murphy will be obligated to repay a pro rata portion of the sign-on bonus.

(2)	Hire-On RSU Award — a restricted stock unit award for 435,000 common shares of Marvell which shall vest over three (3) years at the rate of 174,000 shares on the first anniversary of his start date, and the balance shall vest in eight quarterly installments of 32,625 shares. If his employment is terminated without Cause or if he resigns for Good Reason (both as defined below), the unvested portion of the award will vest in full on the date his employment with the Company terminates, provided that he executes and does not revoke a separation agreement and complete release of claims in a form provided by the Company.

(3)	Hire-On Performance-Based RSU Award — a performance-based restricted stock unit award for up to 210,000 common shares of Marvell (at the target achievement level) which shall vest based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from his start date through the third anniversary of his start date. The number of shares that could vest under this award can range from zero to 150% of the 210,000 target number. If the Company terminates his employment without Cause or he resigns for Good Reason (both as defined below), (i) the performance measurement period will be deemed to end on the date five (5) business days before the employment termination date, (ii) the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period, and (iii) the number of shares that would vest based on such calculations will vest effective upon his termination date, provided that he executes and does not revoke a separation agreement and complete release of claims in a form provided by the Company. Any remaining unvested portion of the award will be forfeited and terminate.

For purposes of the above, “Cause” is defined as: (A) an act of material dishonesty in connection with Mr. Murphy’s job responsibilities; (B) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (C) gross misconduct; (D) willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or Marvell Technology Group Ltd. (“Marvell”); (E) willful breach of any obligations under any written agreement with the Company or Marvell that is not cured within 10 days after your receipt of written notice from the Company specifying the breach; (F) willful refusal to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has requested his cooperation; or (G) willful failure to substantially perform his duties with Company or Marvell (other than as a result of incapacity due to physical or mental illness); provided that the action or conduct described in this clause (G) will constitute “Cause” only if such failure continues after the Company’s Board of Directors or Chairman of the Board has provided him with a written demand for substantial performance setting forth in detail the specific respects in which the Company believes he has willfully failed to substantially perform his duties thereof and he has been provided a reasonable opportunity (to be not less than 20 days) to cure the same. “Good Reason” is defined as the occurrence of any of the following conditions without Mr. Murphy’s consent: (X) a change in his position within the Company (or a parent or subsidiary employing him) that materially reduces his level of duties, authority or responsibilities; provided, however, that if there is a change in his role after which he does not have the role as chief executive officer with respect to a parent entity whose stock is publicly-traded, then such a change shall affirmatively constitute Good Reason; (Y) a reduction of 10% or greater in his level of annual base salary or incentive compensation eligibility; or (Z) the Company requires (i) Mr. Murphy to relocate the principal place of performance of his duties to a location more than 30 miles from the his principal place of performance and (ii) the relocation results in a greater commute him.

Murphy Severance Agreement

Concurrently with the commencement of his employment, Mr. Murphy and the Company entered into a severance agreement pursuant to which, if Mr. Murphy’s employment is terminated by the Company for other than “Cause” or if he resigns for “Good Reason” (both as defined therein), he will be paid a lump sum separation payment equal to the sum of his then annual base salary plus target incentive bonus plus reimbursement for 12 months of medical insurance premiums, provided he executes and does not revoke a release of claims in a form provided by the Company. If the provisions of Marvell’s Change in Control Severance Plan (described below) are triggered in connection with termination of his employment and he receives the severance benefits provided therein, he will not be eligible for the severance payments under the severance agreement.

The ECC provided these severance benefits to Mr. Murphy given recent board and management changes at the Company. The amounts of these benefits were intended to be reasonable relative to market practice and market trends.

Adoption of Change in Control Severance Plan

In June 2016, the ECC recommended, and the Company’s board of directors adopted, a Change in Control Severance Plan (the “CIC Plan”), the purpose of which is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the CIC Plan. All capitalized terms are as defined in the CIC Plan. A copy of the CIC Plan is filed as Exhibit 10.2 to our Current Report on Form 8-K as filed with the SEC on June 20, 2016.

The ECC designed the CIC Plan to protect key senior employees involved in a transaction in order to facilitate a clear focus on what is best for shareholders by making the executives neutral to a potential transaction. The protections offered by tier were developed in consideration of market practice and trends, and Marvell executives were slotted into tiers based on the ongoing executive team structure/roles.

An individual is only eligible to participate in the CIC Plan if he or she is designated a participant by the ECC or board. A designated participant is eligible for Severance Benefits under the CIC Plan if he or she experiences an Involuntary Termination during the period beginning upon a Change in Control and ending on the date that is 18 months following the Change in Control. The amount and type of Severance Benefits differ based on the participation level as determined by the ECC for the designated individuals as follows:

•

Tier 1: Lump sum payment equal to 24 months of annual base salary, 200% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 24 months of continued health coverage.

•

Tier 2: Lump sum payment equal to 18 months of annual base salary, 150% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 18 months of continued health coverage.

•

Tier 3: Lump sum payment equal to 12 months of annual base salary, 100% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 12 months of continued health coverage.

•

Tier 4: Lump sum payment equal to 6 months of annual base salary, 50% of annual target bonus for the fiscal year in which Involuntary Termination occurs, and annual target bonus for fiscal year in which Involuntary Termination occurs pro-rated for the number of full months employed during the fiscal year; acceleration of 100% of outstanding and unvested equity awards (with performance-based equity awards subject to adjustment as set forth in the CIC Plan); reimbursement of 6 months of continued health coverage.

The payment of Severance Benefits is subject to the limitations set forth in the CIC Plan regarding compliance with Sections 280G and 409A of the Internal Revenue Code, as amended. In order to receive the Severance Benefits set forth above, an individual must sign and not revoke a separation and release of claims in a form satisfactory to the Company.

The ECC has designated the following executive officers as participants in the CIC Plan at the levels set forth following their names: Matthew J. Murphy, President and CEO (Tier 1); Jean Hu, Chief Financial Officer (Tier 2); Mitchell Gaynor, Executive Vice President, Chief Legal Officer and Secretary (Tier 2); Andrew Micallef, Chief Operations Officer (Tier 2); Christopher Koopmans, Executive Vice President, Marketing and Sales (Tier 3); Maya Strelar-Migotti, Executive Vice President of the Smart Networked Devices and Solutions (Tier 3); and Dr. Pantelis Alexopoulos, Executive Vice President of the Storage Business Group (Tier 3).

COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference in such filing.

The ECC for fiscal 2016 consisted of the following members: Dr. Gromer (Chairman), Dr. Kassakian, Mr. Krueger and Dr. Thakur. On May 1, 2016, the ECC was reconstituted to consist of the following members: Mr. Khaykin (Chairman), Mr. Feld, Dr. Gromer and Dr. Kassakian.

The ECC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the ECC has recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Respectfully submitted by the members of the ECC of our board of directors:

Mr. Oleg Khaykin, Chairman

Mr. Peter Feld

Dr. Juergen Gromer

Dr. John G. Kassakian

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Dr. Sehat Sutardja	2016	956,500	—		5,831,950	1,823,677	—	8,381,775	(5)	16,993,902
Former Chief Executive Officer	2015	850,000	—		5,537,784	1,480,374	1,818,402	1,890	(6)	9,688,450
	2014	850,000	—		2,104,000	5,112,450	—	1,603		8,068,053

Weili Dai	2016	571,231	—		3,243,796	1,013,154	—	1,656		4,829,837
Former President	2015	551,154	—		3,102,400	795,900	638,936	1,890	(6)	5,090,280
	2014	510,000	—		1,683,200	1,533,735	—	1,603		3,728,538

Michael Rashkin(7)	2016	132,231	—		1,667,793	—	—	62,369	(8)	1,862,393
Former Chief Financial Officer	2015	394,618	30,000	(9)	1,551,200	397,950	285,239	2,000	(10)	2,661,007
	2014	120,000	—		—	—	—	2,000		122,000

Sukhi Nagesh(11)	2016	299,461	100,000		—	198,720	155,820	45,692	(12)	799,694
Former Interim Chief Financial Officer

Dr. Zining Wu(15)	2016	428,873	—		1,865,572	506,577	—	36,585	(13)	2,837,607
Chief Technology Officer	2015	384,578	110,000	(9)	1,551,200	397,950	285,239	102,233	(14)	2,831,200
	2014	307,911	—		168,320	408,996	—	47,135		932,632

David P. Eichler	2016	214,381	—		—	—	—	—		214,381
Interim Chief Financial Officer(16)

(1)	The dollar value of RSUs and performance awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award and performance award will depend on the price per share of our common shares at the time shares underlying the RSUs and performance awards are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs or performance awards awarded.
(2)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements in Part I, Item 8 of our Annual Report Form 10-K for the fiscal year ended January 30, 2016 as filed with the SEC on July 21, 2016. The actual value, if any, which an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(3)	Companies make different assumptions regarding the volatility input when determining the estimated grant date fair value of stock option awards in accordance with FASB ASC Topic 718. We use a blended volatility that is an equally weighted combination of historical stock price volatility and implied volatility in our financial statements. The implied volatility is derived from traded options on our stock in the marketplace and the historical volatility is based on the actual historical changes in our stock price over an extended period of time prior to the grant. Because many companies use only an implied volatility, which is based on the level of volatility assumed in the market prices of freely traded options as of the date of grant, we believe it is useful to provide investors with what the value of stock option awards would be had we used only implied volatility as an input for comparative purposes. The following table presents the grant date fair value of our stock option awards in fiscal 2016 assuming an implied volatility of 33% (compared to a blended implied and historical volatility of 34%), the grant date fair value of our stock option awards in fiscal 2015 assuming an implied volatility of 31% (compared to a blended implied and historical volatility of 34%) and the grant date fair value of our stock option awards in fiscal 2014 assuming an implied volatility of 41% (compared to a blended implied and historical volatility of 45%).

Named Executive Officer	Fiscal Year	Option Awards Calculation Using Blended Volatility ($)	Option Awards Calculation Using Implied Volatility ($)	(Decrease) to Total Compensation Using Implied Volatility ($)
Dr. Sehat Sutardja	2016	1,823,677	1,784,812	(38,865)
Dr. Sehat Sutardja	2015	1,480,374	1,354,936	(125,438)
Dr. Sehat Sutardja	2014	5,112,450	4,627,350	(485,100)
Weili Dai	2016	1,013,154	991,562	(21,592)
Weili Dai	2015	795,900	728,460	(67,440)
Weili Dai	2014	1,533,735	1,388,205	(145,530)
Michael Rashkin	2016	—	—	—
Michael Rashkin	2015	397,950	364,230	(33,720)
Sukhi Nagesh	2016	198,720	194,485	(4,235)
Dr. Zining Wu	2016	506,577	495,781	(10,796)
Dr. Zining Wu	2015	397,950	364,230	(33,720)
Dr. Zining Wu	2014	408,996	370,188	(38,808)
David P. Eichler	2016	—	—	—

(4)	The amounts shown in this column represent annual cash incentive awards earned by the named executive officers under our fiscal 2015 annual incentive plan, which is intended to qualify as performance-based compensation under Section 162(m). Further information regarding the fiscal 2015 awards is included in the section entitled “Elements of Executive Compensation for Fiscal 2015-Fiscal 2015 Annual Incentive Plan Cash” in the Compensation Discussion and Analysis above.
(5)	This amount includes reimbursement of taxes and penalty owed under IRS Tax Code 409(A) plus accrued interest in an amount of $8,374,575, use of a car leased by the Company in the amount of $5,080 (including $119 of Medicare tax gross up), premium for basic life insurance of 2.5 times annual salary up to $1,000,000 in the amount of $1,889, and $231 in consideration for an election not to enroll in our healthcare plan.
(6)	This amount includes premium for basic life insurance of 2.5 times his annual salary up to $1,000,000 in the amount of $1,890.
(7)	Mr. Rashkin retired as the Company’s Chief Financial Officer effective May 22, 2015.
(8)	This amount includes payout of flexible time off in the amount of $61,369 and Company matching contributions to Mr. Rashkin’s 401(k) retirement account in the amount of $1,000.
(9)	Represents payment in connection with a bonus program developed in the second quarter of fiscal year 2015 for certain of the Company’s vice presidents who had received no bonus for service in fiscal year 2014. When the Company completed its fiscal year 2014 employee performance and compensation review in March and April 2014, the Company determined to allocate no funds for distribution to the Company’s vice presidents for service in fiscal year 2014 in order to maximize funds available for distribution to employees below the vice president level, and all such funds were distributed in April 2014. Subsequently, based on the Company’s review of its financial results for the first quarter of fiscal year 2015, including cost savings achieved in that quarter, in May 2014 the Company created a budget for bonuses for employees at the vice president level who had been excluded from the fiscal year 2014 bonus program. The Company allocated bonuses to nonexecutive vice presidents in June 2014. In connection with this process, the Company recognized that Mr. Rashkin and Dr. Wu would have been eligible for a bonus pursuant to this program but for the fact that they had been appointed as executive officers very late in fiscal year 2014 (December 2013 and January 2014, respectively). Subsequently, the Executive Compensation Committee approved payments to Dr. Wu and Mr. Rashkin consistent with the bonuses allocated to nonexecutive vice presidents under this program.
(10)	This amount represents the Company’s matching contributions to Mr. Rashkin’s 401(k) retirement account of $2,000.
(11)	Mr. Nagesh was appointed Interim Chief Financial Officer on May 22, 2015. On October 7, 2015, Mr. Nagesh resigned as Interim Chief Financial Officer and was appointed Senior Vice President, Corporate Development and Strategy, Financial Planning and Analysis and Investor Relations. Mr. Nagesh resigned from such position on January 15, 2016.
(12)	This amount includes payout of flexible time off in the amount of $42,569, Company matching contributions to Mr. Nagesh’s 401(k) retirement account in the amount of $2,000 and premium for basic life insurance of 2.5 times annual salary up to $1,000,000 in the amount of $1,123.
(13)	This amount includes cash out of flexible time off in the amount of $33,462, Company matching contributions to Dr. Wu’s 401(k) retirement account in the amount of $2,000 and premium for basic life insurance of 2.5 times annual salary up to $1,000,000 in the amount of $1,123.
(14)	This amount includes premium for basic life insurance of 2.5 times annual salary up to $1,000,000 in the amount of $791, the Company’s matching contributions to Dr. Wu’s 401(k) retirement account of $2,000, cash out of accrued vacation of $7,692, and payments under our non-executive patent award program to Dr. Wu prior to his appointment as an executive officer of $91,750.
(15)	Dr. Wu left his position as the Company’s Chief Technology Officer on September 9, 2016.
(16)	Represents amounts paid by us to Ranstad Professional Services d/b/a Tatum for Mr. Eichler’s services for fiscal 2016. Mr. Eichler left his position as Interim Chief Financial Officer following the appointment of Jean Hu as the Company’s Chief Financial Officer in August 2016.

Grants of Plan-Based Awards in Fiscal 2016

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/shr)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
Name		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Dr. Sehat Sutardja	04/30/2015	—	—	—	0	154,176	308,352	—	—	—	2,123,004
	04/30/2015	—	—	—	0	98,044	—	—	—	—	1,350,066
	04/30/2015	—	—	—	0	192,719	385,439	—	—	—	2,358,881
	06/24/2015	—	—	—	—	—	—	—	458,856	14.35	1,823,677
		661,500	1,102,500	1,984,500	—	—	—	—	—	—	—

Weili Dai	04/30/2015	—	—	—	0	85,654	171,306	—	—	—	1,179,456
	04/30/2015	—	—	—	0	54,746	—	—	—	—	753,852
	04/30/2015	—	—	—	0	107,066	214,133	—	—	—	1,310,488
	06/24/2015	—	—	—	—	—	—	—	254,920	14.35	1,013,154
		234,000	390,000	702,000	—	—	—	—	—	—	—

Michael Rashkin	04/30/2015	—	—	—	0	42,826	85,654	—	—	—	589,714
	04/30/2015	—	—	—	0	30,707	—	—	—	—	422,835
	04/30/2015	—	—	—	0	53,533	107,066	—	—	—	655,244
		92,250	153,750	276,750	—	—	—	—	—	—	—

Dr. Zining Wu	04/30/2015	—	—	—	0	42,826	85,654	—	—	—	589,714
	04/30/2015	—	—	—	0	45,707	—	—	—	—	629,385
	04/30/2015	—	—	—	0	53,533	107,066	—	—	—	655,244
	06/24/2015	—	—	—	—	—	—	—	127,460	14.35	506,577
		97,875	163,125	293,625	—	—	—	—

Sukhi Nagesh	06/24/2015	—	—	—	—	—	—	—	50,000	14.35	198,720

David P. Eichler		—	—	—	—	—	—	—	—	—	—

(1)	The amounts represent the threshold, target and maximum dollar payouts under our Executive Incentive Performance Plan for fiscal 2016. There is no payout below threshold performance. Payments under this plan are intended to qualify as performance-based compensation under Section 162(m). Further information regarding this plan is included in the section entitled “Elements of Executive Compensation-Fiscal 2016 Annual Incentive Plan Cash” in the Compensation Discussion and Analysis above.
(2)	Amounts shown represent options issued under the 1995 Stock Plan that will, in general, vest and become exercisable in two equal annual installments upon the named executive officer’s completion of each year of service on the third and fourth anniversary, measured from April 1, 2015. The options have a term of 10 years from the date of grant.
(3)	The dollar value of stock awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common shares on the grant date in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each stock award will depend on the price per share of our common shares at the time shares underlying the stock awards are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the stock awarded.
(4)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 12 of Notes to Consolidated Financial Statements in Part I, Item 8 of our Annual Report Form 10-K for the fiscal year ended January 30, 2016, as filed with the SEC on July 21, 2016. Companies make different assumptions regarding the volatility input when determining the estimated grant date fair value in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model. For additional details on the difference between the aggregate value of fiscal 2016 stock option awards using a blended volatility and implied volatility, see note (3) to the Summary Compensation Table for Fiscal 2016, 2015 and 2014. The actual value, if any, which an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal 2016 Year-End

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Plan Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Dr. Sehat Sutardja	292,000	(1)	—		—		34.3750	3/10/2016	—		—		—		—
	162,000	(1)	—		—		24.7950	5/25/2016	—		—		—		—
	235,000	(1)	—		—		14.01	12/28/2017	—		—		—		—
	226,800	(1)	—		—		14.01	12/28/2017	—		—		—		—
	97,500	(1)	—		—		6.84	12/18/2018	—		—		—		—
	300,000	(1)	—		—		6.84	12/18/2018	—		—		—		—
	250,000	(1)	—		—		21.14	4/12/2020	—		—		—		—
	700,000	(1)	—		—		15.425	4/29/2021	—		—		—		—
	—		—		1,400,000	(2)	15.425	4/29/2021	—		—		—		—
	1,125,000	(3)	375,000	(3)	—		15.20	4/21/2022	—		—		—		—
	500,000	(4)	1,000,000	(4)	—		10.76	4/30/2023	—		—		—		—
	—		—		—		—	—	50,000	(5)	$442,500	(6)	—		—
	—		372,000	(7)	—		14.59	6/16/2024	—		—		—		—
	—		—		—		—	—	—		—		119,000	(8)	$1,053,150	(6)
	—		—		—		—	—	—		—		59,500	(9)	$526,575	(6)
	—		458,000	(10)	—		14.35	6/24/2025	—		—		—		—
	—		—		—		—	—	—		—		154,176	(11)	$1,364,458	(6)
	—		—		—		—	—	—		—		98,044	(12)	$867,689	(6)
	—		—		—		—	—	—		—		192,719	(13)	$1,705,563	(6)

Weili Dai	200,000	(1)	—		—		6.84	12/18/2018	—		—		—		—
	100,000	(1)	—		—		12.92	6/10/2019	—		—		—		—
	100,000	(1)	—		—		21.14	4/12/2020	—		—		—		—
	180,000	(1)	—		—		15.425	4/29/2021	—		—		—		—
	—		—		360,000	(2)	15.425	4/29/2021	—		—		—		—
	600,000	(3)	200,000	(3)	—		15.20	4/21/2022	—		—		—		—
	150,000	(4)	300,000	(4)	—		10.76	4/30/2023	—		—		—		—
	—		—		—		—	—	20,000	(5)	$177,000	(6)	—		—
	—		200,000	(7)	—		14.59	6/16/2024	—		—		—		—
	—		—		—		—	—	—		—		66,666	(8)	$589,994	(6)
	—		—		—		—	—	—		—		33,334	(9)	$295,006	(6)
	—		254,920	(10)	—		14.35	6/24/2025	—		—		—		—
	—		—		—		—	—	—		—		85,654	(11)	$758,038	(6)
	—		—		—		—	—	—		—		54,746	(12)	$484,502	(6)
	—		—		—		—	—	—		—		107,066	(13)	$947,534	(6)

Michael Rashkin	—		—		—		—		—		—		—		—

Dr. Zining Wu(17)	30,000	(1)	—		—		21.14	4/12/2020	—		—		—		—
	50,000	(1)	—		—		15.425	4/29/2021	—		—		—		—
	—		—		50,000	(2)	15.425	4/29/2021	—		—		—		—
	18,750	(3)	6,250	(3)	—		15.20	4/21/2022	—		—		—		—
	—		80,000	(4)	—		10.76	4/30/2023	—		—		—		—
	—		—		—		—	—	8,125	(5)	$71,906	(6)	—		—
	—		100,000	(7)	—		14.59	6/16/2024	—		—		—		—
	—		—		—		—	—	—		—		15,000	(8)	$132,750	(6)
	—		—		—		—	—	—		—		35,000	(9)	$309,750	(6)
	—		127,460	(10)	—		14.35	6/24/2025	—		—		—		—
	—		—		—		—	—	—		—		42,826	(11)	$379,010	(6)
	—		—		—		—	—	—		—		45,707	(12)	$404,507	(6)
	—		—		—		—	—	—		—		53,533	(13)	$473,767	(6)

Sukhi Nagesh	4,583	(14)	—		—		14.14	2/14/2016	—		—		—		—
	3,062	(15)	—		—		15.20	2/14/2016	—		—		—		—
	8,250	(16)	—		—		10.76	2/14/2016	—		—		—		—

David P. Eichler	—		—		—		—	—	—		—		—		—

(1)	Fully vested.
(2)

Performance-based stock options with a market-based condition were granted that have a ten-year term and vest contingent on the achievement of a stringent average stock price hurdle before April 29, 2016. If the closing price of our common shares as reported by the NASDAQ Global Select Market equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary of the date of grant (the “Trigger

Event”), then 100% of the shares subject to the option will vest on the date of the Trigger Event, subject to continued service through both the date of the Trigger Event and April 1, 2013. Each of the performance-based stock options will immediately expire if the Trigger Event does not occur prior to the 5th anniversary of the date of grant.
(3)

The option vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2012, and 1/4th yearly thereafter. The option will be fully vested on April 1, 2016.

(4)

The option vests as to 1/3 of the shares on the two year anniversary of the vesting commencement date, which was April 1, 2013, and 1/3rd yearly thereafter. The option will be fully vested on April 1, 2017.

(5)	The RSU award vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which was April 1, 2012, and 1/4th yearly thereafter.
(6)	The price per share of our common shares on the last trading day of fiscal 2016 was $8.85 as reported on the NASDAQ Global Select Market on January 29, 2016.
(7)	The option vests as to 50% of the shares on the third year anniversary of the vesting commencement date, which was April 1, 2014, and 50% on the fourth anniversary of the vesting commencement date. The option will be fully vested on April 1, 2018.
(8)	Represents performance-based RSUs awarded on April 29, 2014 that are earned upon the Company’s achievement of revenue and operating income targets for fiscal 2015 and 2016. If earned the performance-based RSUs vest as to 50% of the shares on the first anniversary of the vesting commencement date of April 1, 2014 for fiscal 2015 targets, and 50% on the second anniversary of the vesting commencement date of April 1, 2014 for fiscal 2016 targets. In accordance with SEC disclosure requirements, the maximum number of shares issuable under the performance-based RSUs is shown, assuming achievement at the maximum level of 200% because following 2015 fiscal year end, it was determined that achievement was in excess of the target level of 100% for fiscal 2015.
(9)	Represents performance award shares awarded on April 29, 2014 that are earned upon the NEO’s achievement of individual strategic performance objectives for fiscal 2015 and 2016. If earned the performance shares vest as to 50% of the shares on the first anniversary of the vesting commencement date of April 1, 2014 for fiscal 2015 targets, and 50% on the second anniversary of the vesting commencement date of April 1, 2014 for fiscal 2016 targets. In accordance with SEC disclosure requirements, the target number of shares issuable under the performance share awards is shown, assuming achievement at the 100% level because following 2015 fiscal year end, it was determined that achievement for each NEO was at or below the target level of 100% for fiscal 2015.
(10)	The option vests annually over two years beginning on the third anniversary of April 1, 2015, subject to the continued service through each vesting date. The option will be fully vested on April 1, 2019.
(11)	Performance-based RSUs that vest on the first anniversary of April 1, 2015 based on the achievement of revenue and operating income targets, subject to continued service through the vesting date.
(12)	Performance shares that vest on the first anniversary of April 1, 2015 based on the achievement of individual strategic performance objectives.
(13)	Performance shares that vest on the second anniversary of April 1, 2015 based on the achievement of total shareholder return reward objectives, subject to continued service through the vesting date.
(14)

Original option amount of 25,000 options vest and become exercisable at the rate of 1/5th of the shares on May 9, 2012 and 1/60th of the shares after the completion of each additional month of employment with the Company thereafter after the next four years. Mr. Nagesh’s last date of employment was January 15, 2016, and to the extent this Option was vested at the date of termination, Mr. Nagesh was able to exercise this Option at any time during the 30 day period immediately following termination.

(15)	Original option amount of 12,250 options vest and become exercisable in four equal annual installments beginning on April 1, 2013 and every year thereafter; provided employment is served through each applicable vesting date. Mr. Nagesh’s last date of employment was January 15, 2016, and to the extent this Option was vested at the date of termination, Mr. Nagesh was able to exercise this Option at any time during the 30 day period immediately following termination.
(16)	Original option amount of 24,750 options vest and become exercisable in three equal annual installments on April 1, 2015 and each year thereafter; provided employment is served through each applicable vesting date. Mr. Nagesh’s last date of employment was January 15, 2016, and to the extent this Option was vested at the date of termination, Mr. Nagesh was able to exercise this Option at any time during the 30 day period immediately following termination.
(17)	Dr. Wu left his position as the Company’s Chief Technology Officer effective September 9, 2016. He has 30 days from his termination date to exercise his vested stock options. His unvested options and unvested RSU awards were forfeited as of his termination date.

Option Exercises and Stock Vested in Fiscal 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Dr. Sehat Sutardja	—		—	279,217	4,179,878
Weili Dai	—		—	147,912	1,632,368
Michael Rashkin	2,500	(2)	35,525	67,194	1,005,894
Dr. Zining Wu	40,000	(3)	150,141	66,803	1,000,040
Sukhi Nagesh	27,376	(4)	45,449	13,625	203,991
David P. Eichler	—		—	—	—

(1)	The RSUs vested and were released on April 1, 2015 at $14.97 per share.
(2)	Mr. Rashkin exercised an option with an exercise price of $6.84 on June 5, 2015.
(3)	Dr. Wu exercised an option with an exercise price of $10.76 on June 23, 2015.
(4)	On February 23, 2015, Mr. Nagesh exercised 18,750 options with an exercise price of $14.14; 6,126 options with an exercise price of $15.20; and 2,500 options with an exercise price of $15.43.

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2016.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2016.

Employment Contracts and Change-in-Control Arrangements

On October 15, 2015, the Company retained David P. Eichler of Randstad Professionals U.S., LP, d/b/a Tatum (“Tatum”) to serve as our Interim Chief Financial Officer (“Interim CFO”), effective October 16, 2015. In such capacity Mr. Eichler also acted as our principal accounting officer. In connection with retaining Mr. Eichler as our Interim CFO, we entered into an Interim Services Agreement with Tatum, effective October 15, 2015. For the provision of Mr. Eichler’s services, we paid Tatum $15,000 per week for up to 60 hours of professional services. In addition, for work by Mr. Eichler in excess of 60 hours, we paid Tatum at a rate of $325 per hour and, for work performed by other Tatum professionals, we pay Tatum at a rate of $250 per hour. Mr. Eichler was not eligible for any other compensation or benefits from the Company. The Interim Services Agreement requires that the Company indemnify Mr. Eichler and Tatum in connection with services thereunder. The Interim Services Agreement has a minimum term of three months, and thereafter may be terminated by either party for any reason upon 15 days’ advance written notice. Mr. Eichler left his position as Interim Chief Financial Officer upon the appointment of Jean Hu as the Company’s Chief Financial Officer in August 2016. A copy of the Interim Services Agreement is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ending October 31, 2015.

During fiscal 2016, we did not have any employment agreements with any of our named executive officers, other than the Interim Services Agreement with Tatum, and we did not have any compensatory plan or arrangement that would result in any payments to any named executive officers upon such officer’s resignation, retirement or other termination or from a change-in-control. Any of our named executive officers may resign at any time and the employment of any named executive officer may be terminated at any time by our board of directors.

During fiscal 2016, we did not have any employment agreements with any of our named executive officers, other than the Interim Services Agreement with Tatum, and we did not have any compensatory plan or arrangement that would result in any payments to any named executive officers upon such officer’s resignation, retirement or other termination or from a change-in-control. However, in fiscal 2017, we entered into agreements with our President and Chief Executive Officer. We also adopted a Change in Control Severance Plan as described in the “Compensation Discussion and Analysis” section of this proxy statement.

Murphy Severance Agreement

Please see “Murphy Severance Agreement” in the “Compensation Discussion and Analysis” section of this proxy statement.

Change in Control Severance Plan

Please see “Change in Control Severance Plan” in the “Compensation Discussion and Analysis” section of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal 2016, he nominating and governance committee was responsible for review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Beginning in September 2016, the audit committee assumed responsibility for such review and approval. Under SEC rules and our written policy, a “related person” is a director, officer, nominee for director, or 5% shareholder since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of related transactions in which Marvell or a subsidiary is a participant, the amount involved exceeds $120,000 in any calendar year and a related person has a direct or indirect material interest. Pursuant to our policy, the following transactions will not be deemed to be related person transactions requiring approval by the audit committee:

•

Employment of executive officers. Any employment by us of an executive officer if: (a) the related compensation is required to be reported in our proxy statement under SEC compensation disclosure rules; or (b) the executive officer is not an immediate family member of another executive officer or director of our company, and the related compensation would have been reported in our proxy statement under SEC compensation disclosure rules if the executive officer was a “named executive officer,” and the ECC approved (or recommended that our board of directors approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under SEC compensation disclosure rules.

•

Certain transactions with other companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues.

•

Transactions where all shareholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis (e.g., dividends).

•	Transactions involving competitive bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

•

Regulated transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Certain banking-related services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	Other Transactions. Any other transaction where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K, as may be amended from time to time.

Marvell International Ltd., a direct subsidiary (“MIL”) is party to a technology license agreement with VeriSilicon Holdings Co., Ltd. (“VeriSilicon”), which has been amended various times since its assumption by MIL to include additional technology beyond the scope of the original agreement and is renewable annually. MIL assumed this technology license agreement between VeriSilicon and UTStarcom, Inc. after our acquisition of the semiconductor business of UTStarcom in December 2005. In addition, in September 2010, MIL entered into a services agreement with VeriSilicon, pursuant to which VeriSilicon provides design support services to MIL on various projects. In connection with all of its transactions with VeriSilicon, MIL paid $3.7 million to VeriSilicon during fiscal 2015. As of May 2, 2015, MIL had approximately $0.5 million of accrued liability to VeriSilicon. Ms. Dai’s brother (and Dr. Sutardja’s brother-in-law) is the Chairman, President and Chief Executive Officer of VeriSilicon. Ms. Dai is also a shareholder of VeriSilicon. Ms. Dai is our former President and Dr. Sutardja is our former Chief Executive Officer. Dr. Sutardja and Ms. Dai are husband and wife.

In December 2009, MIL entered into a technology license agreement with Vivante Corporation (“Vivante”) that provides for the license of graphics technology and associated services. This agreement restates, expands and succeeds previous agreements between the parties for the same technology. In December 2012, the parties renewed this technology license agreement for another three years. The total amount of the license fee was approximately $13.0 million (to be paid over three years) and ten percent for support fees (to be paid over three years). In February 2012, the parties entered into a services agreement, pursuant to which Vivante agreed to provide support services to MIL. In connection with all of its transactions with Vivante, MIL paid $9.1 million to Vivante during fiscal 2015. As of May 2, 2015, MIL had approximately $3.2 million of accrued liability to Vivante (which includes amounts payable on renewal of the technology license agreement). Dr. Sutardja and Ms. Dai, through their ownership and control of Estopia LLC, are indirect shareholders of Vivante. In addition, Dr. Sutardja is also a direct shareholder and chairman of the board of directors of Vivante. Ms. Dai’s brother (and Dr. Sutardja’s brother-in-law) is the Chief Executive Officer of Vivante.

Indemnification Arrangements

We have agreed to indemnify certain current and former directors, officers and employees of us and our subsidiary Marvell Semiconductor, Inc. for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse us in the event that it is subsequently determined that the individual is not entitled to indemnification under the Bye-laws or applicable law. In addition, we have agreed to indemnify Dr. Sutardja for reasonable fees and expenses that he may incur in a legal challenge of the determination that penalty taxes applied, based on the board’s finding that Dr. Sutardja was not involved in setting the terms of the relevant options and that we had in 2007 taken responsibility for and paid the penalty taxes under the Tax Codes that were incurred by other similarly situated Marvell employees who had exercised options in 2006. See “Executive Compensation — Key Fiscal 2016 Compensation Program Decisions — Other Compensation Arrangements.”

We have also entered into a standard form of indemnification agreement with each of our named executive officers and directors.

ADDITIONAL INFORMATION

Future Shareholder Proposals and Nominations for the 2017 Annual General Meeting

We expect to hold our 2017 annual general meeting on or about June 13, 2017. Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2017 annual general meeting of shareholders, we must have received the written proposal by such shareholder at the mailing address of our business offices set forth below, no later than January 4, 2017. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with the Bye-laws. In accordance with Sections 12(3)(b), 12(3)(c), 12(4) and 34 of the Bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information. To be timely, a shareholder’s written notice must be received by us not less than 60 nor more than 180 days prior to the date set for the annual general meeting of shareholders, which is June 13, 2017. To comply with the Bye-laws, a shareholder must provide appropriate notice to us no earlier than December 13, 2016 and no later than April 14, 2017. The notice must contain the name and business background of any person being nominated by such shareholder as a director and all material information on any proposal, statement or resolution to be put to the meeting and details of the shareholder submitting the proposal, statement or resolution, as well as other information that may be specified by our board of directors and the Bye-laws as then in effect. Our board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders.

If Proposal No. 5 is approved by the shareholders at the 2016 annual general meeting, the timing for submission of a shareholder proposal to be considered for inclusion in the proxy statement pursuant to our Bye-laws would change, though the deadline for submission of shareholder proposals pursuant to Rule 14a-8 described above would not change. If Proposal 5 is approved by the shareholders, we will provide notice thereof on a Current Report on Form 8-K filed no later than four business days after the conclusion of the meeting and provide the deadlines for your submissions.

All shareholder proposals or nominations pursuant to this section may be sent to our Assistant Secretary at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office in the manner provided by the Companies Act.

Householding — Shareholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our shareholders will be “householding” our annual report and proxy materials, including the Notice. A single Notice and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may write or call our Investor Relations department at 5488 Marvell Lane, Santa Clara, CA 95054, telephone number (408) 222-0777.

Any shareholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

Adjournment of the 2016 Annual General Meeting of Shareholders

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the annual general meeting, the annual general meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the annual general meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place at the annual general meeting. A majority of the shares represented and voting at the annual general meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

At the time of preparation of this proxy statement, we are not aware of any other matters to be brought before the annual general meeting. No eligible shareholder had submitted notice of any proposal before the printing and mailing of this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

ANNUAL REPORT ON FORM 10-K

YOU MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 30, 2016, BY SENDING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS: MARVELL SEMICONDUCTOR, INC., 5488 MARVELL LANE, SANTA CLARA, CALIFORNIA 95054, ATTN: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.MARVELL.COM.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard S. Hill

Chairman of the Board of Directors

Santa Clara, California

September 27, 2016

Appendix A

FOURTH

~~THIRD~~

AMENDED & RESTATED

B Y E - L A W S

of

MARVELL TECHNOLOGY GROUP LTD.

(adopted by the shareholders at the Annual General Meeting

held on 8th ~~July 2010~~November 2016)

~~TABLE OF CONTENTS~~ TABLE OF CONTENTS

A-i

(continued)

A-ii

(continued)

A-iii

INTERPRETATION

1. ~~1.~~ Interpretation

(1)	~~(1)~~ In these Bye~~-~~ laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:~~-~~

(a)	~~(a)~~ “Act” means the Companies Act 1981 as amended from time to time;

(b)	~~(b)~~ “Alternate Director” means an alternate Director appointed in accordance with these Bye-laws;

(c)	~~(c)~~ “Auditor” includes any individual or partnership;

(d)	~~(d)~~ “Board” means the Board of Directors appointed or elected pursuant to these Bye~~-~~ laws and acting by resolution in accordance with the Act and these Bye~~-~~ laws or the Directors present at a meeting of Directors at which there is a quorum;

(e)	~~(e)~~ “Business Combination” means any scheme of arrangement, reconstruction, amalgamation, takeover or similar business combination involving the Company or any subsidiary of the Company and any other person; provided that any such transaction with any direct or indirect subsidiary of the Company formed by the Company with the approval of its board of directors for the purpose of engaging in any scheme of arrangement, reconstruction, amalgamation, takeover or similar business combination shall not be a Business Combination for the purposes of these Bye-laws;

(f)	~~(f)~~ “Cause” means:

(i)	~~(i)~~ conviction on indictment of an indictable offence involving the management of the Company; or

(ii)	~~(ii)~~ persistent breaches of the Act;

(g)	~~(g)~~ “Clear Days” means, in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

(h)	~~(h)~~ “Company” means Marvell Technology Group Limited;

(i)	~~(i)~~ “Director” means a director of the Company and shall include an Alternate Director;

(j)	~~(j)~~ “Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

(k)	~~(k)~~ “notice” means written notice as further defined in these Bye~~-~~ laws unless otherwise specifically stated;

(l)	~~(l)~~ “Officer” means any person appointed by the Board to hold an office in the Company;

(m)	~~(m)~~ “Register” means the Register of Members of the Company and includes any branch register;

(n)	~~(n)~~ “Registered Office” means the registered office for the time being of the Company;

(o)	~~(o)~~ “Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye~~-~~ laws;

(p)	~~(p)~~ “Register of Members” means the Register of Members referred to in these Bye~~-~~ laws;

(q)	~~(q)~~ “Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

(r)	~~(r)~~ “Special Resolution” means a resolution passed by a majority of not less than 66-2/3% of votes cast by such Members as, being entitled so to do, vote in person or by proxy or by duly authorised corporate representative at a general meeting of which not less than twenty-one (21) ~~clear days~~Clear Days’ notice (save where a longer period is required by these Bye-~~Laws~~laws), specifying the intention to propose the resolution as a Special Resolution, has been duly given;

(2)	~~(2)~~ In these Bye~~-~~ laws, where not inconsistent with the context:~~-~~

(a)	~~(a)~~ words denoting the plural number include the singular number and vice versa;

(b)	~~(b)~~ words denoting the masculine gender include the feminine gender;

(c)	~~(c)~~ words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	~~(d)~~ the word:~~-~~

(i)	~~(i)~~ “may” shall be construed as permissive;

(ii)	~~(ii)~~ “shall” shall be construed as imperative; and

(e)	~~(e)~~ unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye~~-~~ laws.

(3)	~~(3)~~ Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography and other modes of representing words in a visible form.

(4)	~~(4)~~ Headings used in these Bye~~-~~ laws are for convenience only and are not to be used or relied upon in the construction hereof.

BOARD OF DIRECTORS

2. ~~2.~~ Board of Directors

The business of the Company shall be managed and conducted by the Board.

3. ~~3.~~ Management of the Company

(1)	~~(1)~~ In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye~~-~~ laws, required to be exercised by the Company in general meeting subject, nevertheless, to the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

(2)	~~(2)~~ No regulation or alteration to these Bye~~-~~ laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

4. ~~4.~~ Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. ~~5.~~ Power to appoint ~~manager~~managers

The Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. ~~6.~~ Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7. ~~7.~~ Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub~~-~~ delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

8. ~~8.~~ Power to delegate to a committee

The Board may delegate any of its powers to a committee appointed by the Board which may consist partly or entirely of non-Directors and every such committee shall conform to such directions as the Board may impose on them. The meeting and proceedings of any such committee shall be governed by the provisions of these Bye-~~Laws~~laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.

9. ~~9.~~ Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10. ~~10.~~ Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11. ~~11.~~ Exercise of power to purchase shares of or discontinue the Company

(1)	~~(1)~~ The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

(2)	~~(2)~~ The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12. ~~12.~~ Election of Directors

(1)	~~(1)~~ The Board shall consist of not less than two Directors or such number in excess thereof as the Board may from time to time determine.

(2)	~~(2) Subject to the Act and these Bye-Laws, starting with the election of Directors at the annual general meeting of Members for the 2011 calendar year~~ Directors shall be elected by the Members on an annual basis at the annual ~~generally meeting provided that any Directors who are serving on classified terms (elected at or prior to the 2010 annual general meeting), shall continue such term until maturity and shall thereafter be able to stand for re-election on an annual basis~~general meeting.

(3)	~~(3)~~ No person ~~other than a Director retiring by rotation~~ shall be appointed or reappointed a Director at any general meeting unless:

~~(a)~~

(a)	he or she is ~~recommended by~~nominated by or at the direction of the Board or any authorised committee thereof; or

~~(b)~~

(b)	in the case of an annual general meeting, ~~not less than 60 nor more than 180 clear days before the date appointed for the meeting (or if such date is not at the time of such nomination known, the anninversary of the previous year’s annual meeting), a notice containing the information set forth below in Bye-Law 12(4) and executed by a Member qualified to vote at the meeting~~he or she is nominated pursuant to Bye-law 13 below, or a notice that complies with Bye-law 35(1) below has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director; or

~~(c)~~	~~in the case of a special general meeting, not less than 10 days after the Company first publicly announces its intention to hold a special general meeting for the purpose of electing directors, a notice containing the information set forth below in Bye-Law 12(4) and executed by a Member qualified to vote at the meeting has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director; or~~

~~(d)~~	~~the appointment or reappointment is approved by a Special Resolution of the Members.~~

~~(4)~~	~~A notice of nomination from a Member shall:~~

~~(a)~~	~~specify the meeting at which the person nominated is proposed for election as a Director;~~

~~(b)~~	~~contain all such information relating to the nominee as is required in solicitations of proxies for the election of Directors or as may be otherwise required pursuant to Section 14 of, and Schedule 14A under, the United States Securities Exchange Act of 1934, as amended;~~

~~(c)~~	~~state the names and addresses, as they appear in the Register, of the Member(s) giving the notice and the class and number of shares which are held by such Member(s) at the date of the notice and be signed by such Member(s); and~~

(c)	~~(d) be accompanied by the written consent of the nominee to his being named in a proxy statement as a nominee and to serving as a Director, if elected~~in the case of a special general meeting, a notice that complies with Bye-laws 35(1) and 35(2) below has been given to the Company of the intention of that Member to propose that person for appointment or reappointment as a Director.

(4)	~~(5)~~ The Board may appoint one or more persons willing to act to be a Director, either to fill a vacancy or vacancies or, as an additional Director or Directors. A Director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election.

13. Proxy access for Director nominations

(1)	Eligibility. Subject to the terms and conditions of these Bye-laws, in connection with an annual general meeting at which Directors are to be elected, the Company (i) shall include in its proxy statement and on its form of proxy the names of, and (ii) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Bye-law 13(2)(a) below (the “Authorised Number”) for election to the Board submitted pursuant to this Bye-law (each, a “Member Nominee”), if:

(a)	the Member Nominee satisfies the eligibility requirements in this Bye-law,

(b)	the Member Nominee is identified in a timely notice (the “Member Notice”) that satisfies this Bye-law and is delivered by a Member that qualifies as, or is acting on behalf of, an Eligible Member (as defined below),

(c)	the Eligible Member satisfies the requirements in this Bye-law and expressly elects at the time of the delivery of the Member Notice to have the Member Nominee included in the Company’s proxy materials, and

(d)	the additional requirements of these Bye-laws are met.

(2)	Definitions.

(a)	The maximum number of Member Nominees appearing in the Company’s proxy materials with respect to an annual general meeting (the “Authorised Number”) shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of Directors in office as of the last day on which a Member Notice may be delivered pursuant to this Bye-law with respect to the annual general meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorised Number shall be reduced (i) by any Member Nominee whose name was submitted for inclusion in the Company’s proxy materials pursuant to this Bye-law but whom the Board decides to nominate as a Board nominee, and (ii) by any nominees who were previously elected to the Board as Member Nominees at any of the preceding two annual general meetings and who are nominated for election at the annual general meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Member Notice but before the annual general meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorised Number shall be calculated based on the number of Directors in office as so reduced.

(b)	To qualify as an “Eligible Member,” a Member or a group as described in this Bye-law must:

(i)	Own and have Owned (as defined below), continuously for at least three years as of the date of the Member Notice, a number of shares (as adjusted to account for any share dividend, share split, subdivision, combination, reclassification or recapitalization of shares of the Company that are entitled to vote in the election of Directors) that represents at least three percent (3%) of the issued shares of the Company that are entitled to vote in the election of Directors as of the date of the Member Notice (the “Required Shares”), and

(ii)	thereafter continue to Own the Required Shares through such annual general meeting.

For purposes of satisfying the ownership requirements of this Bye-law 13(2), a group of not more than twenty Members and/or beneficial owners (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) may aggregate the number of shares of the Company that are entitled to vote in the election of Directors that each group member has individually Owned continuously for at least three years as of the date of the Member Notice if all other requirements and obligations for an Eligible Member set forth in this Bye-law are satisfied by and as to each Member or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Member, and no Member or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Member under this Bye-law. A group of any two or more funds shall be treated as only one Member or beneficial owner for this purpose if they are under common management and investment control. For purposes of this Bye-law, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.

(c)	For purposes of this Bye-law:

(i)

A Member or beneficial owner is deemed to “Own” only those issued shares of the Company that are entitled to vote in the election of Directors as to which the person possesses both (A) the full voting rights pertaining to such shares (which includes the power to vote, or to direct the voting of, such shares) and the full investment rights pertaining to such shares (which includes the power to dispose, or to direct the disposition of, such shares) and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person in any transaction that has not been settled or closed, (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of issued shares of the Company that are entitled to vote in the election of Directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a Member or beneficial owner, have correlative meanings. For purposes of clauses (c)(i)(1) through (3), the term “person” includes its affiliates.

(ii)	A Member or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (A) the full voting rights pertaining to the shares (which includes the power to vote, or to direct the voting of, such shares) and the full investment rights pertaining to the shares (which includes the power to dispose, or to direct the disposition of, such shares) and (B) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Member.

(iii)	A Member or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice.

(d)	For purposes of this Bye-law, the “Additional Information” referred to in Bye-law 13(1) that the Company will include in its proxy statement is:

(i)	the information set forth in the Schedule 14N provided with the Member Notice concerning each Member Nominee and the Eligible Member that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii)	if the Eligible Member so elects, a written statement of the Eligible Member (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Member Nominee(s), which must be provided at the same time as the Member Notice for inclusion in the Company’s proxy statement for the annual general meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Bye-law, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Bye-law shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Member or Member Nominee.

(3)	Member Notice and Other Informational Requirements.

(a)	The Member Notice shall set forth all information, representations and agreements required under Bye-law 35 below, including the information required with respect to (i) any nominee for election as a Director, (ii) any Member giving notice of an intent to nominate a candidate for election, and (iii) any Member, beneficial owner or other person on whose behalf the nomination is made under this Bye-law. In addition, such Member Notice shall include:

(i)	a copy of the Schedule 14N that has been or concurrently is filed with the United States Securities and Exchange Commission (“SEC”) under the Exchange Act,

(ii)	a written statement of the Eligible Member (and in the case of a group, the written statement of each Member or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Member), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of the Company that are entitled to vote in the election of Directors the Eligible Member Owns and has Owned (as defined in Bye-law 13(2)(c)) continuously for at least three years as of the date of the Member Notice, and (B) agreeing to continue to Own such shares through the annual general meeting,

(iii)	the written agreement of the Eligible Member (and in the case of a group, the written agreement of each Member or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Member) addressed to the Company, setting forth the following additional agreements, representations, and warranties:

(A)	it shall provide (1) within five business days after the date of the Member Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Member Owns, and has Owned continuously in compliance with this Bye-law, (2) within five business days after the record date for the annual general meeting both the information required under Bye-law 35 regarding the requirement to provide ownership information and notification in writing verifying the Eligible Member’s continuous Ownership of the Required Shares, in each case, as of such date, and (3) immediate notice to the Company if the Eligible Member ceases to own any of the Required Shares prior to the annual general meeting,

(B)	it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (2) has not nominated and shall not nominate for election to the Board at the annual general meeting any person other than the Member Nominee(s) being nominated pursuant to this Bye-law, (3) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the annual general meeting other than its Member Nominee(s) or any nominee(s) of the Board, and (4) shall not distribute to any Member any form of proxy for the annual general meeting other than the form distributed by the Company, and

(C)

it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Member’s communications with the Members of the Company or out of the information that the Eligible Member provided to the Company, (2) indemnify and hold harmless the Company and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of the nomination or solicitation process pursuant to this Bye-law, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual general meeting, (4) file with the SEC any solicitation or other communication by or on behalf of the Eligible Member relating to the Company’s annual general meeting, one or more of the Company’s Directors or Director nominees or any Member Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (5) at the request of the Company, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual general meeting, if earlier), provide to the Company such additional information as reasonably requested by the Company, and

(iv)	in the case of a nomination by a group, the designation by all group members of one group member that is authorised to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Member that it shall provide, within five business days after the date of the Member Notice, documentation reasonably satisfactory to the Company demonstrating that the number of Members and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one Member or beneficial owner within the meaning of Bye-law 13(2)(b).

All information provided pursuant to this Bye-law 13(3)(a) shall be deemed part of the Member Notice for purposes of this Bye-law.

(b)	To be timely under this Bye-law, the Member Notice must be delivered by a Member to the Secretary at such Officer’s business address not less than one hundred twenty (120) nor more than one hundred fifty (150) Clear Days prior to the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first released to Members in connection with the preceding year’s annual general meeting; provided, however, that in the event the annual general meeting is more than thirty (30) days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, to be timely, the Member Notice must be so delivered not more than one hundred fifty (150) Clear Days prior to such annual general meeting and not less than the later of one hundred twenty (120) Clear Days prior to such annual general meeting or ten (10) Clear Days following the day on which public announcement (as defined in Bye-law 35 below) of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual general meeting, or a postponement of an annual general meeting for which notice of the meeting has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Member Notice as described above.

(c)	Within the time period for delivery of the Member Notice, a written representation and agreement of each Member Nominee shall be delivered to the Secretary at such Officer’s business address, which shall be signed by each Member Nominee and shall represent and agree that such Member Nominee:

(i)	consents to being named in the Company’s proxy statement and form of proxy as a nominee and to serving as a Director if elected, and currently intends to serve as a Director for the full term for which such Member Nominee is standing for election,

(ii)

is not and shall not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity (A) as to how the Member Nominee, if elected as a Director, shall act or vote on any issue or question that has not been disclosed to the Company, or (B) that could limit or interfere with the Member Nominee’s ability to comply, if elected as a Director, with the Member Nominee’s fiduciary duties under applicable law,

(iii)	is not and shall not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a nominee or Director that has not been disclosed to the Company,

(iv)	if elected as a Director, shall comply with all of the Company’s corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to Directors (which shall be provided to such Member Nominee promptly following a request therefor), and

(v)	if elected as a Director, shall not appoint a person or persons to act as a Director in the alternative to himself or herself, notwithstanding anything to the contrary contained in these Bye-laws permitting such appointment.

The Member Nominee must submit all completed and signed questionnaires required of the Company’s nominees and provide to the Company such other information as it may reasonably request no later than the earlier of (x) five business days after request of the Company and (y) the last date on which a Member Notice would be timely submitted under this Bye-law. The Company may request such additional information as necessary to permit the Board to determine if each Member Nominee satisfies the requirements of this Bye-law.

(d)	In the event that any information or communications provided by the Eligible Member or any Member Nominees to the Company or its Members is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Member or Member Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Member Nominee from its proxy materials as provided in this Bye-law.

(4)	Proxy Access Procedures.

(a)	Notwithstanding anything to the contrary contained in this Bye-law, the Company may omit from its proxy materials any Member Nominee, and such nomination shall be disregarded and no vote on such Member Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, if:

(i)	the Eligible Member or Member Nominee breaches any of its agreements, representations, or warranties set forth in the Member Notice or otherwise submitted pursuant to this Bye-law, any of the information in the Member Notice or otherwise submitted pursuant to this Bye-law was not, when provided, true, correct and complete, or the Eligible Member or applicable Member Nominee otherwise fails to comply with its obligations pursuant to these Bye-laws, including, but not limited to, its obligations under this Bye-law,

(ii)	the Member Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s Directors, (B) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offences) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offences) within the past ten years or (D) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(iii)	the Company has received a notice (whether or not subsequently withdrawn) that a Member intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for Member nominees for Director in Bye-law 35 below, or

(iv)	the election of the Member Nominee to the Board would cause the Company to violate the Memorandum of Association of the Company, these Bye-laws, or any applicable law, rule, regulation or listing standard.

(b)	An Eligible Member submitting more than one Member Nominee for inclusion in the Company’s proxy materials pursuant to this Bye-law shall rank such Member Nominees based on the order that the Eligible Member desires such Member Nominees to be selected for inclusion in the Company’s proxy materials and include such assigned rank in its Member Notice submitted to the Company. In the event that the number of Member Nominees submitted by Eligible Members pursuant to this Bye-law exceeds the Authorised Number, the Member Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: the highest ranking Member Nominee of each Eligible Member shall be selected for inclusion in the Company’s proxy materials until the Authorised Number is reached, going in order of the amount (largest to smallest) of shares of the Company each Eligible Member disclosed as Owned in its Member Notice submitted to the Company. If the Authorised Number is not reached after the highest ranking Member Nominee has been selected from each Eligible Member for any reason (including because a Member Nominee does not satisfy the eligibility requirements in this Bye-law), this selection process shall continue as many times as necessary, following the same order each time, until the Authorised Number is reached through the selection of Member Nominees who satisfy the eligibility requirements in this Bye-law. Following such determination, if any Member Nominee who satisfies the eligibility requirements in this Bye-law thereafter is nominated by the Board, thereafter is not included in the Company’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Member’s or Member Nominee’s failure to comply with this Bye-law), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a Director at the applicable annual general meeting in substitution for such Member Nominee.

(c)	Any Member Nominee who is included in the Company’s proxy materials for a particular annual general meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the annual general meeting for any reason, including for the failure to comply with any provision of these Bye-laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Member Notice) or (ii) does not receive a number of votes cast in favor of his or her election at least equal to twenty percent (20%) of the shares present in person or represented by proxy and entitled to vote in the election of Directors, shall be ineligible to be a Member Nominee pursuant to this Bye-law for the next two annual general meetings.

(d)	Notwithstanding the foregoing provisions of this Bye-law, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the Member delivering the Member Notice (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) does not appear at the annual general meeting of the Company to present its Member Nominee or Member Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Member Nominee or Member Nominees may have been received by the Company. Without limiting the Board’s power and authority to interpret any other provisions of these Bye-laws, the Board (and any other person or body authorised by the Board) shall have the power and authority to interpret this Bye-law and to make any and all determinations necessary or advisable to apply this Bye-law to any persons, facts or circumstances, in each case acting in good faith. This Bye-law shall be the exclusive method for Members to include nominees for Director election in the Company’s proxy materials.

14. ~~13.~~ Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

15. ~~14.~~ Alternate Directors

(1)	~~(1)~~ Any general meeting of the Company may elect a person or persons to act as a Director in the alternative to any one or more of the Directors of the Company or may authorise the Board to appoint such Alternate Directors. Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself or herself by notice in writing deposited with the Secretary. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

(2)	~~(2)~~ An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

(3)	~~(3)~~ An Alternate Director shall cease to be such if the Director for whom such Alternate Director was appointed ceases for any reason to be a Director but may be re~~-~~ appointed by the Board as alternate to the person appointed to fill the vacancy in accordance with these Bye~~-~~ laws.

16. ~~15.~~ Removal of Directors

(1)	~~(1)~~ The Members may, at any special general meeting convened and held in accordance with these Bye~~-~~ laws only, remove a Director ~~for~~with or without Cause PROVIDED THAT~~(a)~~ the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal~~;~~

~~(b)~~	~~the resolution is passed as a Special Resolution; and(c) no more than one third of the Directors for the time being in office shall be removed at any general meeting~~.

(2)	~~(2)~~ A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye~~-~~ law may be filled by the Members at the meeting at which such Director is removed subject to compliance with Bye-law 35(2), and, in the absence of such election or appointment, the Board may fill the vacancy.

17. ~~16.~~ Vacancies on the Board

(1)	~~(1)~~ The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed.

(2)	~~(2)~~ The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye~~-~~ laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

(3)	~~(3)~~ The office of Director shall be vacated if the Director:~~-~~

(a)	~~(a)~~ is removed from office pursuant to these Bye~~-~~ laws or is prohibited from being a Director by law;

(b)	~~(b)~~ is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	~~(c)~~ is or becomes of unsound mind or dies; or

(d)	~~(d)~~ resigns his or her office by notice in writing to the Company.

18. ~~17.~~ Notice of meetings of the Board

(1)	~~(1)~~ A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

(2)	~~(2)~~ Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, overnight courier, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non~~-~~ transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

19. ~~18.~~ Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Directors and, unless so fixed, shall be a majority of the Directors.

20. ~~19.~~ Meetings of the Board

(1)	~~(1)~~ The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2)	~~(2)~~ Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(3)	~~(3)~~ A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail. Notwithstanding the foregoing, a resolution to approve any of the following shall require the affirmative vote of an absolute majority of the ~~directors~~Directors holding office at the date of the resolution:

(a)	~~(a)~~ the issue of shares in the capital of the Company or any obligations, charges or debts convertible into shares or involving rights to vote under any circumstances;

(b)	~~(b)~~ recommending the winding up, dissolution or termination of the corporate existence of the Company; and

(c)	~~(c)~~ borrowing of any amount by the Company which exceeds in the aggregate $25,000,000 or the mortgage, pledge or grant of a security interest in any property of the Company which exceeds in the aggregate $25,000,000.

21. ~~20.~~ Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been effected at a meeting of the Board duly called and constituted. For the purposes of this Bye~~-~~ law only, “Director” shall not include an Alternate Director except that an Alternate Director may sign such a resolution on behalf of a principal Director.

22. ~~21.~~ Contracts and disclosure of Directors’ interests

(1)	~~(1)~~ Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2)	~~(2)~~ A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3)	~~(3)~~ Following a declaration being made pursuant to this Bye~~-~~ law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23. ~~22.~~ Remuneration of Directors

(1)	~~(1)~~ Each Director shall be entitled to receive such fees for his services as a Director, if any, as the Board may from time to time determine. Each Director shall be paid all expenses properly and reasonably incurred by him or her in the conduct of the Company’s business or in the discharge of his duties as a Director, including (but without limitation) his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or any committee of the Board or general meetings.

(2)	~~(2)~~ Any Director who serves on any committee of the Board or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration or other amounts payable to a Director pursuant to any other Bye-~~Law~~law.

(3)	~~(3)~~ The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director or ~~other~~ Officer of the Company shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

OFFICERS; CHAIRMAN OF THE BOARD

24. ~~23.~~ Officers of the Company

The Officers of the Company shall consist of a President and a Vice President or a Chairman and a deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye~~-~~laws.

25. ~~24.~~ Appointment of Officers and Chairman of the Board

(1)	~~(1)~~ The Board shall, as soon as practicable after each annual general meeting appoint a President and Vice President or a Chairman and Deputy Chairman who shall be Directors.

(2)	~~(2)~~ The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26. ~~25.~~ Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27. ~~26.~~ Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28. ~~27.~~ Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and if not the President shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote. If more than one person holds any of the offices enumerated herein, the Board shall determine which of the persons shall act as Chairman at meetings.

29. ~~28.~~ Register of Directors and Officers

The Board shall cause to be kept in one or more books a Register of Officers and Directors and shall enter therein the particulars required by the Act.

MINUTES

30. ~~29.~~ Obligations of Board to keep minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	~~(a)~~ of all elections and appointments of Officers;

(b)	~~(b)~~ of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	~~(c)~~ of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

31. ~~30.~~ Indemnification of Directors and Officers of the Company

The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

32. ~~31.~~ Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such

Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer or to any matter arising under United States federal securities laws.

MEETINGS

33. ~~32.~~ Notice of annual general meeting

The annual general meeting of the Company shall be held in each year at such time and place as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least five days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34. ~~33.~~ Notice of special general meeting

The President or the Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

35. ~~34.~~ Advance notice

~~Not less than sixty (60) nor more than one hundred eighty (180) days advance notice in writing shall at all times be required for the nomination, other than~~

(1)	Annual General Meeting.

(a)	Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by Members may be made at an annual general meeting only (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board~~, of candidates for election as directors, as well as any other proposals, statements or resolutions to be put forward by Members for consideration at an annual general meeting or special general meeting. In the case of an annual general meeting such notice must be received by the Company not less than sixty (60) nor more than one hundred eighty (180) Clear Days prior to the anniversary of the prior year’s annual general meeting (or if such date is not at the time of such nomination or proposal known, the anniversary of the prior year’s annual general meeting). The notice must contain the information specified in Bye-Law 12(4) with respect to the person to be nominated as director and all material information on the proposal, statement or resolution to be put to the meeting, together with details of the Member submitting the proposal, statement or resolution and such other information as may from time to time be specified by the Board. The foregoing rights in relation to proposals, statements or resolutions are in addition to any rights conferred by the Act.~~ (or any authorised committee thereof), (C) by any Member who is a Member at the time the notice provided for in this Bye-law 35(1) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedure set forth in this Bye-law 35(1), (D) by any Eligible Member (as defined in Bye-law 13) whose Member Nominee (as defined in Bye-law 13) is included in the Company’s proxy materials for the applicable annual general meeting, or (E) in accordance with the provisions of Section 79 and 80 of the Act. For the avoidance of doubt, the foregoing clauses (C), (D) and (E) shall be the exclusive means for a Member to make Director nominations and the foregoing clauses (C) and (E) shall be the exclusive means for a Member to propose other business (other than a proposal included in the Company’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual general meeting.

(b)	For nominations or other business to be properly brought before an annual general meeting by a Member pursuant to clause (C) of the foregoing paragraph, the Member must have given timely notice thereof to the Secretary and, in the case of business other than nominations, such business must be a proper subject for Member action. To be timely, a Member’s notice must be delivered to the Secretary at such Officer’s business address not less than ninety (90) Clear Days or more than one hundred twenty (120) Clear Days prior to the anniversary of the prior year’s annual general meeting; provided, however, that in the event the annual general meeting is more than thirty (30) days before or after the anniversary of the previous year’s annual general meeting, or if no annual general meeting was held in the preceding year, to be timely, notice by the Member must be so delivered not more than one-hundred-twenty (120) Clear Days prior to such annual general meeting and not less than the later of ninety (90) Clear Days prior to such annual general meeting or ten (10) Clear Days following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual general meeting, or a postponement of an annual general meeting for which notice of the meeting has already been given to Members or a public announcement of the meeting date has already been made, commence a new time period or extend any time period for the giving of a Member’s notice as set forth above. Such Member’s notice shall set forth:

(i)	As to each person who the Member proposes to nominate for election or re-election as a Director (1) all information relating to such person that is required to be disclosed in the solicitation of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (2) such person’s written consent to serving as a Director if elected and (3) a written representation and agreement covering the matters specified in Bye-law 13(3)(c); provided, however, that in addition to the information required in the Member’s notice pursuant to this Bye-law 35(1)(b)(i), the Company may require each such person to furnish such other information as may reasonably be required by the Company to determine the eligibility of such person to serve as a Director of the Company, including information relevant to a determination of whether such person can be considered an independent Director;

(ii)	as to any other business that the Member proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bye-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Member and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(iii)	as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such Member, as they appear in the Register of Members, and the name and address of such beneficial owner, (2) the class or series and number of shares of the Company which are owned of record by such Member and such beneficial owner as of the date of the notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of the Company owned of record by the Member and such beneficial owner as of the record date for the meeting and (3) a representation that the Member (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) intends to appear at the meeting to make such nomination or propose such business;

(iv)	as to the Member giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such Member or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”): (1) the class or series and number of shares of the Company which are beneficially owned (as defined in Bye-law 35(3)(b) below) by such Member or beneficial owner and by any control person as of the date of the notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of the Company beneficially owned by such Member or beneficial owner and by any control person as of the record date for the meeting, (2) a description of any agreement, arrangement, or understanding with respect to the nomination or other business between or among such Member, beneficial owner or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement, or understanding in effect as of the record date for the meeting, (3) a description of any agreement, arrangement, or understanding (including without limitation any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Member’s notice by, or on behalf of, such Member, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Company’s shares, or maintain, increase or decrease the voting power of the Member, beneficial owner or control person with respect to securities of the Company, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement, or understanding in effect as of the record date for the meeting, and (4) a representation whether the Member or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least a majority of the issued shares of the Company that are entitled to vote in the election of Directors in the case of a nomination and at least the percentage of the Company’s shares required to approve or adopt the business to be proposed by the Member in the case of a proposal.

(c)	This Bye-law 35(1) shall not apply to a proposal proposed to be made by a Member if the Member has notified the Company of his or her intention to present the proposal at an annual or special general meeting only pursuant to and in compliance with Rule 14a 8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

(d)	Notwithstanding anything in this Bye-law 35(1) to the contrary, in the event that the number of Directors to be elected to the Board at an annual general meeting is increased and there is no public announcement by the Company naming all of the nominees for Directors or specifying the size of the increased Board made by the Company at least ten (10) Clear Days prior to the last day a Member may deliver a notice in accordance with Bye-law 35(1)(b) above, a Member’s notice required by this Bye-law 35(1) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at such Officer’s business address not more than ten (10) Clear Days following the day on which such public announcement is first made by the Company.

(2)	Special General Meeting. Only such business shall be conducted at a special general meeting as shall have been brought before the meeting pursuant to the Company’s notice of meeting or pursuant to the provisions of Sections 74, 79 and 80 of the Act. Nominations of persons for election to the Board may be made at a special general meeting at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board (or any authorised committee thereof), (ii) provided that one or more Directors are to be elected at such meeting, by any Member who is a Member at the time the notice provided for in this Bye-law 35(2) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who delivers a notice setting forth the information required by Bye-law 35(1) above, or (iii) in the case of a Member-requisitioned special general meeting, by any Member in accordance with the provisions of Sections 74, 79 and 80 of the Act. In the event the Company calls a special general meeting (other than a Member-requisitioned special general meeting) for the purpose of electing one or more Directors to the Board, any Member entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the notice required by this Bye-law 35(2) shall be delivered to the Secretary at such Officer’s business address not earlier than the close of business on the 120th Clear Day prior to such special meeting and not later than the close of business on the later of the 90th Clear Day prior to such special meeting or the 10th Clear Day following the day on which public announcement is first made of its intention to hold a special general meeting for the purpose of electing Directors. In no event shall an adjournment, recess or postponement of a special general meeting commence a new time period (or extend any time period) for the giving of a Member’s notice as described above.

(3)	General.

(a)	Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Bye-law shall be eligible to be elected at any general meeting of the Company to serve as Directors and only such other business shall be conducted at a general meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Bye-law. Except as otherwise required by law, each of the Chairman, the Board or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bye-law (including whether a Member or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such Member’s representation as required by Bye-law 35(1)(b)(iv)(4)). If any proposed nomination or other business is not in compliance with this Bye-law, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Bye-law, unless otherwise required by law, or otherwise determined by the Chairman, the Board or the chairman of the meeting, if the Member does not provide the information required under clauses (b)(iii)(2) and (b)(iv)(1) (3) of Bye-law 35(1) to the Company within the time frames specified herein, or if the Member (or a proxy or corporate representative of the Member, pursuant to Bye-law 50) does not appear at the annual or special general meeting of Members of the Company to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(b)

For purposes of this Bye-law and Bye-law 13 above, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable United States news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of Bye-law 35(1)(b)(iv)(1), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement, or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(c)	Nothing in this Bye-law shall be deemed to affect any rights of the holders of any series of Preferred Shares to elect Directors pursuant to any applicable provisions of these Bye-laws or applicable law.

(d)	For the avoidance of doubt, nothing is this Bye-law shall be considered an attempt to abrogate or vary (other than to the extent permitted by law), the ability of Members to requisition a meeting in accordance with the provisions of Section 74 of the Act, and the requirements relating to the circulation of such Members’ resolution, etc. set out in Section 79 and Section 80 of the Act.

36. ~~35.~~ Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non~~-~~ receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37. ~~36.~~ Meeting called on requisition of Members

Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one~~-~~ tenth of such of the paid~~-~~ up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of section 74 of the Act shall apply.

38. ~~37.~~ Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye~~-~~ laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

39. ~~38.~~ Postponement of meetings

The Secretary may postpone any general meeting called in accordance with the provisions of these Bye~~-~~ laws (other than a meeting requisitioned under these Bye~~-~~ laws) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye~~-~~ laws.

40. ~~39.~~ Quorum for general meeting

At any general meeting of the Company two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, PROVIDED that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

41. ~~40.~~ Adjournment of meetings

(1)	~~(1)~~ The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. In addition the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him or her that:

(a)	~~(a)~~ it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	~~(b)~~ the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	~~(c)~~ an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

(2)	~~(2)~~ Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye~~-~~laws.

42. ~~41.~~ Attendance at meetings

(1)	~~(1)~~ A meeting of the Members or any class thereof may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. In addition, the Board may resolve to enable persons entitled to attend a general meeting of the Company or of any class of Members to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The Members present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Members attending at all the meeting places are able to:

(a)	~~(a)~~ communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and

(b)	~~(b)~~ have access to all documents which are required by the Act and these Bye-~~Laws~~laws to be made available at the meeting.

The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

If it appears to the chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

(2)	~~(2)~~ The Board and the chairman of any general meeting may make any arrangement and impose any requirement or restriction it, he or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and the chairman of any general meeting shall be entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

43. ~~42.~~ Written resolutions

(1)	~~(1)~~ Subject to subparagraph (6) of this Bye-~~Law~~law, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the

Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2)	~~(2)~~ A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3)	~~(3)~~ For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

(4)	~~(4)~~ A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5)	~~(5)~~ A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of sections 81 and 82 of the Act.

(6)	~~(6)~~ This Bye-law shall not apply to:

(a)	~~(a)~~ a resolution passed pursuant to section 89(5) of the Act; or

(b)	~~(b)~~ a resolution passed for the purpose of removing a Director before the expiration of his term of office under Bye-law ~~15.~~16.

44. ~~43.~~ Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45. ~~44.~~ Voting at meetings

(1)	~~(1) Subject to the provisions of~~Except as required by the Act and any other provision of these Bye~~-~~ laws, any question proposed for the consideration of the Members at any general meeting (including the election of Directors in uncontested elections, as such term is defined in subparagraph (4) of this Bye-law), shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye~~-~~ laws and in the case of an equality of votes the resolution shall fail.

(2)	~~(2)~~ No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

(3)	~~(3) Starting with the annual general meeting for the 2011 calendar year, where~~Where the election of Directors is the subject of a resolution submitted to the vote of the Members, any abstention shall be deemed to be a vote cast with respect to the resolution. An “abstention” for the purposes of this section (3) shall be deemed to occur with respect to the election of Directors only if a Member is given the affirmative opportunity to, and does, cast a vote as an abstention with respect to the election of Directors in any proxy granted by the Member with respect to the election of Directors, in any event in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of Members at which the election of Directors is to be held, or in a ballot to be submitted by such Member in person at such meeting. A “broker non-vote” (or similar expression for shares deemed present at a meeting that are ineligible to vote on a matter) shall not in any event be deemed to be a vote cast for these purposes.

(4)	In all Director elections other than uncontested elections, the nominees for election as a Director shall be elected by a plurality of the votes cast in accordance with the provisions of these Bye-laws. For purposes of this Bye-law, “elected by a plurality” means the election of those Director nominees, equal in number to the number of positions to be filled at the applicable general meeting, that received the highest number of votes in the election. For purposes of this Bye-law, an “uncontested election” means any general meeting of Members at which the number of nominees for Director does not exceed the number of Directors to be elected and with respect to which (a) no Member has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Bye-laws 13 or 35, or (b) such notice has been submitted, and on or before the fifth business day prior to the date that the Company files it definitive proxy statement related to such meeting with the United States Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the notice has been (i) withdrawn in writing to the Secretary of the Company, (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to Bye-laws 13 or 35, or if challenged in court, by a final court order, or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.

46. ~~45.~~ Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye~~-~~ laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

47. ~~46.~~ Decision of chairman

(1)	~~(1)~~ At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

(2)	~~(2)~~ At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye~~-~~laws, be conclusive evidence of that fact.

48. ~~47.~~ Demand for a poll

(1)	~~(1)~~ Notwithstanding the provisions of the immediately preceding two Bye~~-~~ laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye~~-~~ laws), a poll may be demanded by any of the following persons:

(a)	~~(a)~~ the chairman of such meeting; or

(b)	~~(b)~~ at least three Members present in person or represented by proxy; or

(c)	~~(c)~~ any Member or Members present in person or represented by proxy and holding between them not less than one~~-~~ tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	~~(d)~~ any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one~~-~~ tenth of the total sum paid up on all such shares conferring such right.

(2)

~~(2)~~ Where, in accordance with the provisions of subparagraph (1) of this Bye~~-~~ law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in sub~~-~~ paragraph (4) of this Bye~~-Law~~-law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3)	~~(3)~~ A poll demanded in accordance with the provisions of subparagraph (1) of this Bye~~-~~ law, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4)	~~(4)~~ Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49. ~~48.~~ Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50. ~~49.~~ Proxies and Corporate Representatives

(1)	The instrument appointing a proxy shall be in writing under the hand of the appointor or the appointor’s attorney authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

(2)	Any Member may appoint a standing proxy or (if a corporation) a standing corporate representative by delivery to the Registered Office (or such other place as the Board may from time to time specify for such purposes) of evidence of such appointment. The appointment of such a standing proxy or representative shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office. Where an appointment of a standing proxy or corporate representative has been made, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect of which the Member has specially appointed a proxy or corporate representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such appointment of the standing proxy or corporate representative and the operation of any such appointment shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

(3)

The instrument appointing a proxy or corporate representative, together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written Resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written

Resolution, prior to the effective date of the written Resolution, and in default the instrument of proxy shall not be treated as valid. Delivery of the proxy or instrument appointing a corporate representative may be effected by facsimile communication to any facsimile number specified in the notice convening the general meeting.

(4)	A proxy may be appointed by an instrument in any common form or in such other form as the Board may approve, and the Board may, if it thinks fit, send out with the notice of any meeting or any written Resolution forms of instruments of proxy for use at that meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written Resolution or amendment of a Resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

(5)	A vote given by proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed; provided, however, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written Resolution at which the instrument of proxy is used.

(6)	Subject to the Act, the Board may at its discretion waive any of the provisions of these Bye-~~Laws~~laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Member at general meetings or to sign written resolutions.

SHARE CAPITAL AND SHARES

51. ~~50.~~ Rights of shares

Subject to any resolution of the Members to the contrary, the share capital of the Company is divided into two classes of shares to be designated respectively Common Stock (the “Common”) and Preferred Stock (the “Preferred”). The Preferred may be issued from time to time in one or more series. The Board is ~~authorized~~authorised to fix the number of shares of any series of the Preferred and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of the Preferred and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series of the Preferred, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The particular rights and restrictions attached to any series of Preferred shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any shares of Preferred by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-~~Laws~~laws.

52. ~~51.~~ Power to issue shares

(1)	~~(1)~~ Subject to these Bye~~-~~ laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine.

(2)	~~(2)~~ The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3)	~~(3)~~ The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye~~-Law~~-law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the Act.

(4)	~~(4)~~ The Board may from time to time do any one or more of the following things:

(a)	~~(a)~~ make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b)	~~(b)~~ accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)	~~(c)~~ pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	~~(d)~~ issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

53. ~~52.~~ Variation of rights, alteration of share capital and purchase of shares of the Company

(1)	~~(1)~~ Subject to the provisions of Sections 42 and 43 of the Act any preference shares may be issued as shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Board may determine.

(2)	~~(2)~~ If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound~~-~~ up, be varied with the consent in writing of the holders of three~~-~~ fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47 (7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(3)	~~(3)~~ The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

(4)	~~(4)~~ Subject to the Companies Acts, the Company may purchase its own shares and the Board may authorise any exercise of the Company’s power to purchase its own shares, whether in the market, by tender or by private treaty, at such prices and otherwise on such terms and conditions as the Board may from time to time determine. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

54. ~~53.~~ Registered holder of shares

(1)	~~(1)~~ The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person except as otherwise required by law.

(2)	~~(2)~~ Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of

Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

~~54. RESERVED~~

55. ~~55.~~ Share certificates

(1)	~~(1)~~ Shares shall be issued in registered form. Unless otherwise provided by the rights attaching to or by the terms of issue of any particular Shares, each Member shall, upon becoming the holder of any Share, be entitled to a Share certificate for all the Shares of each class held by such Member (and~~,~~ on transferring a part of such Member’s holding, to a certificate for the balance), but the Board may decide not to issue certificates for any Shares held by, or by the nominee of, any securities exchange or depository or any operator of any clearance or settlement system, or otherwise, except at the request of any such person. In the case of a Share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

(2)	~~(2)~~ If a Share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

(3)	~~(3)~~ The Board may by resolution determine, either generally or in any particular case, that any signatures on any ~~such~~Share certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

(4)	~~(4)~~ Nothing in these Bye~~-Laws~~-laws shall preclude title to a Share being evidenced or transferred otherwise than in writing to the extent permitted by the Act and as may be determined by the Board from time to time.

56. ~~56.~~ Calls on shares

(1)	~~(1)~~ The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(2)	~~(2)~~ The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

57. ~~57.~~ Forfeiture of shares

(1)	~~(1)~~ If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto.

(2)	~~(2)~~ If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3)	~~(3)~~ A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

(4)	~~(4)~~ The Board may accept the surrender of any share which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

REGISTER OF MEMBERS

58. ~~58.~~ Contents of Register of Members

(1)	~~(1)~~ The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

(2)	~~(2)~~ The Company may also keep one or more branch registers at such place or places outside Bermuda to the extent and in the manner permitted by the Companies Acts and the Board may make such regulations as it thinks fit regarding the keeping of any branch register and may revoke or vary any such regulations. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

59. ~~59.~~ Inspection of Register of Members

The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

60. ~~60.~~ Determination of record dates

Notwithstanding any other provision of these Bye~~-~~ laws, the Board may fix any date as the record date for:

(a)	~~(a)~~ determining the Members entitled to receive any dividend, distribution, allotment or issue; and

(b)	~~(b)~~ determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

61. ~~61.~~ Instrument of Transfer

(1)	~~(1)~~ An instrument of transfer shall be in such common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2)	~~(2)~~ The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

62. ~~62.~~ Restriction on Transfer

(1)	Subject to the Act and to such of the restrictions contained in these Bye~~-Laws~~-laws as may be applicable, any Member may transfer all or any of such Member’s shares by an instrument of transfer in the usual common form or in any other form that the Board may approve.

(2)	The instrument of transfer of a share shall be signed by or on behalf of the transferor and, when any share is not fully paid, the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any Share that is not a fully paid Share or that is in violation of these Bye-~~Laws~~laws or of any agreement of which the Company has notice. The Board may also decline to register any transfer unless:

(a)	the instrument of transfer is duly stamped, if required, and lodged with the Company at the registered office or any other place as the Board may from time to time specify, accompanied by the certificate (if any) for the Shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Share;

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained; and

(d)	where applicable, the Board is satisfied that the transfer complies with the United States federal securities laws.

(3)	If the Board declines to register a transfer it shall, within three months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

(4)	No fee shall be charged by the Company for registering any transfer, or otherwise making an entry in the Register concerning any other document relating to or affecting the title to any Share.

(5)	~~(5)~~ Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye~~-Laws~~-laws 62(1), 62(2) and 62(3).

63. ~~63.~~ Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

64. ~~64.~~ Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye~~-~~ law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

65. ~~65.~~ Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

66. ~~66.~~ Declaration of dividends by the Board

The Board may, subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company unless the terms of the issue of shares otherwise provide.

67. ~~67.~~ Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution or other ~~moneis~~monies payable in respect of shares shall bear interest as against the Company unless the terms of the issue of shares otherwise provide.

68. ~~68.~~ Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

69. ~~69.~~ Payment of Dividends and deduction of Amounts due to the Company

(1)	~~(1)~~ Any dividend or other monies payable in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members) or person entitled thereto, or by direct bank transfer to such bank account as such Member or person entitled thereto may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

(2)	~~(2)~~ Any dividend or other monies payable in respect of a share which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

(3)	~~(3)~~ The Company shall be entitled to cease sending dividend warrants and cheques by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law 69(3) in respect of any Member shall cease if the Member claims a dividend or cashes a dividend warrant or cheque.

(4)	~~(4)~~ The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

CAPITALISATION

70. ~~70.~~ Issue of bonus shares

(1)	~~(1)~~ The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2)	~~(2)~~ The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

71. ~~71.~~ Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	~~(a)~~ all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	~~(b)~~ all sales and purchases of goods by the Company; and

(c)	~~(c)~~ the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

72. ~~72.~~ Financial year end

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be the Saturday nearest January 31st in each year.

73. ~~73.~~ Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

74. ~~74.~~ Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

75. ~~75.~~ Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

76. ~~76.~~ Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board may appoint an interim Auditor to fill the vacancy created thereby to serve until the next annual general meeting.

77. ~~77.~~ Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

78. ~~78.~~ Report of the Auditor

(1)	~~(1)~~ Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2)	~~(2)~~ The financial statements provided for by these Bye~~-~~ laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3)	~~(3)~~ The generally accepted auditing standards referred to in subparagraph (2) of this Bye~~-~~ law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

BUSINESS COMBINATIONS

79. ~~79.~~ Business Combinations

~~In addition to any approval required under the Act,~~(a) A resolution proposed for the consideration of the Members at any general meeting to approve a Business Combination ~~that is not approved by at least 66 2/3% of the directors holding office at the date of the Board Resolution must be approved by a Special Resolution of the Members.~~shall be approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye laws and in the case of an equality of votes the resolution shall fail.

(b) In furtherance and not in limitation of any other authority of the Board under these Bye-laws, the Board is expressly authorized to adopt a shareholder rights plan as a defensive measure at any time that the

Board determines to be in the best interest of the Company and its shareholders, including in response to any pending or threatened unsolicited offer in respect of a business combination. [Any shareholder rights plan adopted pursuant to this Bye-law 79(b) shall either (1) have a term of less than 12 months or (2) be submitted to the Members for approval by the later of (x) 12 months following adoption of the plan and (y) the Company’s next annual general meeting after adoption. In addition, any such shareholder rights plan would not contain provisions that limit the discretion of new Directors to amend or redeem the rights under the plan, commonly referred to as “dead-hand” or “modified dead-hand” provisions.]

NOTICES

80. ~~80.~~ Service of Notices and Other Documents

(1)	Any notice or other document (including a Share certificate) may be served on or delivered to any Member by the Company either personally or by sending it through the post in a prepaid letter addressed to such Member at the address appearing in the Register or by delivering it to or leaving it at such registered address. In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered five Clear Days after it was put in the post, and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post.

(2)	Any notice of a general meeting of the Company shall be deemed to be duly given to a Member, or other person entitled to it, if it is sent by post, courier, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non~~-~~ transitory form to the address as it appears in the Register or any other address given to the Company for this purpose. Any such notice shall be deemed to have been served 24 hours after its dispatch except in the case of air courier in which case such notice shall be deemed to have been served 48 hours after its dispatch.

(3)	Any notice or other document delivered, sent or given to a Member in any manner permitted by these Bye-~~Laws~~laws shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Member as sole or joint holder unless such Member’s name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under such Member) in the Share.

Any notice or other document (including without limitation a proxy, appointment of corporate representative or nomination form for a director) may be delivered by any Member to the Company either personally, by air courier or by sending it through the post in a pre-paid letter addressed to the Company ~~and the registered office of the Company~~at the Registered Office or such other place specified in these Bye-laws. Where a notice convening a general meeting indicates that any document which is to be delivered by a Member to the Company in connection with such general meeting may be delivered by facsimile and indicates a facsimile number for delivery, then any Member may deliver such document or documents by facsimile transmission to the number identified in the notice of general meeting.

81. ~~81.~~ Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission save for notices sent by post which shall be deemed to have been served five

(5) days after posting and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

82. ~~82.~~ The Seal

(1)	The Board shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Board or of a committee authorised by the Board in that behalf. The Board may determine who (if anyone) shall sign any instrument to which the Seal is affixed and shall unless otherwise determined by resolution of the Board be signed by one Director.

(2)	~~(2)~~ The Board may by resolution determine either generally or in any particular case that any certificates or warrants for Shares or debentures or representing any other form of security to which the Seal is to be affixed may have signatures affixed to them by some mechanical means, or printed thereon or that such certificates need not bear any signature.

(3)	~~(3)~~ Where the Company engages in business outside Bermuda the Company may, if the Board so determines, have for use in any country, territory or place outside Bermuda a seal which shall be a duplicate of the Seal and which shall be affixed in the same manner as the Seal.

(4)	~~(4)~~ The Company may, if the Board so determines, have for use for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued an official seal which shall be a facsimile of the Seal with the addition on its face of the word “Securities”.

83. ~~83.~~ Manner in which seal is to be affixed

The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or some other person appointed by the Board for the purpose, provided that any Director, or Officer, may affix the seal of the Company attested by such Director or Officer’s signature only to any authenticated copies of these Bye~~-~~ laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director or Officer.

WINDING- UP

84. ~~84.~~ Winding-up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE- LAWS

85. ~~85.~~ Alteration of Bye-laws

No Bye~~-~~ law shall be rescinded, altered or amended and no new Bye~~-~~ law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Members~~; provided that any provision of~~

~~these Bye-Laws requiring a Special Resolution by the Members shall not be amended without a Special Resolution~~ proposed for the consideration of the Members at any annual or special general meeting and approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

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SCHEDULE -– FORM A (Bye- law 58)

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the              day of             , 20     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the              day of             , 20     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of              per annum computed from the said              day of             , 20     last, on or before the              day of             , 20     next at the place of business of the said Company the share(s) will be liable to be forfeited.

Dated this              day of             , 20

[Signature of Secretary]

By order of the Board

SCHEDULE -– FORM B (Bye- law 65)

TRANSFER BY A PERSON BECOMING ENTITLED ON

DEATH/BANKRUPTCY OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) numbered [number in figures] standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this              day of             , 20

Signed by the above~~-~~ named	)
[person or persons entitled]	)
in the presence of:	)

Signed by the above~~-~~ named	)
[transferee]	)
in the presence of:	)